AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 19, 1999
                                                           REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                                 CGA GROUP, LTD.
             (Exact name of registrant as specified in its charter)

          BERMUDA                         6351                  98-0173536
 -----------------------------   -------------------------    --------------
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                                   ----------

                                CRAIG APPIN HOUSE
                                 8 WESLEY STREET
                              HAMILTON HM11 BERMUDA
                                 (441) 296-5144
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                                   ----------
                              CT CORPORATION SYSTEM
                                  1633 BROADWAY
                            NEW YORK, NEW YORK 10019
                                 (212) 664-1666
            (Name, address, including zip code, and telephone number,
                        including area code, of agents for service)

                                   ----------

                                   Copies to:
                           WILLIAM W. ROSENBLATT, ESQ.
                              DEWEY BALLANTINE LLP
                           1301 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019-6092
                                 (212) 259-8000

                                   ----------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

                         CALCULATION OF REGISTRATION FEE
                         -------------------------------

=============================================================================================
                                                   PROPOSED       PROPOSED
                                                    MAXIMUM        MAXIMUM
                                                   OFFERING       AGGREGATE
        TITLE OF EACH CLASS        AMOUNT TO BE    PRICE PER      OFFERING      AMOUNT OF
    SECURITIES TO BE REGISTERED     REGISTERED     SHARE(1)       PRICE(1)  REGISTRATION FEE
--------------------------------------------------------------------------------------------
Series A Cumulative Voting
  Preference Shares ............ 562,618 shares    $25.00     $14,065,450      $3,910.19
============================================================================================

(1)  Estimated solely for the purpose of computing the registration fee.

     Pursuant to Rule 429 under the Securities Act the prospectus filed as part of this Registration Statement may be used in connection with the securities covered by Registration Statement 333-7944. This Registration Statement and the prospectus included herein relates to 562,618 shares of the Registrant's Series A Cumulative Voting Preference Shares ("Series A Stock") issued as paid-in-kind dividends with respect to the 2,992,109 shares of Series A Stock previously registered pursuant to the Registration Statement on Form S-1 of the Registrant (Registration No. 333-7944, effective August 6, 1998).

                                   ----------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE. [GRAPHIC OMITTED]
================================================================================

                  SUBJECT TO COMPLETION, DATED OCTOBER 19, 1999

PROSPECTUS

                                562,618 SHARES OF

                  SERIES A CUMULATIVE VOTING PREFERENCE SHARES

                                 CGA GROUP, LTD.

                                   ----------

    This prospectus relates to 562,618 shares of Series A preferred stock of CGA Group, Ltd., a Bermuda company. There is no public market for Series A preferred stock and there can be no assurance that an active public or private market for the Series A preferred stock will develop. We do not intend to list the Series A preferred stock on a national securities exchange or to apply for quotation of the Series A preferred stock through the National Association of Securities Dealers Automated Quotation System.

    We have registered the Series A preferred stock for sale by the selling stockholders identified in this prospectus, and the selling stockholders may offer the Series A preferred stock from time to time. We will not receive any of the proceeds from the sale of the Series A preferred stock. We have agreed, among other things, to bear all expenses (other than underwriting discounts and commissions) incurred in connection with the registration and sale of the Series A preferred stock covered by this prospectus.

    SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF SPECIFIC RISKS ASSOCIATED WITH AN INVESTMENT IN THE SERIES A PREFERRED STOCK.

                                   ----------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                THE DATE OF THIS PROSPECTUS IS __________, 1999.

----------------------------Red Herring Language--------------------------------
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
--------------------------------------------------------------------------------

                                 TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

Prospectus Summary .......................................................   1
Risk Factors .............................................................   3
Use Of Proceeds ..........................................................   7
Selected Consolidated Financial Data .....................................   8
Management's Discussion and Analysis of
  Financial Condition and Results of Operations ..........................   9
Quantitative and Qualitative Disclosure About Market Risk ................  16
CGA Group, Ltd. ..........................................................  21
Regulation ...............................................................  30
Management ...............................................................  34
Related Party Transactions ...............................................  40
Selling Stockholders .....................................................  41
Plan of Distribution .....................................................  41
Security Ownership of Certain Beneficial Owners and Management ...........  42
Description of Securities ................................................  46
Certain Tax Considerations ...............................................  53
Legal Matters ............................................................  62
Experts ..................................................................  62
Enforceability of Civil Liabilities ......................................  62
Available Information ....................................................  63
Index to Financial Statements and Schedules .............................. F-1

                                   ----------

    You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

    All references to "we," "us," "our" or "CGA Group" in this prospectus mean CGA Group, Ltd.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. It may not contain all the information that you should consider before investing in the Series A preferred stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to these statements. See "Glossary of Selected Insurance Terms" for definitions of insurance terms used in this prospectus.

    We have presented all financial information in this prospectus in accordance with generally accepted accounting principles, unless otherwise specified. Financial information presented in accordance with statutory accounting practices is identified as such.

                                 CGA GROUP, LTD.

    We are a holding company incorporated in Bermuda with limited liability. Through our subsidiary Commercial Guaranty Assurance, Ltd., a Bermuda insurance company, we provide financial guaranty insurance of structured securities, including commercial real estate backed securities and asset backed securities. We also provide financial guaranty insurance of other securities, where we have expertise and where we deem credit enhancement opportunities to be attractive.

    We also provide investment management and investment advisory services to investment vehicles and other clients through our other subsidiary, CGA Investment Management, Inc., a Delaware corporation that is registered as an investment adviser with the Securities and Exchange Commission.

    The primary clients of Commercial Guaranty Assurance and CGA Investment Management are St. George Holdings, Ltd., a Cayman Islands company, and its subsidiaries and Cobalt Holdings LLC, a Delaware limited liability corporation, and its subsidiaries. In 1998 St. George Holdings and Cobalt Holdings provided approximately 85% of the total insurance premiums earned by Commercial Guaranty Assurance, and 91% of the total investment management fees earned by CGA Investment Management. We expect these percentages to decrease in the future.

    We formed Commercial Guaranty Assurance with a view to becoming the market leader in the commercial real estate segment of the financial guaranty insurance industry. We use our structured finance and real estate expertise to underwrite financial guaranties for commercial real estate and other securities to a "zero loss" underwriting standard. This means that our underwriting guidelines require that the obligations we insure are structured with sufficient levels of excess collateral or other security so that we, with a high degree of certainty, anticipate no losses on each risk we insure. The zero loss underwriting standard applies without regard to the premium collected on the policies or the investment income related to the premium collected. Our primary target market is the large U.S. commercial real estate mortgage market, which we believe is underserved. We also target select segments of the private asset-backed securities market.

    Customers can purchase Commercial Guaranty Assurance's insurance only through unaffiliated non-U.S. insurance brokers. Customers include investment and commercial banks with significant real estate and asset-backed advisory businesses, and commercial mortgage loan origination and asset-backed repackaging operations and other participants in the securitization markets.

    Our executive offices are located at Craig Appin House, 8 Wesley Street, Hamilton HM11 Bermuda. Our telephone number at that address is (441) 296-5144.


                                             SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                                  SIX MONTHS       SIX MONTHS                         NINE MONTHS
                                                     ENDED            ENDED          YEAR ENDED          ENDED       JUNE 21, 1996
                                                   JUNE 30,         JUNE 30,        DECEMBER 31,     DECEMBER 31,    TO MARCH 31,
                                                     1999             1998              1998             1997            1997
                                                  -------------    -------------    -------------    -------------    -------------
                                                  (UNAUDITED)      (UNAUDITED)        (AUDITED)        (AUDITED)
    INCOME STATEMENT DATA:
    REVENUES
      Gross premiums written ..................   $   7,855,093    $   3,730,219    $  49,217,083    $     773,571    $        --
      Ceded premiums ..........................        (807,479)        (172,467)     (39,420,247)            --               --
                                                  -------------    -------------    -------------    -------------    -------------
      Net premiums written ....................       7,047,614        3,557,752        9,796,836          773,571             --
      Change in unearned premiums .............        (500,072)        (837,276)        (550,547)        (270,576)            --
                                                  -------------    -------------    -------------    -------------    -------------
      Net premiums earned .....................       6,547,542        2,720,476        9,246,289          502,995             --
      Net investment income ...................       4,019,724        4,212,895        8,528,122        2,955,601              801
      Net realized gains (losses) .............         130,880          552,381        2,814,132          885,422             --
      Management fees .........................       1,624,055          681,995        3,353,499             --               --
                                                  -------------    -------------    -------------    -------------    -------------
          Total revenues ......................      12,322,201        8,167,747       23,942,042        4,344,018              801
                                                  -------------    -------------    -------------    -------------    -------------
    EXPENSES
      Operating expenses ......................       6,515,180        7,437,538       14,023,366        6,510,103               11
      Policy acquisition costs ................         315,254          145,587          433,217           53,590             --
      Commitment fees .........................         300,000          297,534          600,000          323,836             --
      Excess of loss facility .................         100,000          100,000          200,000          107,671             --
      Losses and loss adjustment expenses
        (Net of reinsurance of $67.4 million
          in 1998) ............................       7,750,000          600,000       22,745,000           55,000             --
                                                  -------------    -------------    -------------    -------------    -------------
            Total expenses ....................      14,980,434        8,580,659       38,001,583        7,050,200               11
                                                  -------------    -------------    -------------    -------------    -------------
      Income (loss) before cumulative effect of
        change in accounting principle ........      (2,658,233)        (412,912)     (14,059,541)      (2,706,182)             790
      Cumulative effect of change in accounting
        principle .............................            --               --         (3,928,238)            --               --
    NET INCOME (LOSS) .........................      (2,658,233)        (412,912)     (17,987,779)      (2,706,182)             790
                                                  -------------    -------------    -------------    -------------    -------------
    Other comprehensive income ................      (5,903,556)        (274,916)        (710,417)       1,638,092             --
                                                  -------------    -------------    -------------    -------------    -------------
    COMPREHENSIVE INCOME (LOSS) ...............   $  (8,561,789)   $    (687,828)   $ (18,698,196)   $  (1,068,090)   $         790
                                                  =============    =============    =============    =============    =============
    Net income (loss) attributable to common
      shareholders ............................   $ (11,320,347)   $ (10,600,026)   $ (38,896,226)   $ (12,332,792)   $         790
    Basic and diluted income (loss) per common
      share ...................................   $       (0.61)   $       (1.16)   $       (4.27)   $       (1.89)   $        0.07
                                                  =============    =============    =============    =============    =============
    Weighted average common shares
      outstanding .............................      18,709,501        9,100,000        9,100,000        6,522,313           12,000
                                                  =============    =============    =============    =============    =============
    BALANCE SHEET DATA:
    Fixed maturities available for sale
      (at fair value) .........................   $ 144,584,244    $ 125,304,617    $ 100,488,537    $ 123,302,763    $        --
    Other investments .........................       5,000,000             --         30,000,000             --               --
    Cash and short-term investments ...........      18,744,457        4,401,305        2,598,140        7,199,106          121,742
    Total assets ..............................     229,186,432      143,346,519      215,903,933      142,721,186          133,790
    Total liabilities .........................      66,679,868        5,229,769       95,797,551        3,916,609          121,000
    Total mezzanine equity ....................     132,164,254      115,886,915      126,608,249      107,047,101             --
    Total shareholders' (deficit) equity ......      30,342,310       22,229,835       (6,501,867)      31,737,476           12,790
    Total liabilities, mezzanine equity, and
      shareholders' equity ....................     229,186,432      143,346,519      215,903,933      142,721,186          133,790

                                  RISK FACTORS

     Investing in our Series A preferred stock involves risk. You should carefully consider the risks and uncertainties described below and elsewhere in this prospectus before making an investment decision. If any of the following risks or uncertainties actually occur, our business could be adversely affected. In this event, the value of our Series A preferred stock could decline, and you could lose all or a part of your investment.

WE DEPEND ON THE SKILLS OF OUR KEY EMPLOYEES AND NON-BERMUDIAN EMPLOYEES THE LOSS OF WHOM COULD ADVERSELY AFFECT OUR BUSINESS

      We believe that our ability to successfully implement our business strategy and to operate profitably depends in part on the continued services of key employees of CGA Group, Commercial Guaranty Assurance and CGA Investment Management, including:

o    Richard A. Price--Chief Executive Officer and President of CGA Group

o James R. Reinhart--Chief Financial Officer of CGA Group and Commercial Guaranty Assurance

o Geoffrey N. Kauffman--President and Chief Underwriting Officer of Commercial Guaranty Assurance

o Kem H. Blacker--Managing Director and Chief Operating Officer of CGA Investment Management

o Michael Miran--Managing Director and General Counsel of CGA Investment Management

o    Jean-Michel Wasterlain--Managing Director of CGA Investment Management

     CGA Group and its subsidiaries together have about 40 full-time employees and depend on a small number of key employees for the production and servicing of almost all of their business. The inability or unwillingness of these individuals to continue in their present positions could have a material adverse effect on our business and financial results and those of CGA Group and its subsidiaries. Mr. Price and several key employees have entered into employment agreements, but CGA Group may be unable to retain these employees or quickly replace them. CGA Group does not maintain key man life insurance policies with respect to any of its employees.

     Under Bermuda law, non-Bermudians generally may not be employed in Bermuda without the specific permission of governmental authorities. Obtaining this permission requires a showing that no Bermudian with the minimum qualifications is available. Although most of the executive officers of CGA Group and Commercial Guaranty Assurance based in Bermuda are not Bermudian, all of the non-Bermudian officers have received work permits. It is possible that CGA Group or Commercial Guaranty Assurance could lose the services of these officers if their work permits are not renewed, but CGA Group and Commercial Guaranty Assurance are unaware of any reasons why this might occur.

COMMERCIAL GUARANTY ASSURANCE COULD BE ADVERSELY AFFECTED IF IT LOSES ITS "TRIPLE-A" CLAIMS PAYING RATING FROM DUFF & PHELPS CREDIT RATING COMPANY

     Commercial Guaranty Assurance is rated "Triple-A" for claims-paying ability by Duff & Phelps Credit Rating Company, a nationally-recognized credit rating company. "Triple-A" is the highest claims-paying ability rating available from Duff & Phelps. This "Triple-A" rating is Duff & Phelps' rating of the insurance provided by Commercial Guaranty Assurance to its clients and is not directed to the protection of investors in CGA Group's Series A preferred stock or other securities. The rating reflects Duff & Phelps' current opinion of Commercial Guaranty Assurance's claims-paying ability, its financial and operating performance and its ability to meet its obligations to its policyholders. The rating is not an evaluation of the merits of the Series A preferred stock.

     Duff & Phelps could downgrade or withdraw the rating of Commercial Guaranty Assurance if it fails to continue to meet Duff & Phelps' rating requirements or if these requirements are changed. A downgrade or withdrawal would have an adverse effect on the sales of Commercial Guaranty Assurance's products, which, in turn, would have an adverse effect on CGA Group.

     Duff & Phelps and CGA Group have entered into a letter agreement that

o provides that CGA Group and Commercial Guaranty Assurance may not take actions such as the payment of dividends from Commercial Guaranty Assurance to CGA Group without obtaining a ratings confirmation from Duff & Phelps; and

o lists specific steps Commercial Guaranty Assurance must follow in connection with its issuance of financial guaranty insurance, surety bonds or similar agreements or instruments to maintain its current rating.

CGA GROUP AND COMMERCIAL GUARANTY ASSURANCE COULD BE ADVERSELY AFFECTED IF THEY BECOME SUBJECT TO U.S. TAXATION

     CGA Group and Commercial Guaranty Assurance are organized and operate in a manner so that neither company should be subject to United States taxation and so that U.S. persons who own Series A preferred stock should not be subject to U.S. federal income tax on CGA Group's undistributed earnings. It is possible that Commercial Guaranty Assurance could be considered in the future to be engaged in a U.S. trade or business. If this were to occur, some or all of Commercial Guaranty Assurance's investment income could become subject to taxation on a net basis at standard U.S. corporate income tax rates (currently 35%) and it could also become subject to the branch profits tax (30%) on the amount of net income deemed to have been withdrawn from the U.S. In light of this risk, Commercial Guaranty Assurance files protective tax returns in the U.S. reporting no U.S. income, in order to preserve its ability to deduct its expenses should the Internal Revenue Service successfully challenge Commercial Guaranty Assurance's position.

     In addition, CGA Group and/or Commercial Guaranty Assurance could be considered or in the future could become "controlled foreign corporations" and Commercial Guaranty Assurance could generate "related person insurance income." Any of these results could subject U.S. owners of Series A preferred stock to current U.S. federal income tax on all or a portion of CGA Group's and/or Commercial Guaranty Assurance's undistributed earnings. Any of these results could subject any investors in Series A preferred stock who are allocated this income and are tax-exempt organizations to unrelated business taxable income. For a more detailed discussion of the United States tax implications of an investment in the Series A preferred stock, see "Certain Tax Considerations" elsewhere in this prospectus.

COMMERCIAL GUARANTY ASSURANCE COULD BE ADVERSELY AFFECTED IF IT BECOMES SUBJECT TO U.S. OR OTHER NON-BERMUDIAN LICENSING OR INSURANCE REQUIREMENTS

     In general, the Bermuda statutes and regulations applicable to Commercial Guaranty Assurance are less restrictive than those that would be applicable were it subject to the insurance laws and regulations of any state in the U.S. Commercial Guaranty Assurance does not write insurance in the U.S., and it conducts its business to avoid being subject to licensing requirements or insurance regulations in the U.S. or elsewhere other than in Bermuda.

     Although management of Commercial Guaranty Assurance believes that its current activities comply with all applicable insurance laws and regulations, insurance regulators in the U.S. or elsewhere could claim that Commercial Guaranty Assurance is subject to their jurisdiction's licensing requirements and/or is not in compliance with its insurance laws or regulations. Commercial Guaranty Assurance's becoming subject to regulation in the U.S. or other non-Bermudian jurisdiction, or having to modify the manner of conducting its business, could have a material adverse effect on it, including the added costs and expenses of licensing and compliance with insurance laws and regulations of these jurisdictions, or the imposition of fines and penalties.

COMMERCIAL GUARANTY ASSURANCE OPERATES IN AN EXTREMELY COMPETITIVE MARKET AND MAY NOT BE ABLE TO COMPETE EFFECTIVELY WITH FINANCIAL GUARANTORS THAT ARE RATED BY MORE THAN ONE U.S. RATING AGENCY, OR WITH U.S.-BASED FINANCIAL GUARANTORS

     Commercial Guaranty Assurance's current and prospective competitors in the financial guaranty insurance business are numerous. Some of Commercial Guaranty Assurance's competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than Commercial Guaranty Assurance does. Commercial Guaranty Assurance has a "Triple-A" claims-paying ability rating from Duff & Phelps, but it does not have, nor has it requested, claims-paying ability ratings from Standard & Poor's Ratings Services, Fitch IBCA, Ltd. or Moody's Investors Service, Inc. This places it at a significant disadvantage in markets where other financial guarantors currently write insurance, especially the municipal bond market, because many institutional investors require financial guaranty insurers to have ratings from at least two of the nationally-recognized rating agencies listed above.

Also, its inability to negotiate and conclude its policies in the U.S. may be a competitive disadvantage, in that potential clients of Commercial Guaranty Assurance, including issuers and investment banks located in the United States, might not be willing to travel to Bermuda to do business with Commercial Guaranty Assurance.

AN INVESTMENT IN SERIES A PREFERRED STOCK IS ILLIQUID AND INVESTORS MAY HAVE TO BEAR THE ECONOMIC RISK OF AN INVESTMENT FOR AN INDEFINITE PERIOD OF TIME

      There is no established market for the shares of Series A preferred stock. The Series A preferred stock is not listed on any national or foreign securities exchange. Due to this lack of liquidity in the Series A preferred stock, investors should assume that they may have to bear the economic risk of an investment in the Series A preferred stock for an indefinite period of time.

COMMERCIAL GUARANTY ASSURANCE COULD BE ADVERSELY AFFECTED IF IT ESTABLISHES INADEQUATE CLAIM RESERVES AND ACTUAL CLAIMS EXCEED EXPECTATIONS

      Due to its relatively recent commencement of operations, Commercial Guaranty Assurance has a limited operating history from which to estimate necessary reserves. Reserves are estimates at a given time of what the insurer ultimately expects to pay on claims, based on facts and circumstances then known. If Commercial Guaranty Assurance were required to increase its claims reserves, it would then have to report lower net income in the future. Furthermore, Commercial Guaranty Assurance's net income would be adversely affected if actual claims should exceed its claim reserves.

CGA GROUP WILL BE UNABLE TO PAY DIVIDENDS TO HOLDERS OF SERIES A PREFERRED STOCK IF DUFF & PHELPS DOES NOT APPROVE DIVIDENDS FROM COMMERCIAL GUARANTY ASSURANCE TO CGA GROUP

      CGA Group does not expect to pay dividends to its shareholders other than the dividends required to be paid on the Series A preferred stock. The dividends required to be paid by CGA Group on the Series A preferred stock are a key financial term of the Series A preferred stock. The ability of CGA Group to make cash distributions and dividends, and to redeem its preferred stock will be dependent primarily upon receiving dividends and distributions from Commercial Guaranty Assurance. Commercial Guaranty Assurance's board of directors has passed a resolution that Commercial Guaranty Assurance will not declare or pay cash dividends to CGA Group until June 17, 2002. After that date, Commercial Guaranty Assurance intends to comply with dividend restrictions imposed by Duff & Phelps in order to maintain its "Triple-A" claims-paying ability rating. In addition, Commercial Guaranty Assurance has agreed with Duff & Phelps that it will not declare or pay any dividend, including non-cash dividends, without first giving Duff & Phelps 20 business days notice and then receiving from Duff & Phelps a written confirmation that the declaration or payment of the dividend will not affect Commercial Guaranty Assurance's "Triple-A" rating from Duff & Phelps. If Duff & Phelps at any time after June 17, 2002 rates the Series A preferred stock "Triple-B minus" (BBB-) or higher, the dividend rate on the Series A preferred stock will decrease by 200 basis points (two percent).

YOU MAY NOT BE ABLE TO ENFORCE YOUR LEGAL RIGHTS AGAINST CGA GROUP OR COMMERCIAL GUARANTY ASSURANCE IN THE UNITED STATES

      CGA Group and Commercial Guaranty Assurance are Bermuda companies, and many of their officers and directors are residents of Bermuda. Most of the assets of CGA Group, Commercial Guaranty Assurance and these officers and directors are located outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States on any of these parties who reside outside the United States or to recover against them or their assets in the event of any judgments against them obtained in United States courts.

COMMERCIAL GUARANTY ASSURANCE'S INSURANCE PORTFOLIO IS INTERDEPENDENT WITH A SMALL NUMBER OF INTERRELATED COMPANIES THAT COULD BE UNABLE TO PAY INSURANCE PREMIUMS TO COMMERCIAL GUARANTY ASSURANCE IN THE EVENT THAT COMMERCIAL GUARANTY ASSURANCE'S CLAIMS PAYING ABILITY RATING IS DOWNGRADED

      Approximately 80% of the outstanding principal amount of obligations insured by Commercial Guaranty Assurance as of March 31, 1999 consisted of insurance policies which guarantee payment obligations under the financing arrangements of St. George Holdings, Cobalt Holdings and their subsidiaries. These guaranteed financing arrangements provide the St. George and Cobalt companies with the financing to acquire the assets in their investment portfolios.

      The continued ability of the St. George and Cobalt companies to pay their fees and expenses, including premiums payable to Commercial Guaranty Assurance and asset management expenses payable to CGA Investment Management, depends on their general ability to finance their investment activities and to generate sufficient cash flow from these investment activities. The continued availability of financing arrangements to these companies is conditional upon their repayment obligations being guaranteed by Commercial Guaranty Assurance's Triple-A rated financial guaranty insurance policies. A downgrade of Commercial Guaranty Assurance by one or more rating agencies would adversely affect the continued availability of these financing arrangements. The inability of St. George and Cobalt companies to pay premiums to Commercial Guaranty Assurance and asset management expenses to CGA Investment Management would significantly decrease the revenues of Commercial Guaranty Assurance and CGA Investment Management, and therefore of CGA Group.

THE SECURITIES AND OBLIGATIONS INSURED BY COMMERCIAL GUARANTY ASSURANCE ARE CONCENTRATED IN THE COMMERCIAL REAL ESTATE SECTOR AND COULD BE ADVERSELY AFFECTED BY ADVERSE EVENTS IN THE COMMERCIAL REAL ESTATE LOAN MARKET OR BY ADVERSE EVENTS RELATING TO SPECIFIC REAL ESTATE PROJECTS

      About 50% of the securities and obligations insured by Commercial Guaranty Assurance are backed by pools of commercial real estate loans, and obligations issued by companies known as real estate investment trusts, which manage real estate portfolios to earn profits for equityholders. Accordingly, events that have an adverse effect on these commercial real estate loans and real estate investment trust obligations could cause defaults on these securities, which would trigger insurance payments by Commercial Guaranty Assurance and therefore reduce its net income. Commercial mortgage loans depend for repayment upon the successful operation of the related real estate project because these loans typically do not provide for recourse, or for only limited recourse, to the borrower in the event of non-payment. The successful operation of each real estate project is subject to the following types of risks:

o general or local economic conditions and property risks, including structural defects, natural disasters, the conditions of specific industry segments, competition with other projects and operating costs of the project

o costs of compliance with laws, including zoning laws and the Americans With Disabilities Act, and the adverse effect on the returns of a project

o risks relating to commercial mortgage loans, including payments of principal due on the maturity dates of the loans, making payment dependent on borrower's ability to refinance the loan or sell the property at a sufficient price to make the payment

o risks relating to liabilities under state and federal environmental laws and regulations, which often impose liability for environmental contamination and clean-up costs, regardless of fault, on secured lenders and holders of secured debt

THERE MAY BE INADEQUATE MARKET DEMAND FOR FINANCIAL GUARANTY INSURANCE WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON THE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF COMMERCIAL GUARANTY ASSURANCE

      The demand for financial guaranty insurance depends on many factors, most of which are beyond the control of Commercial Guaranty Assurance. The ability of issuers of debt obligations to use financial guaranty insurance to obtain a lower total cost for their debt obligations is affected by a variety of factors, including:

o the general perception by investors of the financial strength of the providers of financial guaranty insurance

o     the interest rates borne by uninsured obligations

      Inadequate demand for financial guaranty insurance would decrease sales of Commercial Guaranty Assurance's products, and would likely have a material adverse effect on the financial condition or results of operations of Commercial Guaranty Assurance.

OUR COMPUTER SYSTEMS AND THOSE OF THIRD PARTIES WITH WHOM WE DO BUSINESS MAY NOT BE YEAR 2000 COMPLIANT, WHICH MAY CAUSE SYSTEMS FAILURES AND DISRUPTIONS OF OPERATIONS

      Currently, many computer and software products are coded to accept two-digit entries in the date code field and are unable to distinguish between the year 1900 and the year 2000. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with Year 2000 requirements. Our current computer and software systems have recently been purchased or leased, as we commenced operations in June 1997, and therefore we believe that the risk of Year 2000 non-compliance is insignificant as it relates to our computer systems. Although we are not currently aware of any Year 2000 compliance problems relating to our own systems that would have a material adverse effect on our business, results of operations and financial condition, we cannot give you any assurance that we will not discover Year 2000 compliance problems in these systems that will require substantial revisions.

      In addition, we cannot give you any assurance as to the state of Year 2000 compliance of the software and computers of third parties with whom we do business, including our customers, suppliers of telecommunications, electric power suppliers and financial institutions. We have contacted our vendors regarding the state of their remediation activities for material Year 2000 issues. We do not expect that there will be material disruptions to our business or material costs to us associated with any Year 2000 disruptions by our vendors. The cost and timing of third party Year 2000 compliance is not within our control and we cannot give you any assurances regarding the cost or timing of these efforts or the potential effects of any failure of these third parties to comply. The failure by these entities to be Year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged telecommunications or electrical failure, and could prevent us from delivering our products and services to customers.

FORWARD-LOOKING INFORMATION

      The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This prospectus or any other written or oral statements made by or on behalf of CGA Group may include forward-looking statements which reflect CGA Group's current views with respect to future events and financial performance. The forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from these statements. These uncertainties and other factors (which are described in more detail in this prospectus) include, but are not limited to,

o financial difficulties encountered by an insured of CGA Group's insurance company subsidiary,

o uncertainties relating to government and regulatory policies (such as subjecting CGA Group and/or its subsidiaries to insurance regulation or taxation in additional jurisdictions),

o    the legal environment,

o    the uncertainties of the reserving process,

o risks relating to the claims-paying ability rating of CGA Group's insurer subsidiary,

o    loss of the services of any of CGA Group's executive officers,

o    changing rates on inflation and other economic conditions,

o    ability to collect reinsurance recoverables,

o developments in global financial markets which could affect CGA Group's investment portfolio, and

o    risks associated with the development of new products and services.

The words "believe", "anticipate", "considered to be", "project", "plan", "expect", "intend", "will likely result" or "will continue" and similar expressions identify forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

      The registration statement is intended to satisfy certain obligations of CGA Group under the subscription agreement for the Series A preferred stock. CGA Group will not receive any proceeds from sales of Series A preferred stock and has agreed to pay the expenses of the performance of its obligations under the subscription agreement with respect to the registration statement.

                              SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected financial and operating data should be read in conjunction with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of CGA Group and its subsidiaries and the notes to the Consolidated Financial Statements included elsewhere in this prospectus.

                                              SIX MONTHS       SIX MONTHS                      NINE MONTHS
                                                 ENDED            ENDED        YEAR ENDED          ENDED       JUNE 21, 1996
                                               JUNE 30,         JUNE 30,      DECEMBER 31,     DECEMBER 31,    TO MARCH 31,
                                                 1999             1998            1998             1997            1997
                                             ------------    ------------    ------------    ------------    ------------
                                              (UNAUDITED)      (UNAUDITED)      (AUDITED)        (AUDITED)
INCOME STATEMENT DATA:
REVENUES
  Gross premiums written ..................   $  7,855,093    $  3,730,219    $ 49,217,083    $    773,571    $       --
  Ceded premiums ..........................       (807,479)       (172,469)    (39,420,247)           --              --
                                              ------------    ------------    ------------    ------------    ------------
  Net premiums written ....................      7,047,614       3,557,752       9,796,836         773,571            --
  Change in unearned premiums .............       (500,072)       (837,276)       (550,547)       (270,576)           --
  Net premiums earned .....................      6,547,542       2,720,476       9,246,289         502,995            --
  Net investment income ...................      4,019,724       4,212,895       8,528,122       2,955,601             801
  Net realized gains (losses) .............        130,880         552,381       2,814,132         885,422            --
  Management fees .........................      1,624,055         681,995       3,353,499            --              --
                                              ------------    ------------    ------------    ------------    ------------
      Total revenues ......................     12.322,201       8,167,747      23,942,042       4,344,018             801
                                              ------------    ------------    ------------    ------------    ------------
EXPENSES
  Operating expenses ......................      6,515,180       7,437,538      14,023,366       6,510,103              11
  Acquisition costs .......................        315,254         145,587         433,217          53,590            --
  Commitment fees .........................        300,000         297,534         600,000         323,836            --
  Excess of loss facility .................        100,000         100,000         200,000         107,671            --
  Losses and loss adjustment expenses
    (Net of reinsurance of $67.4 million
      in 1998) ............................      7,750,000         600,000      22,745,000          55,000            --
                                              ------------    ------------    ------------    ------------    ------------
        Total expenses ....................     14,980,434       8,580,659      38,001,583       7,050,200              11
                                              ------------    ------------    ------------    ------------    ------------
  Income (loss) before cumulative effect of
    change in accounting principle ........     (2,658,233)       (412,492)    (14,059,541)     (2,706,182)            790
  Cumulative effect of change in accounting
    principle .............................           --              --        (3,928,238)           --              --
NET INCOME (LOSS) .........................     (2,658,233)       (412,912)    (17,987,779)     (2,706,182)            790
                                              ------------    ------------    ------------    ------------    ------------
Other comprehensive income ................     (5,903,556)       (274,916)       (710,417)      1,638,092            --
                                              ------------    ------------    ------------    ------------    ------------
COMPREHENSIVE INCOME (LOSS) ...............   $ (8,561,789)   $   (687,828)   $(18,698,196)   $ (1,068,090)   $        790
                                              ============    ============    ============    ============    ============
Net income (loss) attributable to common
  shareholders ............................   $(11,320,347)   $(10,600,026)   $(38,896,226)   $(12,332,792)   $        790
Basic and diluted income (loss) per common
  share ...................................   $      (0.61)   $      (1.16)   $      (4.27)   $      (1.89)   $       0.07
                                              ============    ============    ============    ============    ============
Weighted average common shares
  outstanding .............................     18,709,501       9,100,000       9,100,000       6,522,313          12,000
                                              ============    ============    ============    ============    ============

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements of CGA Group and the related notes thereto included elsewhere in this prospectus.

GENERAL

      CGA Group, Ltd., a holding company, was incorporated in Bermuda on June 21, 1996. The Company has two wholly owned subsidiaries. Commercial Guaranty Assurance, Ltd. was incorporated in Bermuda on October 22, 1996. Commercial Guaranty Assurance is licensed as a class 3 insurer under the Insurance Act 1978 of Bermuda. This act authorizes Commercial Guaranty Assurance to carry on insurance business of all classes in or from within Bermuda subject to its compliance with the solvency margin, liquidity ratio and other requirements imposed on it by the Act. Commercial Guaranty Assurance has a "Triple-A" "claims paying ability" rating from Duff & Phelps Credit Rating Company and has also been rated in the highest rating category assigned by each of the two Canadian rating agencies, Dominion Bond Ratings Service and Canadian Bond Ratings Service. Commercial Guaranty Assurance issues financial guaranty insurance policies, which are the functional equivalent of direct-pay letters of credit, to insure payment of interest, principal and other amounts payable in respect of notes, securities, and other financial obligations.

      CGA Investment Management, Inc. was incorporated in the state of Delaware in July 1996 by the founders of CGA Group and was acquired at nominal cost to CGA Group on June 9, 1997. CGA Investment Management did not commence operations until after its acquisition by CGA Group. CGA Investment Management is registered as an investment advisor with the United States Securities and Exchange Commission under the Investment Advisors Act of 1940, as amended. CGA Investment Management provides investment management and financial advisory services primarily to specialized investment vehicles and for the U.S. and international structured finance markets.

      CGA Group and its subsidiaries were inactive until June 17, 1997, on which date CGA Group's private placement offering was completed and CGA Group was recapitalized with (a) two classes of preferred stock sold for an aggregate purchase price of $105 million, (b) common stock sold for an aggregate purchase price of $45.5 million and (c) conditional commitments to purchase $60 million of additional preferred stock. On March 31, 1999, CGA Group sold 43,997,863 shares of its Series C preferred stock to existing shareholders for an aggregate sales price of approximately $51 million. Concurrent with the sale of the Series C preferred stock, all the outstanding shares of Series B preferred stock were exchanged for shares of common stock. On April 26, 1999, CGA Group sold 973,483 shares of Series C preferred stock to employees of CGA Group and its subsidiaries for an aggregate sales price of approximately $1.2 million.

RESULTS OF OPERATIONS

   June 30, 1999

      Total revenues for the quarter ended June 30, 1999 were $6.3 million, of which $3.5 million was from financial guaranty insurance premiums, $0.5 million was from investment management and advisory fees and $2.3 million was from investment income. Total revenues for the quarter ended June 30, 1998 were $5.3 million, of which $1.7 million was from financial guaranty insurance premiums, $0.5 million was from investment management and advisory fees, $2.3 million was from investment income and $0.8 million from net realized gains on the sale of investments.

      Net premiums earned were derived from $4.4 million of gross premiums written, of which $0.4 million were ceded under reinsurance agreements. The 110% increase in net premiums earned in the quarter ended June 30, 1999 compared to the quarter ended June 30, 1998 reflects CGA's increased insured exposure. The net par outstanding insured obligations increased by 41% from $1.3 billion at June 30, 1998 to $1.8 billion as of June 30, 1999.

      Management fees earned by CGA Investment Management remained constant on a comparable quarter basis although assets under management increased by 68% from $1.2 billion at June 30, 1998 to $2.0 billion as of June 30, 1999. A portion of the decrease in management fees earned as a percentage of assets under management is attributable to several clients of CGA Investment Management having resecuritized approximately $805 million in assets over the period between June 30, 1998 and June 30, 1999. The asset management fees payable to CGA Investment Management in these resecuritization transactions are lower than the asset management fees payable to CGA Investment Management while these assets remained in these clients' investment portfolios. In addition, due to the credit spread widening faced by the capital markets generally in September and October of 1998, several clients of CGA Investment Management encountered liquidity difficulties. At the request of these clients, CGA Investment Management agreed to reduce the amount of the asset management fee.

      The amount of Commercial Guaranty Assurance's insured portfolio was $1.8 billion net par as of June 30, 1999. The weighted average term of the insured securities at June 30, 1999 was approximately 8.5 years. The following table shows the net par insured obligations at June 30, 1999 and December 31, 1998 by asset type:

                                                                JUNE 30,         DECEMBER 31,
                                                                  1999               1998
    ASSET  TYPE                                                 IN 000'S)         (IN 000'S)
    -----------                                                 ----------       ------------
      Auto ...................................................   $  10,540           $  3,158
      Commercial loan obligations/Commercial bond obligations      260,615            189,375
      Commercial mortgage-backed securities ..................     379,316            185,754
      Corporate asset-backed securities ......................      87,490             75,000
      Credit card receivables ................................     140,751            185,732
      Equipment ..............................................      19,807             27,129
      Future flows ...........................................      88,880             39,108
      Home equity loans ......................................     309,304            236,381
      Real estate investment trust debt ......................     211,774            381,777
      Real estate investment trust preferred stock ...........      70,000             70,000
      Sovereign debt .........................................     110,000            120,000
      Excess of loss reinsurance .............................      91,250             46,250
      Total ..................................................  $1,779,727         $1,559,664
                                                                ----------         ----------

     The following table presents the credit ratings of the above assets, based on net par outstanding at June 30, 1999 and December 31, 1998:

                                                     JUNE 30,       DECEMBER 31,
                                                      1999             1998
                                                    ----------      ------------

          "AAA" ..................................      4.5%            4%
          "AA" ...................................      2.1%            3%
          "A" ....................................     18.6%           12%
          "BBB" ..................................     63.7%           67%
          "BB" ...................................      9.3%           11%
          Not rated ..............................      1.8%            3%
            Total ................................      100%           100%
                                                       ------         ------
      Net investment income was $2.3 million for the quarter ended June 30, 1999 and also for the quarter ended June 30, 1998. The value of the investment portfolio, other investments, and cash was $168.3 million at June 30, 1999 compared to $133.1 million at June 30, 1998, however, the investment allocations and lower yields on the investments in the current quarter compared to the quarter ended June 30, 1998 resulted in only a slight increase in investment income. Cumulative unrealized losses on the investment portfolio as of June 30, 1999 were $5 million.

      Operating expenses for the quarter ended June 30, 1999 were $3.2 million compared to $4.4 million for the quarter ended June 30, 1998. This decrease is non-recurring as it resulted from CGA Investment Management expensing $1.2 million of client acquisition costs in the second quarter of 1998 that had previously been capitalized. Operating expenses are primarily personnel, legal, and administrative in nature.

      Total revenues for the six months ended June 30, 1999 were $12.3 million compared to $8.1 million for the six months ended June 30, 1998. The $4.2 million increase is primarily attributable to the increase in premiums earned due to the growth in insured par exposure. Net investment income for the six months ended June 30, 1999 decreased by $0.2 million compared to the same period in 1998 primarily due to lower yields on Commercial Guaranty Assurance's investments. Operating expenses for the six months ended June 30, 1999 decreased by $0.9 million, but would have been $0.3 million higher than the comparable period in 1998 except for expensing the $1.2 million of client acquisition costs in the second quarter of 1998 referred to above.

      In October 1998, the credit ratings on asset-backed securities which clients of Commercial Guaranty Assurance had purchased, and that were originated and serviced by Commercial Financial Services, Inc., were withdrawn by the three credit rating companies that rated the most recently issued Commercial Financial Services securities. The withdrawal of the ratings was in response to allegations of accounting irregularities at Commercial Financial Services. The rating agencies, investors and insurers commenced investigations into the allegations. On December 11, 1998, Commercial Financial Services filed a petition for relief under Chapter 11 of the United States Bankruptcy Code with the Bankruptcy Court for the Northern District of Oklahoma. The Bankruptcy Court approved Commercial Financial Services' rejection of the servicing contracts and other agreements relating to its servicing of the receivables underlying the Commercial Financial Services securities, effective as of June 23, 1999. As a result, servicing in respect of the Commercial Financial Services securities was transferred to the trustees of the respective trusts which issued these securities (Bankers Trust Company, in the case of the Commercial Financial Services securities guaranteed by Commercial Guaranty Assurance), as backup servicers, and their designated sub-servicers.

      Clients of Commercial Guaranty Assurance had previously purchased approximately $212 million face amount of Commercial Financial Services securities, which exposure was guaranteed by Commercial Guaranty Assurance. Commercial Guaranty Assurance had obtained reinsurance for about $162 million face amount of this exposure. In December 1998, Commercial Guaranty Assurance established a $20.8 million case basis reserve in respect of its exposure on Commercial Financial Services securities. A case basis reserve is a reserve set with specific regard to a potential claim or claims, and represents management's estimate of probable losses on this exposure. In June 1999, CGA made claim payments on its guarantees in respect of Commercial Financial Services securities in the aggregate amount of approximately $58.9 million, of which $45 million consisted of payments from its reinsurer and $13.9 million consisted of Commercial Guaranty Assurance's own funds, paid out of the case basis reserve. In connection with this claim payment, Commercial Guaranty Assurance and its reinsurer received from Commercial Guaranty Assurance's clients approximately $58.9 million par value of Commercial Financial Services bonds. The bonds have no readily determinable market value and have not been recorded on the books of Commercial Guaranty Assurance. Until Commercial Guaranty Assurance's exposure on Commercial Financial Services securities reaches zero, any future interest payments received on these securities are intended to be used to purchase additional Commercial Financial Services securities from Commercial Guaranty Assurance's clients, thereby further reducing Commercial Guaranty Assurance's exposure.

      As a result of these claim payments and interim principal repayments on the Commercial Financial Services securities, Commercial Guaranty Assurance's gross exposure in respect of Commercial Financial Services securities has been reduced to approximately $138.7 million as of June 30, 1999. Of this exposure, approximately $106 million is covered by reinsurance, leaving Commercial Guaranty Assurance with a remaining net exposure of approximately $32.7 million. In June 1999, Commercial Guaranty Assurance added an additional $7.1 million to its case basis reserve for Commercial Financial Services securities which brought the reserve up to $14 million. The increase to the reserve was based on revised collection estimates on the assets underlying the Commercial Financial Services securities. Aggregate incurred losses for Commercial Financial Services securities total $27.9 million against par exposure of approximately $46.6 million.

   December 31, 1998

      Total revenues for the year ended December 31, 1998 were $23.9 million, of which $9.2 million was from financial guaranty insurance premiums, $3.4 million was from investment management and advisory fees, $8.5 million was from investment income and $2.8 million was from net realized gains on the sale of investments. Total revenues for the nine month period ended December 31, 1997 were $4.3 million, of which $.5 million was from financial guaranty insurance premiums, $3 million was from investment income and $.9 million was from net realized gains on the sale of investments. There were no investment management or advisory fees earned in 1997. Further comparisons between the year ended December 31, 1998 and the nine months ended December 31, 1997 have limited meaning, as CGA Group did not commence operations until after the private placement offering was completed on June 17, 1997.

      Net premiums earned were derived from $49.2 million of gross premiums written, of which $39.4 million were ceded under reinsurance agreements. The gross premiums written and ceded premiums include approximately $39 million from one transaction. The transaction was entered into by Commercial Guaranty Assurance to mitigate risks related to its exposure in connection with guarantees of two credit facilities for St. George Investments I, Ltd. and St. George Investments III, Ltd. which are used to purchase asset backed and real estate backed securities. As a result of turmoil in the capital markets during the month of October 1998, the spreads over treasuries at which investors were willing to purchase many asset-backed, mortgage-backed and other debt securities widened considerably. This spread widening caused a decrease in the market value of many of the securities used as collateral for the two insured credit facilities. The facilities have requirements that the lender's operating ratio, (the portfolio market value divided by the loan outstanding) be maintained above approved levels. In the event that an operating ratio falls below the required level and is not brought into compliance within a cure period, the lender may liquidate the collateral and require Commercial Guaranty Assurance to pay any remaining balance outstanding under the credit facility. On October 30, 1998 Commercial Guaranty Assurance provided asset specific guarantees and obtained "cut-through" reinsurance on approximately $382 million par amount of securities within the two insured investment portfolios. The three parties that provided this reinsurance and credit support are institutional investors in CGA Group. The effect of this reinsurance and third party credit support was to substantially increase the market value and reduce the future market value volatility of the credit enhanced securities. In connection with these arrangements, Commercial Guaranty Assurance received a premium of $38.95 million from the clients, and ceded an aggregate of $38.7 million to the reinsurer that provided the cut-through credit enhancement. On April 14, 1999, these credit support arrangements were cancelled and approximately $29.5 million of premium was refunded to the clients.

      The amount of Commercial Guaranty Assurance's insured portfolio increased from $319 million net par as of December 31, 1997 to $1.6 billion as of December 31, 1998. The weighted average term of the insured securities at December 31, 1998 is approximately 14 years, with 34 percent of the portfolio having an expected average life of less than five years. The following table shows the net par insured obligations at December 31, by asset type:

                                                        1998         1997
                                                     (IN 000'S)   (IN 000'S)
                                                     ----------   ----------
Real estate investment trust debt ................   $  381,777   $     --
      Consumer asset-backed securities ...........      456,521       52,439
      Corporate asset-backed securities ..........      270,612       46,337
      Commercial mortgage-backed securities ......      185,754      100,703
      Sovereign debt .............................      120,000      120,000
      Corporate debt .............................       75,000         --
      Real estate investment trust preferred stock       70,000         --
                                                     ----------   ----------
        Total ....................................   $1,559,664   $  319,479
                                                     ==========   ==========

      The following table presents the credit ratings of the above assets, as assigned by one or more nationally recognized credit rating agencies, based on net par outstanding at December 31:

                                                1998        1997
                                                ----        ----
                      "AAA" .................     4%        --
                      "AA" ..................     3%        --
                      "A" ...................    12%          7%
                      "BBB" .................    67%         65%
                      "BB" ..................    11%         28%
                     Not rated ..............     3%        --
                                                ---         ---
                       Total ................   100%        100%
                                                ===         ===

      During 1998 the par value of CGA Investment Management's assets under management increased from $199 million to over $1.8 billion. CGA Investment Management generally earns a management fee of .25% per annum on the average market value of the assets under its management. CGA Investment Management did not earn any management fees in 1997.

      Net investment income is presented after deducting the cost of external investment management fees which totaled $0.3 million for 1998 and $0.2 million for the nine months ended December 31, 1997. Commencing in September 1998, Commercial Guaranty Assurance modified its investment strategy to have the investment portfolio closely match the returns of a "Double-A" or better three to five year Eurodollar bond index. This strategy results in a less actively managed portfolio, which resulted in the management fee being reduced by approximately twenty basis points per annum. The new strategy also resulted in above normal turnover of the portfolio and contributed to the significant gains realized during the year. The total market value of the fixed maturity portfolio at December 31, 1998, including accrued interest receivable, was $104 million. Unrealized gains on the investment portfolio as of December 31, 1998 were $0.9 million. The average yield on the investment portfolio was 5.8% for 1998 and 6.3% for the period ended December 31, 1997.

      Operating expenses for the year ended December 31, 1998 were $14 million compared to $6.5 million for the nine months ended December 31, 1997. These costs are primarily personnel-related which totaled $7.4 million for 1998. The majority of the other 1998 operating expenses were comprised of legal and financing costs incurred to set up investment programs for CGA Investment Management's clients totaling $1.6 million, and professional fees of $1.3 million.

      The Accounting Standards Executive Committee issued Statement of Position 98-5, "Reporting on Costs of Start-Up Activities", effective for fiscal years beginning after December 15, 1998, which requires CGA Group to expense organization costs as incurred. CGA Group expensed the remaining unamortized organization costs totaling $3.9 million in July 1998 which is reflected in the financial statements as a change in accounting principle.

SUMMARY OF OPERATING SEGMENTS

      CGA Group has two reportable segments, Commercial Guaranty Assurance and CGA Investment Management. Commercial Guaranty Assurance issues financial guaranty insurance policies and CGA Investment Management provides investment management and advisory services. The tables below presents selected financial information for each of the operating segments:

      As of and for the three months ended June 30, 1999:

                                  CGA             CGAIM           OTHER(a)          TOTAL
                             -------------   -------------    -------------    -------------
REVENUES
Net premiums earned ......   $   6,547,542   $        --      $        --      $   6,547,542
Net investment income ....       3,769,116          39,948          210,660        4,019,724
Net realized gains .......         130,880            --               --            130,880
Management fees ..........            --         1,624,055             --          1,624,055
Intersegment revenue .....            --           118,789          118,356          237,145
                                                                               -------------
TOTAL REVENUES ...........                                                        12,559,346
EXPENSE ITEMS
Operating expenses .......         735,090       5,250,217          767,018        6,752,325
Acquisition costs ........         315,254            --               --            315,254
Commitment fees ..........         300,000            --               --            300,000
Excess of loss facility ..         100,000            --               --            100,000
Losses and loss adjustment
  expenses ...............       7,750,000            --               --          7,750,000
                             -------------   -------------    -------------    -------------
TOTAL EXPENSES ...........            --                                          15,217,579
NET INCOME ...............       1,247,789      (3,468,021)        (438,001)      (2,658,233)
ASSETS
Total Assets .............     186,579,341       2,922,421       31,070,141      220,571,903
                             =============   =============    =============    =============

----------

(a) The "other" segment is comprised of CGA Group, the holding company, which does not meet any of the quantitative thresholds for determining a reportable segment.


      As of and for the three months ended June 30, 1998:

                                                               CGA            CGAIM            OTHER            TOTAL
                                                          ------------    ------------     -------------    -------------
REVENUES
Net premiums earned ...................................   $   2,720,476   $        --      $        --      $   2,720,476
Net investment income .................................       4,134,921          14,429           63,545        4,212,895
Net realized gains ....................................         552,381            --               --            552,381
Management fees .......................................            --           681,995             --            681,995
                                                          -------------   -------------    -------------    -------------
TOTAL REVENUES ........................................                                                         8,167,747

EXPENSE ITEMS

Operating expenses ....................................         627,472       5,838,139          971,927        7,437,538
Acquisition costs .....................................         145,587            --               --            145,587
Commitment fees .......................................         297,534            --               --            297,534
Excess of loss facility ...............................         100,000            --               --            100,000
Losses and loss adjustment
  expenses ............................................         600,000            --               --            600,000
                                                          -------------   -------------    -------------    -------------
TOTAL EXPENSES ........................................                                                         8,580,659

NET INCOME ............................................       5,637,185      (5,165,637)        (884,460)        (412,912)
ASSETS
Total assets ..........................................     137,813,058       2,278,891       10,777,343      150,869,292
                                                          =============   =============    =============    =============

      As of and for the year ended December 31, 1998.

                                                      COMMERCIAL         CGA
                                                       GUARANTEE      INVESTMENT
                                                       ASSURANCE       MANAGEMENT      OTHER (A)        TOTAL
                                                      ------------   ------------   ------------   ---------------
REVENUES

Net premiums earned ...............................   $  9,246,289   $       --     $       --     $  9,246,289
Net investment income .............................      8,387,513         64,934         75,675      8,528,122
Net realized gains ................................      2,814,132           --             --        2,814,132
Management fees ...................................           --        3,353,499           --        3,353,499
Intersegment revenue ..............................           --          122,301           --          122,301
                                                      ------------   ------------   ------------   ------------
    TOTAL REVENUES ................................                                                  24,064,343
EXPENSE ITEMS
Operating expenses ................................      1,680,707     10,711,550      1,753,410     14,145,667
Acquisition costs .................................        433,217           --             --          433,217
Commitment fees ...................................        600,000           --             --          600,000
Excess of loss facility ...........................        200,000           --             --          200,000
Losses and loss adjustment expenses ...............     22,745,000           --             --       22,745,000
                                                      ------------   ------------   ------------   ------------
    TOTAL EXPENSES ................................                                                  38,123,884
Cumulative effect of change in accounting
  policy ..........................................      1,127,353        480,207      2,320,678      3,928,238
                                                      ------------   ------------   ------------   ------------
ASSETS
    Total assets ..................................    214,823,536      3,752,936      7,860,816    226,437,288
                                                      ============   ============   ============   ============

(a) The "other" segment is comprised of CGA Group, the holding company, which does not meet any of the quantitative thresholds for determining a reportable segment.

      As of and for the nine months ended December 31, 1997.

                                       COMMERCIAL       CGA
                                        GUARANTEE     INVESTMENT
                                        ASSURANCE     MANAGEMENT      OTHER           TOTAL
                                        ---------     ----------      -----           -----
REVENUES
Net premiums earned ...............   $    502,995   $       --     $       --     $    502,995
Net investment income .............      2,901,306                                    2,955,601
Net realized gains ................        885,422           --             --          885,422
                                                                                   ------------
    TOTAL REVENUES ................                                                   4,344,018
EXPENSE ITEMS
Operating expenses ................        597,883      5,313,368        598,852      6,510,103
Acquisition costs .................         53,590           --             --           53,590
Commitment fees ...................        323,836           --             --          323,836
Excess of loss facility ...........        107,671           --             --          107,671
Losses and loss adjustment expenses         55,000           --             --           55,000
                                       -----------      ---------     ----------    -----------
    TOTAL EXPENSES ................                                                   7,050,200
ASSETS
    Total Assets ..................    131,607,950      3,577,782     11,085,250    146,270,982
                                       ===========      =========     ==========    ===========

LIQUIDITY AND CAPITAL RESOURCES

      The Company capitalized Commercial Guaranty Assurance with $125 million. On March 31, 1999, CGA Group contributed an additional $27.2 million to Commercial Guaranty Assurance using proceeds from the sale of CGA Group's Series C preferred stock. Alliance Capital Management Corporation manages Commercial Guaranty Assurance's entire investment portfolio. These funds are invested in foreign corporate and government debt securities which are rated "Double-A" or higher and denominated in U.S. dollars. The portfolio maintains a weighted average duration of two to five years. CGA Investment Management was initially capitalized with $3 million. It has required funding from CGA Group since its commencement of operations totaling $11.5 million to cover its operations. It is expected to require additional funding in 1999 and 2000 while it continues to build its assets under management to generate sufficient fee income to cover its operations.

   June 30, 1999

      On a consolidated basis, CGA Group used $9.6 million of cash from operating activities during the six months ended June 30, 1999, compared to generating $0.5 million for the six months ended June 30, 1998. CGA Group would have generated $4.2 million from operating activities during the six months ended June 30, 1999 if the payments related to the Commercial Financial Services securities had not been incurred.

      CGA Group applied $25.1 million of net cash to investing activities during the six months ended June 30, 1999, compared to $3.3 million in the first six months of 1998. Cash flows from financing activities in the six months ended June 30, 1999 resulted from the sale of Series C preferred stock, which raised net proceeds of $50.9 million.

      On April 14, 1999, the credit support arrangements referred to in footnote 6 to the March 31, 1999 financial statements were terminated in their entirety. In connection with this termination, two subsidiaries of St. George Holdings received a refund of premium totaling approximately $29.5 million. On April 16, 1999 a portion of these funds were used to repay the $25 million note to Commercial Guaranty Assurance referred to in footnote 3 to the March 31, 1999 financial statements. Also on April 16, 1999 the $5 million note payable by Cobalt Holdings to Commercial Guaranty Assurance was sold by Commercial Guaranty Assurance to CGA Group. The effect of these transactions was to increase claims paying resources at Commercial Guaranty Assurance by $30 million.

      On April 26, 1999, CGA Group sold 973,483 shares of its Series C preferred stock to employees of CGA Group and its subsidiaries. CGA Group sold the shares for $1.20 each, for total proceeds of $1.2 million. The shares were 90% financed by CGA Group at 7% per annum with equal principal installments due annually over a three-year period commencing April 26, 2000.

      CGA Group does not expect to pay cash dividends to its shareholders. Commercial Guaranty Assurance's Board of Directors has passed a resolution that Commercial Guaranty Assurance will not declare or pay cash dividends during its first five years of operations. After this five-year period, Commercial Guaranty Assurance intends to comply with dividend restrictions, if any, imposed by Duff & Phelps subject to covenants contained in the subscription agreements for the various classes of CGA Group's stock. In addition, Commercial Guaranty Assurance's dividend payments are subject to limitations under Bermudian insurance regulations that require minimum solvency margins and liquidity ratios.

      Commercial Guaranty Assurance monitors its exposure on a routine basis and stays in close contact with Duff & Phelps to ensure that its "Triple-A" rating is maintained. Commercial Guaranty Assurance has a $20 million excess of loss reinsurance facility agreement and can also arrange reinsurance on an as needed basis to manage its exposure. CGA Group also has commitments which expire June 17, 2002, from several of its institutional shareholders to purchase an aggregate of $60 million of additional Series B preferred stock. Should those commitments be called upon, the proceeds would likely be used to increase the capital of Commercial Guaranty Assurance. The commitments must be funded in the event that Duff & Phelps notifies CGA Group at least 45 days prior to June 17, 2002 that Commercial Guaranty Assurance's rating will otherwise be downgraded below a "Triple-A" rating.

   December 31, 1998

      On a consolidated basis, CGA Group generated $1.2 million of cash from operating activities during 1998 compared to using $9.4 million for the nine-month period ended December 31, 1997. This $10.6 million increase in cash flow from operations is the result of CGA Group moving from the start-up phase of operations during 1997 to producing cash flow from premiums and management fees during 1998.

      CGA Group used $5.8 million of net cash in investing activities during 1998 which was the result of an effort to reduce cash balances and stay more fully invested in fixed maturities. During 1997 CGA Group used $123.3 million of net cash in investing activities which was the result of using the proceeds from the private placement offering to build Commercial Guaranty Assurance's investment portfolio. There were no cash flows from financing activities in 1998 and $139.7 million of net cash flows from financing activities in 1997 resulting from the net proceeds of the CGA Group's private placement offering.

YEAR 2000

      CGA Group's primary uses of software systems are for corporate and investment portfolio accounting, as well as investment underwriting and analysis. CGA Group's current systems have recently been purchased or leased as CGA Group commenced operations in June 1997 and are believed to be Year 2000 compliant. Therefore, CGA Group believes that the risk of Year 2000 compliance is not significant as it relates to its computer software systems. CGA Group has incurred no material costs to date and expects to incur no material costs in the future to make its systems Year 2000 compliant.

      CGA Group is also in the process of reviewing its exposure to Year 2000 issues resulting from its customers' and vendors' computer systems. CGA Group has contacted its customers and vendors regarding the state of their remediation activities for material Year 2000 issues. CGA Group does not expect that there will be material disruptions to its business or material costs associated with any Year 2000 disruption by its customers and vendors. However, the cost and timing of third party Year 2000 compliance is not within CGA Group's control and no assurances can be given with respect to the cost or timing of these efforts or the potential effects of any failure to comply. CGA Group will continue to monitor Year 2000 compliance and formal contingency plans will be formulated if CGA Group identifies specific areas where there is a substantial risk of Year 2000 problems occurring. No specific areas are identified as of this date.

RECENT ACCOUNTING PRONOUNCEMENTS

      On June 15, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" effective for fiscal years beginning after June 15, 1999. SFAS 133 requires all derivatives to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. CGA Group does not believe the application of SFAS 133 will have a material effect on its consolidated financial statements.

            QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

RISK MANAGEMENT

      In the ordinary course of business, CGA Group, through its subsidiaries, manages a variety of risks. Of these, the primary risk is the credit risk taken by Commercial Guaranty Assurance in respect of obligations insured by it. Other material risks include those in respect of credit derivatives, liquidity, capital markets, exposure to reinsurers, operational and legal. These risks are identified, measured and monitored through a variety of control mechanisms, which are in place at different levels throughout the organization.

CREDIT RISK

      The most significant risk to which CGA Group is exposed is credit risk. Credit risk occurs at a number of levels, primarily in respect of the securities and other financial obligations insured by Commercial Guaranty Assurance, but also in connection with counterparties to interest rate and currency swaps, credit derivatives, and liquidity providers.

      The primary credit risk to which Commercial Guaranty Assurance is exposed is the risk of default on the underlying securities or other financial obligations which it has guaranteed. Under its financial guaranty insurance policy, Commercial Guaranty Assurance would generally be liable to pay interest, principal and other amounts in respect of the insured obligation as these become due for payment in accordance with the payment terms of the underlying obligation, without giving effect to any acceleration of these payments. In the event the issuer of a Commercial Guaranty Assurance-insured security defaults on its payment obligations, under its policy Commercial Guaranty Assurance would be obligated to make all scheduled payments when due for payment. Under its insurance policies, Commercial Guaranty Assurance would generally have the right, but not the obligation, to repay the defaulted security on an accelerated basis. Upon making payment in respect of a defaulted security, Commercial Guaranty Assurance would generally be subrogated to all rights and remedies of the issuer of the security in respect of any related collateral or other security, to the extent of the payment made by Commercial Guaranty Assurance.

CREDIT DERIVATIVES

      Commercial Guaranty Assurance has exposure to counterparties in respect of credit derivatives, as described below. Commercial Guaranty Assurance has entered into default swaps in respect of many of its sovereign and corporate exposures. Commercial Guaranty Assurance has also guaranteed the payment obligations of subsidiaries of St. George Holdings and Cobalt Holdings under default swaps and total rate of return swaps which have been entered into by these vehicles.

   Default Swaps

      Default swaps are credit derivatives which enable the owner of a security to transfer credit risk to another party. Commercial Guaranty Assurance has entered into default swaps directly with banks and investment banks and has also guaranteed the obligations of certain subsidiaries of St. George Holdings and Cobalt Holdings under default swaps.

      The party taking the credit exposure in a default swap receives a net payment that is the economic equivalent of a premium. Unless a credit event occurs, the swap typically terminates on the maturity date of the reference security, and there is no termination payment at maturity. Credit events relate to the reference security and typically include:

o    bankruptcy,

o    failure to pay,

o    repudiation,

o    restructuring, and

o    cross default or cross-acceleration.

If a credit event occurs, Commercial Guaranty Assurance generally would be obligated to purchase the reference security at par plus accrued interest. In some cases, Commercial Guaranty Assurance would have the additional option of cash settlement, whereby Commercial Guaranty Assurance can make a payment equal to the difference between the market value of the security at the time, and the par value of the security.

      Principal credit risks associated with default swaps include:

o credit risk--a loss may be incurred following a credit event in respect of the underlying or reference security;

o market value risk--this risk is limited to cash settlement or to the value of the reference security following a physical settlement upon a credit event;

o counterparty bankruptcy risk--from Commercial Guaranty Assurance's perspective, the counterparty's fixed payments would no longer be received; however, the swap would terminate and Commercial Guaranty Assurance would no longer have the credit exposure to the reference security;

o liquidity risk--if a credit event occurs, Commercial Guaranty Assurance must fund the purchase of the reference security. The cash amount required may be reduced in the event of a cash settlement, but this option may not be attractive if the reference security is illiquid or is marked at an unattractive price; and

o assignment risk--if the reference security carries certain rights, remedies, or obligations (such as voting rights related to a bank loan), these should be assignable in the event of a physical settlement.

The loan documents for the reference security may not allow this. The loan documents may also obligate the assignee to fund additional amounts under the loan, which Commercial Guaranty Assurance may not be able to do in the required time period.

   Total Rate of Return Swaps

      Total rate of return swaps are credit derivatives that are used by subsidiaries of St. George Holdings and Cobalt Holdings to assume credit exposure without using cash. Effectively, the investment vehicle receives all the economic benefits of owning the investment without financing it on balance sheet. At the end of the total rate of return swap's term (typically one year), the investment vehicle must purchase the underlying bond at the "notional", which is the amount that had been financed less any principal payments received. Any market value appreciation or decline is for the investment vehicle's account.

      These swaps are either provided by investment banks selling the bond or through a swap line provided by institutional lenders to St. George Holdings and Cobalt Holdings. The total rate of return swap counterparty benefits from a Commercial Guaranty Assurance surety bond guaranteeing the investment vehicle's obligations under the contract. The counterparty also retains an ownership interest in the specific bond that is being financed. In general, the investment vehicle's investment guidelines require no less than a "Double-A minus" or Aa3 rating from Standard & Poor's or Moody's for eligible counterparties.

      There are three principal risks associated with total rate of return swaps:

o refinancing risk--if at the termination date the counterparty does not roll its exposure to the investment vehicles at the then current notional or financing rate, then the bond will need to be refinanced at the then available market value and financing rates;

o market value risk--many total rate of return swaps (but not all) have market value triggers ranging from 5% to 10% of the notional. If the market value of the bond drops below the relevant dollar price, then either (a) cash collateral will need to be posted (normally enough to bring the collateral package back to par), or (b) an early termination event can be declared by the counterparty; and

o counterparty bankruptcy risk--the investment vehicle does not have a security interest in the underlying bond that is being financed. In the event of the counterparty's bankruptcy, the investment vehicle would have only an unsecured claim against the counterparty.

Under its surety bond, Commercial Guaranty Assurance would typically guarantee any payment default by St. George Holdings, Cobalt Holdings or other investment vehicle under the total rate of return swap, and would thus be liable to cover any payment default by the investment vehicle under the total rate of return swap.

LIQUIDITY

      The liabilities of many Commercial Guaranty Assurance-insured investment vehicles (e.g., the subsidiaries of St. George Holdings) do not provide term funding for the assets owned by these vehicles. This could result in incremental exposure to Commercial Guaranty Assurance in the event of an inability to refinance an asset at the maturity date of the associated liability, especially when the asset's market value is lower than its acquisition cost. This inability to refinance could result in a claim against Commercial Guaranty Assurance in the amount of the market value loss.

      As loans, notes and total rate of return swaps (liabilities) of the Commercial Guaranty Assurance guaranteed investment vehicles mature, the investment vehicle will attempt to refinance the liability with the existing lender or issue a new Commercial Guaranty Assurance-insured liability to refinance the maturing liability. In vehicles such as the subsidiaries of St. George Holdings, if the 364-day facility is not renewed, the facility will become a four-year term loan with 25% annual amortization. Currently, for St. George Investment I (since the facility was not refinanced and is now a 4-year term loan with an outstanding principal amount of approximately $425 million) the assets will be refinanced or liquidated as the term loan amortizes. Commercial Guaranty Assurance remains liable for current interest and principal when due in accordance with the stated amortization schedule on such term loan.

      In the event a Commercial Guaranty Assurance-insured liability cannot be issued to refinance a maturing liability, Commercial Guaranty Assurance will

(a) direct the investment vehicle to sell the related asset with or without Commercial Guaranty Assurance insurance or

(b) attempt to arrange for the purchase of the asset by another Commercial Guaranty Assurance-insured investment vehicle. Refinance options for maturing total rate of return swap include:

(c) refinance or "term out" the full amount of the maturing total rate of return swap with the existing total rate of return swap counterparty;

(d) refinance the maturing total rate of return swap with the existing total rate of return swap counterparty or new counterparty at the related security's market value;

(e)  sell the asset with or without a Commercial Guaranty Assurance guaranty;
     and

(f) attempt to arrange for the purchase of the asset by another Commercial Guaranty Assurance-insured investment vehicle. In the case of (b), (c) and
     (d), Commercial Guaranty Assurance would be liable for any market value shortfall not otherwise covered by the terms of the refinancing.

     CGA Group had exposure totaling approximately $425 million related to the timely payment of interest and principal on a loan to St. George Investment I. The loan is payable in four equal annual installments with the first installment due November 11, 1999. In order to meet this obligation, CGA Investment Management, as the advisor to St. George Investments I, advised St. George Investments I to sell a portion of the underlying securities to special purpose vehicles that will repackage the securities as follows. Underlying securities were sold to two newly organized special purpose vehicles, financed by three classes of certificates. The two most senior classes of certificates, representing approximately 84% of the total, were purchased by a third party who is also an institutional investor in CGA Group. CGA Group issued a 5.9% pool policy related to the underlying pool of securities. This transaction closed in April, 1999. The proceeds from this sale were sufficient to meet St. George Investments I's obligations due in November, 1999.

CAPITAL MARKETS

   Spread Risk (Credit Spread and Swap Spread Widening/Compression)

     The market value of a fixed income asset has two components, duration risk and credit spread risk. Duration risk is the risk of change in price of a fixed-rate bond as a result of changes in interest rates. The St. George and Cobalt investment vehicles, which generally borrow at floating, LIBOR based rates, are required by their investment guidelines to hedge this risk, through interest rate swaps, to minimize fluctuations in the market value of their portfolios resulting from movements in the Treasury market. Interest rate swaps of this type effectively convert fixed rate assets into synthetic floating rate bonds. Credit spread risk is the risk resulting from change in price of any non-government bond as a result of a change in the market's willingness to hold the issuer's risk. CGA Group believes that the change in the price of a bond due to credit spread movements (risk premium) cannot be hedged in today's market for the type of assets in the investment portfolios of the St. George Holdings and Cobalt Holdings subsidiaries. Credit derivative contracts with market value triggers are also subject to credit spread risk.

     The following hold true for spread volatility:

o    the shorter life of the asset, the lower the credit spread volatility;

o higher rated assets have lower credit spread volatility than lower rated assets; and

o assets with better liquidity (tighter bid/ask spread) have lower credit spread volatility.

     The market value volatility of a portfolio of assets and/or derivative contracts is simply the weighted average of the volatility of the individual assets. Credit spreads move for the following reasons:

o    underlying changes in the credit quality of the securities;

o    supply/demand equation; and

o absences of liquidity, such as occurred in the capital markets in the second half of 1998.

   Interest Rate Movements

     The market value of fixed rate bonds fluctuates as underlying interest rates change (parallel shifts and/or twists). This is commonly measured by the modified duration of the bond. CGA Investment Management manages the duration risk of the assets in its clients' portfolios by swapping the fixed rate cash flows into LIBOR floating rate basis. The interest rate hedge is generally put on simultaneously with the purchase by the client of the fixed rate bond. CGA Investment Management monitors the interest rate risks as agreed with each client and set forth in the investment guidelines for that client. Under the client's investment guidelines, each client's investment portfolio must be managed so as to remain within the parameters of its market risk category.

   Interest Rate Swaps

      Commercial Guaranty Assurance-insured investment vehicles are required by their respective investment guidelines to swap all fixed rate investments to LIBOR. This is intended to ensure that the vehicles lock-in the intended spread on their respective investments and have sufficient resources to pay interest on their respective financings. The bankruptcy of a provider of an interest rate swap could leave Commercial Guaranty Assurance exposed to the marked-to-market value of the interest rate swap. In general, the investment guidelines for the St. George and Cobalt investment vehicles require that swap counterparties be rated not less than "Single-A" by one or more nationally recognized credit agencies. Several of the St.George and Cobalt vehicles have higher or additional requirements for swap counterparties.

                              ST. GEORGE AND COBALT
                    INTEREST RATE SWAP COUNTERPARTY EXPOSURE
                             AS OF DECEMBER 31, 1998

              -------------------------------------------------
                     DEBT RATINGS
              -------------------------------------------------
                   S&P         MOODY'S       NOTIONAL ($MM)
              -------------------------------------------------
                   AAA           Aaa               9
              -------------------------------------------------
                   AAA           Aa1               35
              -------------------------------------------------
                   AA+           Aa1               20
              -------------------------------------------------
                   AA            Aa2              124
              -------------------------------------------------
                   AA-           Aa3               82
              -------------------------------------------------
                   A+            Aa2               85
              -------------------------------------------------
                   A+            Aa3              124
              -------------------------------------------------
                   A+            A1               400
              -------------------------------------------------
                                 Aa3               9
              -------------------------------------------------

     Counterparty derivative exposures are a function of the notional amount and tenor of the derivative contracts outstanding, as well as the yield curve. Since the future paths of the yield curve are probabilistic, there are a number of analytical approaches to measure the credit exposures from interest rate swaps. CGA Group applies a stressed (3-Sigma) expected mark-to-market approach and aggregates counterparty risks across the Commercial Guaranty Assurance-guaranteed investment vehicles and swap contracts. The "starting point" for the 3-Sigma measurement is the current marked-to-market value of each derivative contract.

     Most of the long dated interest rate swaps to which the St. George and Cobalt investment vehicles are party have "true-up" provisions which allow either counterparty to terminate a swap contract in five years. This provision provides both counterparties with a credit risk mitigant. At the current time, Commercial Guaranty Assurance-guaranteed vehicles have over $700 million of long dated interest rate swaps with this type of provision.

   Spread Deterioration Risk

     Several of the St. George and Cobalt investment vehicles fund their LIBOR-based portfolios by borrowings under asset backed commercial paper facilities. This could subject the vehicle to basis risk if LIBOR and asset backed commercial paper rates diverge. These two indices normally trade with a high degree of correlation; i.e. asset backed commercial paper generally yields around LIBOR minus 5 basis points. However, in times of market disruption, such as occurred in September and October of 1998, asset-backed commercial paper widened to as much as LIBOR plus 20 basis points. To the extent that the LIBOR-based cash flow generated by such St. George and Cobalt investment vehicles is insufficient to cover these vehicles' increased funding cost due to excessive widening of asset-backed commercial paper rates, Commercial Guaranty Assurance would generally be liable for any shortfall pursuant to the insurance issued by it.

REINSURANCE

     In the ordinary course of its business, Commercial Guaranty Assurance cedes exposures under various reinsurance contracts primarily designed to minimize losses from large risks and to protect capital and surplus. The reinsurance of risk does not relieve the ceding insurer of its original liability to policyholders. In the event that any or all of the reinsurers were unable to meet their obligations to Commercial Guaranty Assurance under these reinsurance arrangements, Commercial Guaranty Assurance would be liable for such defaulted amounts. Commercial Guaranty Assurance's exposure to reinsurers was $607.18 million as of December 31, 1998. All of this exposure is with counterparties which are institutional shareholders (or affiliates of institutional shareholders) of CGA Group.

     Commercial Guaranty Assurance exposure relating to its reinsurers is the joint probability of both an asset and a reinsurer defaulting at the same time. Generally speaking, this risk is considered to be non-correlated, and is therefore considered to be a low probability risk. Assuming that there is no correlation between the default of an asset and a reinsurer, the probability of simultaneous default would be product of the individual default probabilities. For example, a five year "Baa3"-rated asset backed security should have a default probability of approximately 3.7%, according to Moody's Default Study. Similarly, a "Aa3" rated reinsurer should have a five-year default probability of approximately .60%. Therefore, the joint probability of simultaneous default would be only .02%. The risk mitigation gained from the non-correlation of asset and counterparty is extremely valuable and it is the basis for the capital relief provided by reinsurance.

OPERATIONAL

     Operational risk relates to the potential for loss caused by a breakdown in information, communication and settlement systems. CGA Group and its subsidiaries attempt to mitigate operational risk by maintaining a comprehensive system of internal controls. This includes the establishment of systems and procedures to monitor transactions and positions, documentation and confirmation of transactions and ensuring compliance with applicable regulations.

LEGAL

     Legal risk relates to the uncertainty of the enforceability, through legal or judicial processes, of the obligations of CGA Group's and its subsidiaries' counterparties, including contractual provisions intended to reduce exposure by providing for the offsetting or netting of mutual obligations. CGA Group seeks to remove or minimize these uncertainties through continuous consultation with internal and external legal advisors to analyze and understand the nature of legal risk, to improve documentation and to strengthen transaction structure.

                                 CGA GROUP, LTD.

     Organized on June 21, 1996 and operating since June 17, 1997, we are a Bermuda holding company that provides financial guaranty insurance of structured securities, including commercial real estate backed securities and asset-backed securities through our primary and wholly-owned subsidiary, Commercial Guaranty Assurance. We also provide financial guaranty insurance of other securities, where our senior management team has expertise and credit enhancement opportunities are deemed attractive.

     We also provide investment management and investment advisory services to investment vehicles and other clients. These services are provided through our other wholly-owned subsidiary, CGA Investment Management, a Delaware corporation that is registered as an investment adviser with the Securities and Exchange Commission under the Investment Advisors Act of 1940, as amended.

     The primary clients of Commercial Guaranty Assurance and CGA Investment Management are St. George Holdings, a Cayman Islands company, and its subsidiaries and Cobalt Holdings, a Delaware limited liability corporation, and its subsidiaries. In 1998 the St. George and Cobalt entities provided approximately 85% of the total premiums earned by Commercial Guaranty Assurance, and 91% of the total investment management fees earned by CGA Investment Management. We expect these percentages to decrease in the future.

     We formed CGA Group with a view to becoming the market leader in the commercial real estate segment of the financial guaranty industry. We utilize our structured finance and real estate expertise to underwrite financial guaranties for commercial real estate and other securities to a zero loss underwriting standard. Our primary target market is the large U.S. commercial real estate mortgage market, which we believe is underserved. We also targets select segments of the private asset-backed securities market.

      Customers can purchase Commercial Guaranty Assurance's insurance only through unaffiliated non-U.S. insurance brokers. Customers include investment and commercial banks with significant real estate and asset-backed advisory businesses, and commercial mortgage loan origination and asset-backed repackaging operations and other participants in the securitization markets.

FINANCIAL GUARANTY INSURANCE PRODUCTS

     Commercial Guaranty Assurance offers four defined product applications within its primary markets. Within the commercial real estate and asset-backed markets, We have has identified specific market opportunities in which one or more of its four programs can be applied.

     Each of the product applications is described as follows:

     o Fund Guaranty--Commercial Guaranty Assurance insures securities owned by investment companies (including the St. George and Cobalt investment vehicles), trusts, conduits or other funds, providing the insured with the ability to efficiently finance its operations at AAA rates.

     o New Issue Guaranty--Commercial Guaranty Assurance is involved in the structuring and guaranteeing of new debt securities including commercial mortgage-backed securities, asset-backed securities, corporate and government obligations. As securities insured by Commercial Guaranty Assurance are rated "Triple-A", this guaranty should lower the all-in cost of the financing and/or increase proceeds to the issuer.

     o Secondary Market Guaranty--Commercial Guaranty Assurance, on a selective basis, will guarantee existing individual securities in the secondary markets. This guaranty, used in conjunction with the fund guaranty, creates added liquidity for funds, investment vehicles, or other Commercial Guaranty Assurance-insured security holders.

     o Portfolio Guaranty--Commercial Guaranty Assurance will provide insurance for portfolios of seasoned commercial mortgages--whole loans, net leases and other assets. This guaranty may be used by the insured to facilitate an internal securitization of the portfolio. When the insured is a regulated lender, such as a life insurance company, the result can be a lowering of its regulatory capital charge.

     As part of our business strategy in the commercial real estate (including real estate investment trust) and asset-backed insurance markets, we function through our subsidiaries as both financial guarantor and as an investment manager to the St. George and Cobalt investment vehicles and other investment companies. The St. George and Cobalt investment vehicles purchase securities of the type that Commercial Guaranty Assurance would be willing to insure. We expect that by guaranteeing these investment vehicles' financing obligations secured by the securities purchased by the St. George and Cobalt investment vehicles in the secondary market, Commercial Guaranty Assurance will be able to rapidly grow its insured book of business. Commercial Guaranty Assurance has issued insurance policies which guarantee the payment obligations of the St. George and Cobalt investment vehicles under their respective financing arrangements. See below under "CGA Investment Management, Inc.--St. George and Cobalt."

OVERVIEW OF THE SUBSIDIARIES

     Commercial Guaranty Assurance focuses on CGA Group's primary business of issuing financial guaranty insurance policies, while CGA Investment Management provides services of investment and collateral management and financial advisory services including transaction structuring advice.

     The main office address of CGA Group and Commercial Guaranty Assurance is Craig Appin House, 8 Wesley Street, Hamilton HM 11 Bermuda. The main office address of CGA Investment Management is 17 State Street, New York, New York 10004.

COMMERCIAL GUARANTY ASSURANCE, LTD.

     Commercial Guaranty Assurance is an insurance company incorporated on October 22, 1996 in Bermuda with limited liability. Commercial Guaranty Assurance commenced operations in June 1997 and is licensed as a Class 3 insurer under the Insurance Act 1978 of Bermuda. Commercial Guaranty Assurance's claims-paying ability has been rated "Triple-A" by Duff & Phelps Credit Rating Company, the highest rating assigned by Duff & Phelps. Commercial Guaranty Assurance's claims-paying ability has also been rated in the highest rating category assigned by each of the two Canadian rating agencies, Dominion Bond Ratings Service and Canadian Bond Ratings Service. Commercial Guaranty Assurance issues financial guaranty insurance policies, which are the functional equivalent of direct-pay letters of credit, to insure payment of interest, principal and other amounts payable in respect of notes, securities and other financial obligations. Because Commercial Guaranty Assurance's credit rating is "Triple-A", all securities and other obligations guaranteed by it are rated "Triple-A" by Duff & Phelps and, if applicable, Dominion Bond Ratings Service and Canadian Bond Ratings Service.

     Commercial Guaranty Assurance's "Triple-A" rating is supported by an aggregate of approximately $224 million in claims-paying resources (as of June 30, 1999), consisting of

     o    approximately $144 million in statutory capital;

     o an irrevocable capital commitment on the part of the holders of CGA Group's Series B preferred stock to purchase an aggregate of $60 million in additional equity securities of CGA Group in the event Duff & Phelps requires this commitment to be funded in order for Commercial Guaranty Assurance to maintain its "Triple-A" rating (for a description of the capital commitment, see Item 12-- "Security Ownership of Certain Beneficial Owners and Management"); and

     o a $20 million excess of loss insurance policy provided by KRE Reinsurance Ltd., an affiliate of Capital Reinsurance Company (a shareholder of CGA Group).

     On March 31, 1999, CGA Group sold 43,997,863 shares of its Series C convertible preferred stock to existing investors for net cash proceeds of $50,996,794.50. CGA Group used approximately $27.2 million of the net proceeds of the sale to make a capital investment in Commercial Guaranty Assurance, which capital investment increased Commercial Guaranty Assurance's claims-paying resources by a corresponding amount.

     As a Bermuda domiciled insurance company, Commercial Guaranty Assurance does not write insurance or otherwise conduct or transact insurance business in the United States or any other jurisdiction where it is not authorized to do so. Commercial Guaranty Assurance's insurance may only be obtained through unaffiliated non-U.S. insurance brokers and consultants on a direct-placement basis. All negotiations with, and issuances of policies by, Commercial Guaranty Assurance take place in Bermuda or other locations outside of the United States.

CREDIT ENHANCEMENT BUSINESS

     Commercial Guaranty Assurance's principal business is the issuance of financial guaranty insurance policies which guarantee timely payment of interest, principal and other amounts on securities and other financial obligations. Commercial Guaranty Assurance primarily insures investment grade securities in the commercial real estate and asset backed securities markets. It also insures the liabilities of investment vehicles which invest in structured securities, including asset-backed securities, commercial mortgage-backed securities, mortgage backed securities and other securities and financial obligations. A financial guaranty insurance policy is used in the capital markets as a credit enhancement instrument to guarantee payments of principal, interest and other amounts in accordance with the original debt service schedule of the security. In the event the issuer of a security defaults on its payment obligations, the financial guarantor makes the scheduled payments. In this instance, the insurer generally has the option, but not the obligation, to repay the security on an accelerated basis. The financial guaranty insurance policy is unconditional, irrevocable and noncancelable.

     The fundamental business proposition of all financial guarantors is to elevate to a "Triple-A" level securities which would otherwise have a lower rating. Issuers of securities rated lower than "Triple-A" purchase financial guaranty insurance policies to enhance the rating of such securities to "Triple-A", thereby reducing their borrowing costs and/or increasing the liquidity of the security. In turn, the guarantor collects a premium (payable either upon issuance of its policy or periodically in installments) equal to a significant portion of the savings resulting from the improved trading levels of the guaranteed securities.

     Generally, an issuer will purchase a financial guaranty insurance policy to increase the ratings of its securities to "Triple-A" only when the yield on the uninsured security exceeds the sum of (a) the annual premium charged to upgrade the security to "Triple-A" plus (b) the yield on the same security when enhanced to a "Triple-A" level. Therefore, the ability of a financial guarantor to sell its credit enhancement is a function both of the credit spreads available in a market (the difference, for example, in the yield of a security rated "Triple-A" without insurance and the yield of a similar security rated "Triple-B") and the trading level achieved as a result of the "Triple-A" guaranty policy.

     One of Commercial Guaranty Assurance's primary target markets is investment vehicles which purchase structured securities. Therefore, a substantial portion of Commercial Guaranty Assurance's guaranty business is generated from advisers to these types of investment vehicles. These policies typically guaranty the liabilities issued by the investment vehicle. In these cases, and as a condition to issuing its policy, Commercial Guaranty Assurance will generally require that the investment vehicle adopt investment guidelines acceptable to Commercial Guaranty Assurance.

ZERO-LOSS UNDERWRITING STANDARD

     Commercial Guaranty Assurance underwrites all risks insured by it to a "zero loss" standard--that is, obligations insured by Commercial Guaranty Assurance are required to be structured with sufficient levels of excess collateral or other security so that Commercial Guaranty Assurance, to a high degree of certainty, anticipates no losses on each risk insured without regard to the premium collected on the policies or the investment income related to the premiums collected. To this end, each policy written by Commercial Guaranty Assurance is required to meet the criteria specified in the underwriting guidelines adopted by its board of directors. Commercial Guaranty Assurance is able to deviate from such guidelines on a case-by-case basis only in accordance with procedures established by its board of directors. There can be no assurance, however, that Commercial Guaranty Assurance will not incur losses with respect to these insured obligations.

     Commercial Guaranty Assurance's underwriting guidelines are intended to provide multiple layers of loss protection. Notes or structured securities insured by Commercial Guaranty Assurance are generally backed by pools of assets having reasonably predictable cash flows. These securities typically provide for one or more forms of overcollateralization (such as excess collateral, excess cash flow, excess "spread" or reserves) or third-party protections (such as bank letters of credit, guarantees, net worth maintenance agreements or reinsurance policies). On a transaction by transaction basis, overcollateralization or third-party protections which assume the primary risk of financial loss are used to protect Commercial Guaranty Assurance against losses. Overcollateralization or third-party protections may not, however, be required in transactions in which Commercial Guaranty Assurance is insuring the obligations of highly rated issuers that typically are regulated or have implied or explicit government support, or sovereign credits.

     Commercial Guaranty Assurance manages its exposure on an ongoing basis and is closely monitored by Duff & Phelps, Dominion Bond Ratings Service and Canadian Bond Rating Service to ensure that it is operating in a manner consistent with its "Triple-A" rating.

INVESTMENT PORTFOLIO

     Commercial Guaranty Assurance invests its capital, premiums received from its insurance business, and earnings on premiums in an investment portfolio. This investment portfolio is Commercial Guaranty Assurance's primary source of claims-paying ability. Commercial Guaranty Assurance manages its investment portfolio with the objectives of protecting its claims-paying ability rating, maintaining a high level of liquidity, making investments in U.S. dollar denominated securities which generate non-U.S. source income, and within these constraints, obtaining superior long-term total returns. Commercial Guaranty Assurance's investment guidelines are consistent with these objectives.

     All of Commercial Guaranty Assurance's investments must comply with investment guidelines adopted by its board of directors. The minimum rating level for an investment is at least "Double-A minus" or the equivalent by a nationally recognized credit rating agency. Investments falling below the minimum quality level are required to be disposed of at the earliest opportunity that the disposition will not adversely affect the investment portfolio. Commercial Guaranty Assurance's policy is to invest only in investments which are readily marketable with no legal or contractual restrictions on resale. No investment is allowed if it would generate U.S. source income to Commercial Guaranty Assurance.

     The investment manager for Commercial Guaranty Assurance is Alliance Capital Management Corporation. Subject to the investment guidelines determined by Commercial Guaranty Assurance's board of directors, Alliance Capital has discretion to, among other things, buy, sell, retain, or exchange investments. Alliance Capital has entered into an investment management agreement with Commercial Guaranty Assurance, which is terminable by either party upon 30 days' written notice.

     The following tables summarize Commercial Guaranty Assurance's investments by country and by type of debt security, in each case as of December 31, 1998:

     COUNTRY                 PERCENTAGE            TYPE             PERCENTAGE
     -------                 ----------            ----             ----------
     Supra-national               15%              Financial             38%
     Other                        15%              Sovereign             25%
     Germany                      12%              Banking               20%
     UK                           11%              Industrial             9%
     Japan                         9%              Accrued income         3%
     Netherlands                   6%              Public utilities       3%
     France                        6%              Corporate              2%
     Cayman Islands                6%              Cash equivalents       1%
     Canada                        6%                  TOTAL            100%
     Sweden                        3%
     Italy                         3%
     Ireland                       2%
     Belgium                       2%
     Denmark                       1%
     Norway                        1%
     Spain                         1%
     Channel Islands               1%
         TOTAL                   100%

     At December 31, 1998, no investments in CGA's investment portfolio were rated less than "Double-A minus" or the equivalent. The average yield to maturity on the investment portfolio was 4.7% as of December 31, 1998.

   CLAIMS

     Even though all risks insured by Commercial Guaranty Assurance are underwritten to a "zero loss" standard, Commercial Guaranty Assurance is prepared to deal with claims if any should materialize. Commercial Guaranty Assurance's actions in respect of a potential claim would include the review and investigation of loss reports, creation and maintenance of claim files, establishment of proper reserves and payment of claims. Commercial Guaranty Assurance would monitor the progress and ultimate outcome of claims to ensure that subrogation, salvage and other cost recovery opportunities are fully explored. Commercial Guaranty Assurance may become actively involved in the financial restructuring of a transaction if management concludes that losses would be minimized by so doing. When and as appropriate, Commercial Guaranty Assurance may supplement its in-house capabilities in this regard with services available from other sources. Commercial Guaranty Assurance monitors its exposure to insured credits on an ongoing basis. In this regard, Commercial Guaranty Assurance reviews available information on the entities which issued the insured securities, the assets underlying the insured securities, and general trends in the relevant industry.

   RESERVES

     Commercial Guaranty Assurance maintains a general loss reserve for all risks insured. A general loss reserve is an estimate of potential losses and loss adjustment expenses. To determine the general loss reserve, management reviews historical default rates and loss severity on corporate bonds with ratings similar to the securities insured by Commercial Guaranty Assurance. Expected losses on insured obligations are the product of the probability of default and the loss severity on each obligation insured. Case basis reserves will be established for insured risks at the time that the likelihood of a future loss is probable or determinable.

     Reserves are estimates of potential claims at a given time, based on facts and circumstances then known to the insurer. It is possible that the ultimate liability may exceed or be less than such estimates. Commercial Guaranty

Assurance reviews its estimates on an ongoing basis and, as experience develops and new information becomes known, Commercial Guaranty Assurance will adjust the reserves as necessary. In the event that reserves are increased or decreased with respect to a potential claim, a corresponding adjustment to CGA Group's earnings would be made in its financial statements for the period in which the reserve increase or decrease is made.

     In October 1998, the credit ratings on asset-backed securities issued by various trusts established and serviced by Commercial Financial Services, Inc., a credit-card debt collection company, were withdrawn by the three credit rating companies that rate the securities issued by the trusts. The withdrawal of these ratings was in response to allegations of accounting and other irregularities at Commercial Financial Services (CFS). The rating agencies, investors and insurers, as well as the Securities and Exchange Commission, have commenced an investigation into these allegations. Clients of Commercial Guaranty Assurance own approximately $199 million par amount of CFS securities, which exposure has been guaranteed by Commercial Guaranty Assurance. Commercial Guaranty Assurance has reinsured approximately $152 million par amount of this exposure, leaving Commercial Guaranty Assurance with a net exposure of approximately $46.7 million par amount as of April 30, 1999. Commercial Guaranty Assurance has taken a case basis reserve in respect of the CFS securities in the amount of approximately $20.8 million. This amount represents management's best estimate of potential losses in respect of the CFS securities at this time.

   CONTINGENCY RESERVE

      As a Bermuda based Class 3 insurer (as defined above), Commercial Guaranty Assurance is generally not required to establish contingency reserves. If Commercial Guaranty Assurance were to assume reinsurance from a U.S. domiciled financial guaranty insurer, then Commercial Guaranty Assurance would be required to maintain contingency reserves, which would be maintained as part of its general reserves. See "Regulation."

   REINSURANCE

      On a case by case basis, Commercial Guaranty Assurance may arrange reinsurance with high quality and financially strong reinsurers. To the extent that Commercial Guaranty Assurance utilizes reinsurance, it has given Capital Reinsurance Company, a financial guarantor rated "Triple-A" by Standard & Poor's Ratings Services and FitchIBCA, Ltd., and Aa2 by Moody's Investors Service, a right of first offer to provide this reinsurance. The reinsurance of risk does not relieve Commercial Guaranty Assurance of its original liability to its policyholders. In the event that a reinsurer was unable to meet its obligations under a reinsurance contract, Commercial Guaranty Assurance would be liable for the defaulted amounts.

      Commercial Guaranty Assurance has entered into an excess of loss reinsurance facility agreement in 1997 with KRE Reinsurance Ltd., an affiliate of Capital Reinsurance Company rated AA by Standard & Poor's and AA+ by FitchIBCA. The agreement provides for a $20 million limit of liability during the nine year term of the agreement, with no reinstatement of the limit in the event of loss payments. The agreement covers all policies and guarantees written and reinsurance assumed by Commercial Guaranty Assurance from its inception.

      During October, 1998, Commercial Guaranty Assurance took steps to mitigate risks related to its exposure in connection with guarantees of several client credit facilities used to purchase asset-backed and real estate backed securities. As a result of turmoil in the capital markets during this time period, the spreads over treasuries at which investors were willing to purchase many types of securities widened considerably. This spread widening caused a decrease in the fair market value of many of the securities used as collateral for the insured credit facilities. The estimated fair market value of these securities had declined significantly during October. Many credit facilities have requirements that lenders' operating ratios, (the portfolio market value divided by the amount of the loan outstanding) be maintained above approved levels. In the event that an operating ratio falls below the required level and is not brought into compliance within the applicable cure period, the lender may liquidate the collateral and require Commercial Guaranty Assurance to pay any remaining balance outstanding under the credit facility.

      On October 30, 1998, Commercial Guaranty Assurance provided asset specific guarantees and obtained third party credit support on a "cut-through" basis on approximately $382 million par amount of securities in the investment portfolios of two of its clients, St. George Investments I and St. George Investments III. The three parties which provided this credit support are institutional investors in CGA Group. The effect of this third-party credit support was to substantially increase the market value and reduce the future market value volatility of the credit enhanced securities. In connection with these arrangements, Commercial Guaranty Assurance received a premium of $38.95 million from its two clients, and ceded an aggregate of $38.7 million to the institutions that provided the cut-through credit enhancement. Commercial Guaranty Assurance loaned an aggregate of $30 million to St. George Holdings, the parent corporation of St. George Investments I and St. George Investments
III) and Cobalt Holdings in order to permit them to provide their subsidiaries with sufficient funds to pay the premium for such credit support, and to meet such clients' ongoing liquidity needs. This loan reduced Commercial Guaranty Assurance's claims-paying resources by $30 million. As a result of these arrangements, St. George Investments I and St. George Investments III were and remain to date in full compliance with all loan to value covenants set out in these companies' credit facilities. On April 14, 1999, these credit support arrangements were terminated in their entirety. In connection with this termination, two subsidiaries of St. George Holdings received a refund of premium totaling approximately $29.5 million. On April 16, 1999, a portion of these funds was used to repay the $25 million note to Commercial Guaranty Assurance. Also on April 16, 1999, the $5 million note payable by Cobalt Holdings to Commercial Guaranty Assurance was assigned by Commercial Guaranty Assurance to CGA Group. The effect of these transactions was to increase claims-paying resources at Commercial Guaranty Assurance by $30 million.

     CGA Group had exposure totaling approximately $425 million related to the timely payment of interest and principal on a loan to St. George Investments I. The loan is payable in four equal annual installments with the first installment due November 11, 1999. In order to meet this obligation, CGA Investment Management, as the advisor to St. George Investments I, advised St. George Investments I to sell a portion of the underlying securities to special purpose vehicles that will repackage the securities as follows. Underlying securities were sold to two newly organized special purpose vehicles, financed by three classes of certificates. The two most senior classes of certificates, representing approximately 84% of the total, were purchased by a third party who is also an institutional investor in the CGA Group. CGA Group issued a 5.9% pool policy related to the underlying pool of securities. This transaction closed in April, 1999. The proceeds from this sale were sufficient to meet St. George Investments I's obligations due in November, 1999.

INSURANCE IN FORCE

      The following table shows Commercial Guaranty Assurance's net par outstanding insured obligations at December 31, 1998 by asset type and by credit rating:

                                       ASSET TYPE                                                  CREDIT RATING
                                       ----------                                                  -------------
Asset-backed securities
  (Consumer)                          $  456,521,235           29%               AAA               $   58,203,887             4%
Asset-backed securities
  (Corporate)                            345,612,368           22%               AA                    39,454,116             3%
Commercial mortgage-
  backed securities                      185,753,755           12%                A                   180,310,840            12%
Real estate investment
  trust debt                             381,777,437           24%               BBB                1,049,028,508            67%
Real estate investment
  trust preferred stock                   70,000,000            5%               BB                   175,692,856            11%
Sovereign                                120,000,000            8%            Not Rated                56,974,587             3%
    TOTAL                             $1,559,664,795          100%              TOTAL              $1,559,664,795           100%

CGA INVESTMENT MANAGEMENT, INC.

     CGA Investment Management is a Delaware corporation that is registered as an investment adviser with the Commission under the Investment Advisors Act of 1940, as amended. CGA Investment Management, which commenced operations in June, 1997, provides investment management and financial advisory services primarily to specialized investment vehicles and for the U.S. and international structured finance markets. CGA Investment Management's advisory team currently includes more than twenty experienced professionals in the areas of asset backed and structured finance, real estate finance and risk management.

   GENERAL

     CGA Investment Management acts as investment manager and/or collateral manager to specialized investment vehicles and other clients, including St. George Holdings, Cobalt Holdings, and their respective subsidiaries. Its activities in this capacity include providing advice regarding the purchase and sale of structured and other financial assets, the management of funding and market risk, and reporting and accounting functions. CGA Investment Management performs initial and ongoing credit reviews on the assets which it recommends for purchase to its clients, and the counterparties with which it negotiates financial hedges and derivative contracts. Investment guidelines are developed for each client to ensure that CGA Investment Management manages its clients' assets under agreed upon guidelines and limits.

     CGA Investment Management also acts as a financial adviser for its clients, which include issuers and investment banks, in evaluating structured finance alternatives and financing structures. CGA Investment Management's services in this capacity include providing assistance in evaluating, structuring and documenting structured finance transactions, and in organizing and performing due diligence relating to financial assets and structured transactions.

   INVESTMENT ADVISER/COLLATERAL MANAGEMENT SERVICES

     CGA Investment Management acts as investment manager and/or collateral manager to specialized finance vehicles, including St. George Holdings, Cobalt Holdings and their respective subsidiaries, which invest primarily in structured fixed income securities. In so acting, CGA Investment Management's duties include some or all of the following:

     o Identifying assets on behalf of its clients, including (1) analyzing credit, legal and market/optionability (i.e. interest rate, currency and prepayment) risks, and (2) negotiating the price, covenants, rights, remedies and all related documentation.

     o Identifying swaps, financial hedges and other derivative contracts on behalf of the client in order to manage the portfolio within prudent market risk limits as agreed with the client.

     o    Negotiating financing arrangements on behalf of its clients.

     o Preparing valuations, reports and other documents as may be required from time to time by its clients and persons providing financing to these clients in order to determine compliance with the clients' and their lenders' policies and procedures.

     o Analyzing the performance of assets including recommending the sales of investments when appropriate.

      Initial and ongoing credit reviews are performed by CGA Investment Management on

     o the assets which CGA Investment Management recommends for purchase to its investment management clients; and

     o the counterparties with which CGA Investment Management negotiates financial hedges or derivative contracts on behalf of its clients.

     CGA Investment Management performs market risk management (i.e., interest rate and currency risk) and operations using systems which integrate front, middle and back office applications with live feeds from market information services. CGA Investment Management has developed policies and procedures to ensure that it manages its clients' assets under agreed upon guidelines and limits.

   FINANCIAL ADVISORY SERVICES

     CGA Investment Management also acts as a financial advisor for its clients, which include financial asset issuers and investment banks, in evaluating structured finance alternatives and financing structures. CGA Investment Management charges advisory fees to its clients for its services. CGA Investment Management's services as financial advisor include the following:

     o providing assistance in evaluating, structuring and documenting structured finance transactions (which could include the purchase of credit enhancement provided by Commercial Guaranty Assurance); and

     o providing assistance in organizing and performing due diligence relating to financial assets and structured transactions.

   REGULATORY STATUS

      CGA Investment Management is a registered investment advisor under the United States Investment Advisers Act of 1940, as amended, which requires registration of all non-exempt advisors to conform their conduct to statutory norms. The act, among other things

     o    governs fee arrangements between advisors and clients;

     o prohibits fraudulent practices, prohibits the assignment of an investment advisory contract without the client's consent;

     o requires advisors to maintain books and records consistent with rules that may be promulgated by the Securities and Exchange Commission; and

     o authorizes the Securities and Exchange Commission to inspect these books and records.

   ST. GEORGE AND COBALT

     St. George Holdings was incorporated in the Cayman Islands as a limited liability corporation for the purpose of forming subsidiaries which invest in a wide range of assets, including commercial mortgage-backed securities, mortgage-backed securities, asset-backed securities and corporate securities. Cobalt Holdings was organized as a Delaware limited liability company for the purpose of forming subsidiaries which invest primarily in debt obligations, preferred stock issued by real estate investment trusts, asset backed securities backed by portfolios of credit card receivables and other fixed income securities. The St. George and Cobalt entities fund their respective investment portfolios through

     o    lending facilities provided by banks,

     o    loans provided by commercial paper conduit vehicles,

     o    the direct issuance of securities in the capital markets, and

     o through synthetic purchase arrangements such as total rate of return swaps, default swaps and repurchase agreements.

     CGA Investment Management acts as asset manager for St. George Holdings, Cobalt Holdings, and their respective subsidiaries. Commercial Guaranty Assurance has issued insurance policies which guarantee the payment obligations of the St. George and Cobalt entities under their respective financing arrangements. These policies generally insure the prompt payment of interest when due, and principal on maturity, of the respective security. We expect that the payment obligations of any other subsidiaries of St. George Holdings and Cobalt Holdings under their respective financing arrangements will similarly be guaranteed by Commercial Guaranty Assurance.

                                   REGULATION

BERMUDA

   THE INSURANCE ACT 1978 AND RELATED REGULATIONS

      The Insurance Act 1978 of Bermuda, as amended, and related regulations, which regulates the business of Commercial Guaranty Assurance, provides that no person shall carry on an insurance business in or from within Bermuda unless registered as an insurer under the Act by the Minister of Finance. The Minister, in deciding whether to grant registration, has broad discretion to act as he thinks fit in the public interest. The Minister is required by the Insurance Act to determine whether the applicant is a fit and proper body to be engaged in insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise. In connection with registration, the Minister may impose conditions relating to the writing of specific types of insurance. The registration of an applicant as an insurer is subject to its complying with the terms of its registration and other conditions as the Minister may impose at any time.

      An Insurance Advisory Committee appointed by the Minister advises him on matters connected with the discharge of his functions, and sub-committees thereof supervise and review the law and practice of insurance in Bermuda, including reviews of accounting and administrative procedures.

      The Insurance Act imposes on Bermuda insurance companies solvency and liquidity standards and auditing and reporting requirements and grants to the Minister powers to supervise, investigate and intervene in the affairs of insurance companies. Significant aspects of the Bermuda insurance regulatory framework, as it applies to Class 3 insurers such as Commercial Guaranty Assurance, are set forth below.

   CLASSIFICATION OF INSURERS

      The Insurance Act provides for four classes of registration of insurers carrying on general business. Commercial Guaranty Assurance is registered and licensed as a Class 3 insurer. Class 3 insurers are considered to be subject to a higher degree of regulation than Classes 1 and 2 insurers, which are primarily concerned with underwriting related or parent's risks. In addition, minimum capital and surplus for a Class 3 insurer is $1 million, whereas the minimum capital and surplus for Class 2 and Class 1 insurers is $250,000 and $120,000 respectively. There is also a Class 4 insurer classification which is used for property catastrophe reinsurance companies and companies involved in the excess liability business. By virtue of its class 3 license, Commercial Guaranty Assurance is authorized to carry on insurance business of all classes in or from within Bermuda subject to its compliance with the solvency margin, liquidity ratio and other requirements imposed on it by the Insurance Act.

   CANCELLATION OF INSURER'S REGISTRATION

      An insurer's registration may be canceled by the Minister on grounds specified in the Insurance Act, including failure of the insurer to comply with its obligations under the Insurance Act or if, in the opinion of the Minister after consultation with the Insurance Advisory Committee, the insurer has not been carrying on business in accordance with sound insurance principles.

   INDEPENDENT APPROVED AUDITOR

      Every registered insurer must appoint an independent auditor who will annually audit and report on the statutory financial statements and the statutory financial return of the insurer, which are required to be filed annually with the Registrar of Companies, who is the chief administrative officer under the Insurance Act. The auditor must be approved by the Minister as the independent auditor of the insurer. The approved auditor may be the same person or firm which audits the insurer's financial statements and reports for presentation to its shareholders.

   LOSS RESERVE SPECIALIST

      Each Class 3 insurer is required to submit an annual loss reserve opinion by the approved loss reserve specialist when filing its statutory financial statements and statutory financial return. The loss reserve specialist, who will normally be a qualified property/casualty actuary, must be approved by the Minister. Commercial Guaranty Assurance has received an exemption from having to appoint a loss reserve specialist and to file the annual loss reserve opinion on the condition that Commercial Guaranty Assurance maintains its claims-paying ability rating of not less than "Triple-A" by Duff & Phelps.

   STATUTORY FINANCIAL STATEMENTS

      An insurer must prepare annual statutory financial statements. The Insurance Act prescribes rules for the preparation and substance of the statutory financial statements (which include, in statutory form, a balance sheet, an income statement, and a statement of capital and surplus, and detailed notes to the statutory financial statements). The insurer is required to give detailed information and analyses regarding premiums, claims, reinsurance and investments. The statutory financial statements are not prepared in accordance with U.S. generally accepted accounting principles and are distinct from the financial statements prepared for presentation to the insurer's shareholders under The Companies Act 1981 of Bermuda, which financial statements may be prepared in accordance with U.S. generally accepted accounting principles. Commercial Guaranty Assurance, within a specified time, must file its statutory financial statements with the Registrar. The statutory financial statements must be maintained at the principal office of the insurer for a period of five years.

   MINIMUM SOLVENCY MARGIN

      The Insurance Act provides that the statutory assets of an insurer must exceed its statutory liabilities by an amount greater than the prescribed minimum solvency margin which varies with the class of the insurer and the insurer's net premiums written and loss reserve level.

   MINIMUM LIQUIDITY RATIO

      The Insurance Act provides a minimum liquidity ratio for general business. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, mortgages secured by first liens on real estate, investment income due and accrued, accounts and premiums receivable and reinsurance balances receivable. There are certain categories of assets which, unless specifically permitted by the Minister, do not automatically qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates, real estate and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities.

   RESTRICTION ON DIVIDENDS

      The payment of dividends or other distributions by Commercial Guaranty Assurance is limited under Bermuda insurance regulations. In accordance with these regulations, Commercial Guaranty Assurance is prohibited from paying dividends or other distributions unless after the payment the amount by which its general business assets exceed its general business liabilities is the greater of the following amounts:

    (a)    $1,000,000; or

    (b) the amount determined by applying the rate of 20% to net premiums written in the subject year up to $6,000,000 plus the rate of 15% applied to net premiums written in the subject year in excess of $6,000,000; or

    (c) the amount determined by applying the rate of 15% to reserves for losses and loss adjustment expenses reflected in the balance sheet at the date of determination.

      Commercial Guaranty Assurance may declare and pay a dividend or make a distribution out of contributed surplus or other assets legally available for distribution provided that after the payment of the dividend or distribution Commercial Guaranty Assurance will continue to meet its minimum solvency margin and minimum liquidity ratio as detailed above. Further, in accordance with Bermuda insurance regulations, before reducing by 15% or more its total statutory capital as set out in its previous year's financial statements, a Class 3 insurer such as Commercial Guaranty Assurance must apply to the Minister for his approval and is obliged to provide any information in connection with the application as the Minister may require.

      In addition, the fiduciary obligations of members of the board of directors to creditors, policyholders and shareholders apply to their votes in respect of dividends, distributions and redemptions.

      The above restrictions on distributions by Commercial Guaranty Assurance to CGA Group will restrict the ability of CGA Group to use the proceeds of the capital commitments to pay dividends to holders of CGA Group's securities, because all proceeds from the capital commitments will be contributed by CGA Group to Commercial Guaranty Assurance. For a description of the capital commitments, see "Description of Securities".

   SUPERVISION, INVESTIGATION AND INTERVENTION

      The Minister may appoint an inspector with extensive powers to investigate the affairs of an insurer if the Minister is satisfied that an investigation is required in the interest of the insurer's policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to him, the Minister may direct an insurer and others to produce documents or information relating to matters connected with the insurer's business.

      If it appears to the Minister that there is a significant risk of the insurer becoming insolvent, the Minister may direct the insurer not to take on any new insurance business; not to vary any insurance contract if the effect would be to increase the insurer's liabilities; not to make certain investments; to realize certain investments; to maintain in Bermuda, or transfer to the custody of a Bermuda bank, certain assets; and to limit its premium income. Further, in these types of circumstances, the Minister may direct that no dividends be paid.

      An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. The principal office of Commercial Guaranty Assurance is at Craig Appin House, 8 Wesley Street, Hamilton HM 11 Bermuda and Geoffrey Kauffman, Commercial Guaranty Assurance's President and Chief Underwriting Officer, is Commercial Guaranty Assurance's principal representative. Without a reason acceptable to the Minister, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act in this capacity, unless 30 days' notice in writing to the Minister is given of the intention to do so. It is the duty of the principal representative, within 30 days of his reaching the view that there is a likelihood of the insurer for which he acts becoming insolvent or its coming to his knowledge, or his having reason to believe, that an "event" has occurred, to make a report in writing to the Minister setting out all the particulars of the case that are available to him. Examples of this type of "event" include failure by the insurer to comply substantially with a condition imposed upon the insurer by the Minister relating to a solvency margin or a liquidity or other ratio.

   OTHER BERMUDA LAW MATTERS

      Although CGA Group and Commercial Guaranty Assurance are incorporated in Bermuda, each is classified as non-resident of Bermuda for exchange control purposes by the Bermuda Monetary Authority, Foreign Exchange Control. Because of its non-resident status, CGA Group may hold any currency other than Bermuda dollars and convert that currency into any other currency (other than Bermuda dollars) without restriction.

      As "exempted" companies, CGA Group and Commercial Guaranty Assurance may not, without the express authorization of the Bermuda legislature or under a license granted by the Minister, participate in certain types of business transactions, including:

     o the acquisition or holding of land in Bermuda (except as required for its business and held by way of lease or tenancy agreement for a term not exceeding 50 years);

     o    the taking of mortgages on land in Bermuda in excess of $50,000; or

     o the carrying on of business of any kind in Bermuda, except in furtherance of the business of CGA Group carried on outside Bermuda.

      The Bermuda government actively encourages foreign investment in "exempted" entities like the Company that are based in Bermuda but do not operate in competition with local businesses. As well as having no restrictions on the degree of foreign ownership, CGA Group and Commercial Guaranty Assurance are not currently subject to taxes on their income or dividends or to any foreign exchange controls in Bermuda. In addition there currently is no capital gains tax in Bermuda.

U.S. AND OTHER

      Commercial Guaranty Assurance is not admitted to do business in any jurisdiction except Bermuda. The insurance laws of each state of the U.S. and of many foreign countries regulate the sale of insurance within their jurisdictions by alien insurers, such as Commercial Guaranty Assurance, which are not authorized or admitted to do business within each jurisdiction. With some exceptions, this type of sale of insurance within a jurisdiction where the insurer is not admitted to do business is prohibited. We do not intend for Commercial Guaranty Assurance to maintain an office or to solicit, advertise, settle claims or conduct other insurance activities in any jurisdiction other than Bermuda where the conduct of these activities would require that Commercial Guaranty Assurance be so authorized or admitted.

      We intend that Commercial Guaranty Assurance will not write insurance in the U.S. We intend for Commercial Guaranty Assurance to conduct its business so as not to be subject to the licensing requirements of insurance regulations in the U.S. or elsewhere (other than Bermuda). We have developed operating guidelines, which include the acceptance of business through insurance brokers not resident in the U.S., to assist our personnel in conducting business in conformity with the laws of U.S. jurisdictions. We intend to follow these guidelines and expect that to the extent that these operating guidelines are followed, our activities will comply with applicable insurance laws and regulations. There can be no assurance, however, that insurance regulators in the U.S. or elsewhere will not review our activities and claim that we are subject to their jurisdiction's licensing requirements.

      Many states impose a premium tax (typically 2--4% of gross premiums) on U.S. insureds obtaining insurance from unlicensed foreign insurers, such as Commercial Guaranty Assurance, by direct placement. The premiums charged by Commercial Guaranty Assurance do not include any state premium tax. Each insured is responsible for determining whether it is subject to any state taxes and for paying these taxes as may be due.

      The U.S. also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers by insureds who are U.S. persons with respect to risks located in the U.S. The rates of tax applicable to premiums paid to Commercial Guaranty Assurance are currently 4% for insurance premiums and 1% for reinsurance premiums.

      CGA Investment Management has been registered under the United States Investment Advisers Act of 1940, as amended.

                                   MANAGEMENT

DIRECTORS AND OFFICERS OF THE COMPANY AND THE SUBSIDIARIES

      The table below sets forth the names, ages (as of September 30, 1999) and titles of the persons who are the members of the board of directors of CGA Group and the executive officers of the CGA Group and its subsidiaries.

         NAME                                                       AGE                  POSITION
         ----                                                       ---                  --------
Richard A. Price ................................................   52      Director, Chief Executive Officer and President,
                                                                              CGA Group
James R. Reinhart ...............................................   42      Vice President and Chief Financial Officer, CGA
                                                                              Group and Commercial Guaranty Assurance
Geoffrey N. Kauffman ............................................   41      President, Commercial Guaranty Assurance
Kem H. Blacker ..................................................   44      Managing Director and Chief Operating Officer,
                                                                              CGA Investment Management
Michael M. Miran ................................................   46      Managing Director and General Counsel,
                                                                              CGA Investment Management
Jean-Michel Wasterlain ..........................................   42      Managing Director, CGA Investment
                                                                              Management
Jay H. Shidler ..................................................   53      Chairman of the Board of Directors, CGA Group
David M. Barse ..................................................   37      Director, CGA Group
Robert L. Denton ................................................   47      Director, CGA Group
Richard S. Frary ................................................   52      Director, CGA Group
Eric A. Gritzmacher .............................................   51      Director, CGA Group
Alan S. Roseman .................................................   42      Director, CGA Group
Donald Kramer ...................................................   62      Director, CGA Group
Jeffrey P. Krasnoff .............................................   44      Director, CGA Group
Michael J. Morrissey ............................................   52      Director, CGA Group
F. Fuller O'Connor, Jr. .........................................   39      Director, CGA Group
Paul A. Rubin ...................................................   36      Director, CGA Group
Jay S. Sugarman .................................................   37      Director, CGA Group

     Our board of directors consists of thirteen members. The board has been elected in accordance with our bylaws and holds office until the next annual general meeting of the shareholders of CGA Group. Under our bylaws, the board of directors has the following composition: the Chairman (currently Jay H. Shidler), the Chief Executive Officer (currently Richard A. Price), the Management Member (currently Robert L. Denton) and ten members elected by the eligible shareholders. In connection with the sale of Series C preferred stock on March 31, 1999, (see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Subsequent Events"), the size of the board has been increased to fifteen members, with the two new vacancies to be filled by nominees elected by the holders of the Series C preferred stock. As of March 31, 1999, the two additional directors had not yet been elected. The quorum necessary for the transaction of business at a meeting of the board is a majority of the number of directors constituting the board.

     Pursuant to our bylaws, the board has established four committees. The compensation committee is comprised of Donald Kramer, Alan S. Roseman (as chairman), Paul A. Rubin and F. Fuller O'Connor, Jr., and is responsible for determining compensation for the officers of CGA Group and its subsidiaries and for authorizing and approving our employee benefits plans. The audit committee reviews the adequacy and effectiveness of the external auditors and the audit report, and is composed of Jeffrey P. Krasnoff (as chairman), Michael J. Morrissey, Paul A. Rubin, Richard S. Frary and David M. Barse. The underwriting committee is responsible for approving the credit underwriting guidelines for Commercial Guaranty Assurance and is composed of Donald Kramer, Jay H. Shidler, Jeffrey P. Krasnoff, Eric A. Gritzmacher (as chairman), F. Fuller O'Connor, Jr., and Jay S. Sugarman. The investment committee is responsible for recommending investment asset allocations, approving the investment guidelines which provide standards to ensure portfolio liquidity and safety, recommending to the board investment managers and custodians for portfolio assets. The investment committee is composed of David M. Barse (as chairman), Michael J. Morrissey, Robert L. Denton, Richard S. Frary and Jay S. Sugarman.

      The holders of the Series A preferred stock as a class may elect two additional members of the board of directors if and so long as one or more of the following events occurs:

     o CGA Group fails to pay stock and/or cash dividends on the Series A preferred stock or other preferred stock as required by it bylaws, or fails to make payments on permitted debt, if any, and the aggregate unpaid amounts exceed $5 million in value.

     o CGA Group does not pay the redemption price and premium, if any, of the Series A preferred stock when due.

     o CGA Group's noncompliance with any of the restrictions, limitations and covenants it made to the Series A investors in the Series A subscription agreement for a period of 60 days after receiving notice (from holders of 25% of the liquidation value of the Series A preferred stock) of the noncompliance, unless compliance has been waived by holders of 50% of the liquidation value of the Series A preferred stock.

     o CGA Group defaults in the performance of, or fails to comply with (and does not cure within the applicable time period), any obligation arising under any contract or instrument under which it has issued preferred stock or incurred permitted debt, and under which the unpaid amount exceeds $5 million.

     o A court of competent jurisdiction enters one or more judgments or orders against CGA Group, Commercial Guaranty Assurance or CGA Investment Management in an uninsured aggregate amount over $10 million, and the judgment or order is not discharged, waived, stayed or satisfied within 45 days, or is the subject of an ongoing appeal and CGA Group is not obligated to pay the amount while the appeal is pending.

     o CGA Group, Commercial Guaranty Assurance or CGA Investment Management files for or becomes subject to a bankruptcy, liquidation or reorganization proceeding.

     o Commercial Guaranty Assurance's claims paying ability rating is downgraded below "Double-A minus" (AA-) by Duff & Phelps for a period of 45 consecutive days.

CGA Group's bylaws contain provisions for the election of alternate directors.

BIOGRAPHICAL INFORMATION

     RICHARD A. PRICE--Director, Chief Executive Officer and President of CGA Group since July 5, 1996. Until July, 1996, Mr. Price was one of the top executives at Financial Guaranty Insurance Company, which he joined in 1985. Most recently, Mr. Price was President of FGIC Capital Markets Services, a wholly-owned subsidiary of General Electric Capital Corporation. The FGIC Capital Market Services companies provide various capital market services to municipalities and public finance bankers including investment advice, investment contracts and liquidity for tax-exempt variable rate debt issues. Mr. Price was responsible to General Electric Capital Corporation for forming these companies, marketing these products and services and establishing market, credit and operating risk controls. In 1988, Mr. Price led FGIC's entry into the structured finance markets, establishing FGIC's asset-backed securities, mortgage-backed securities and commercial real estate securitization activities. Mr. Price was a member of FGIC's three person Credit Policy Committee, along with FGIC's Chief Executive Officer and FGIC's Chief Credit Officer.

     Prior to joining FGIC, Mr. Price spent 11 years with Chemical Bank in a number of areas including Chemical's commercial real estate division where he was Vice President. He also spent several years at Bankers Trust with the responsibility of expanding Bankers' third party commercial paper dealer activities.

     Mr. Price received a bachelor's degree from Cornell University and a MBA from the Wharton School of Business.

     JAMES R. REINHART--Chief Financial Officer of CGA Group and Commercial Guaranty Assurance since January 1, 1997. Prior to joining CGA Group, Mr. Reinhart served as Chief Financial Officer and Executive Vice President of TriNet Corporate Realty Trust, Inc. from its inception in May 1993. Mr. Reinhart was previously Chief Financial Officer at Holman/Shidler Corporate Capital, TriNet's predecessor company and an affiliate company of

The Shidler Group, which he joined in 1986. Prior to joining The Shidler Group, Mr. Reinhart was a Division Controller for Coldwell Banker Real Estate Group, a staff auditor at the accounting firm of McKeehan, Hallstein, Kendall & Warner and served as an officer in the U.S. Marine Corps.

     Mr. Reinhart is a CPA and received a bachelor's degree in accounting from Bryant College and a MBA from National University.

      GEOFFREY N. KAUFFMAN--President of Commercial Guaranty Assurance since June 30, 1998, and Chief Underwriting Officer of Commercial Guaranty Assurance from January 1, 1997. Prior to joining Commercial Guaranty Assurance, Mr. Kauffman worked at AMBAC Financial Group, Inc., where he was a First Vice President in the Structured Finance & International Department. Mr. Kauffman joined AMBAC's Structured Finance & International Department in March of 1995 to help the group build a presence in international structured finance, and joined the MBIA/AMBAC International joint venture upon its inception in the fourth quarter of 1995. When the joint venture opened its London office in April 1996, Mr. Kauffman transferred temporarily to London to launch the joint venture's structured finance effort in London.

     Prior to joining AMBAC, Mr. Kauffman was the Acting Director of the asset backed securities group at Financial Guaranty Insurance Company and a member of FGIC's European strategy team. Mr. Kauffman joined FGIC in 1989 to help establish FGIC's presence in the asset backed securities market.

     Mr. Kauffman received a bachelor's degree from Vassar College and a MBA from Carnegie Mellon University.

     KEM H. BLACKER--Managing Director and Chief Operating Officer of CGA Investment Management since January 1, 1997. For the twelve years prior to joining CGA Investment Management, Mr. Blacker served in various key positions at FGIC. As Senior Product Manager at FGIC Capital Markets Services Group, Mr. Blacker invested in structured assets sourced in the euromarkets for the municipal guaranteed investment contract business and organized off-balance sheet vehicles. From 1990 to 1993, he served as FGIC's Director of Marketing & Product Development in London, launching the firm's expansion into the euromarkets.

     Prior to his time at FGIC, Mr. Blacker held Vice President positions with J.J. Lowry & Company and with E.F. Hutton in both its San Francisco and New York offices.

     Mr. Blacker received a bachelor's degree in economics from the University of California.

     MICHAEL M. MIRAN--Managing Director and General Counsel of CGA Investment Management since June 30, 1997. Prior to joining CGA Investment Management, Mr. Miran was Vice President and Senior Counsel at FGIC, where he was responsible for structuring, negotiating and documenting a wide range of commercial real estate, mortgage-backed securities and asset-backed securities transactions, including all of FGIC's international asset backed transactions. More recently, Mr. Miran also served as FGIC's Chief Compliance Officer, with responsibility over regulatory and corporate compliance.

     Before joining FGIC in 1990, Mr. Miran was an attorney for seven years with Weil, Gotshal and Manges in New York, where his practice covered a broad range of commercial transactions, including mergers and acquisitions, secured financings, debt restructurings and workouts, and capital markets and securities transactions.

     Mr. Miran received a bachelor of arts degree from New York University, and a juris doctorate degree from Fordham University School of Law.

     JEAN-MICHEL WASTERLAIN--Managing Director of CGA Investment Management since June 1, 1997. Mr. Wasterlain manages CGA Investment Management's real estate group. Prior to joining CGA Investment Management, Mr. Wasterlain was responsible for real estate lending and securitization at ING Barings. At ING, he created a commercial mortgage conduit which originated time sensitive and complex real estate loans, and structured commercial mortgage loan securitizations backed by these loans. Mr. Wasterlain's other responsibilities at ING included establishing and managing a $300 million commercial mortgage securities investment portfolio, and securing third party financing for ING's other real estate assets.

     Mr. Wasterlain also has previous experience in the financial guaranty business, at FGIC, and in investment banking, at Lehman Brothers. At FGIC, from 1990 to 1993, he worked on the credit enhancing of over $1 billion of commercial mortgage securities. At Lehman Brothers, from 1985 to 1990, he was involved in residential and commercial mortgage-backed securities, as well as providing investment banking coverage to financial institutions.

     Mr. Wasterlain received a bachelor's degree in economics from Stanford University and a MBA from the Wharton Graduate School of Business.

     JAY H. SHIDLER--Chairman of the Board of Directors of CGA Group since June 21, 1996. Mr. Shidler is the Founder and Managing Partner of The Shidler Group, which he founded in 1970. Mr. Shidler is a founder of, and since June 1994, Chairman of, First Industrial Realty Trust, Inc. (NYSE: FR). Since October 1997, Mr. Shidler has served as Chairman of Corporate Office Properties Trust (NYSE:
OSC).

     DAVID M. BARSE--Director of CGA Group since June 18, 1997. Since May 1998, he has served as President and Chief Operating Officer of Third Avenue Trust, an open-end management investment company, where he served as Vice-President and Chief Operating Officer from June 1995 until his election as President. From April 1995 until February 1998, Mr. Barse served as Vice-President and Chief Operating Officer of EQSF Advisors, Inc., Third Avenue's investment advisor, where he currently serves as President and Chief Operating Officer. Since June 1995, Mr. Barse has been the President of M.J. Whitman, Inc., a registered broker-dealer, and of M.J. Whitman Holding Corp. Mr. Barse joined the predecessors of M.J. Whitman in December 1991 as general counsel.

     ROBERT L. DENTON--Director of CGA Group since July 5, 1996. Since January 1995, Mr. Denton has served as a Managing Partner of The Shidler Group and resident principal in its New York office. Prior to joining The Shidler Group, Mr. Denton was employed from December 1991 to December 1994 as an investment banker at Providence Capital, Inc., which he co-founded. Prior to joining Providence Capital, Mr. Denton was employed as a management consultant at Booz, Allen & Hamilton, Inc.

     RICHARD S. FRARY--Director of CGA Group from June 18, 1997 to March 31, 1999, and from September 10, 1999 to present. Since 1990, Mr, Frary has worked in investment banking and real estate investment at Tallwood Associates, which he co-founded and for which he serves as President. Mr. Frary is also a director of Washington Homes, Inc.

     ERIC A. GRITZMACHER--Director of CGA Group since June 18, 1997. Since 1987, Mr. Gritzmacher has served as Vice President, Investments for Pacific Life Insurance Company (formerly Pacific Mutual Life Insurance Company).

     DONALD KRAMER--Director of CGA Group since June 18, 1997. Mr. Kramer is currently a Director and, since July 1996, Vice Chairman of ACE Limited and its affiliated companies ACE Insurance Company Limited, ACE US, ACE London Underwriting Limited, Methuen Underwriting Limited, ACE Europe Limited, Tempest Reinsurance Company Limited and Corporate Officers and Directors Assurance Ltd. Mr. Kramer serves as a director of National Benefit Life Insurance Company of New York City, and of Rosgal Insurance Company, Moscow. Mr. Kramer is President and Chief Executive Officer of Tempest Reinsurance Company Limited, where he has served since 1993. From March until September 1993, he was President of the Kramer Capital Corporation.

     JEFFREY P. KRASNOFF--Director of CGA Group since June 18, 1997. Mr. Krasnoff became the President of LNR Property Corporation when it was formed in June, 1997 and he became a director in December 1997. From 1987 until June 1997, he was a Vice President of Lennar Corporation. From 1990 until he became the President of LNR, Mr. Krasnoff was involved almost entirely in Lennar's real estate investment and management division.

     MICHAEL J. MORRISSEY--Director of CGA Group since June 18, 1997. Mr. Morrissey has served as the Chairman and Chief Executive Officer of The Firemark Group, an investment management firm specializing in public and private insurance related investments, for the past fifteen years. He also serves as a director of NewCap Re, ONYX, Health Care First, FinPac and Post Acute Care.

     F. FULLER O'CONNOR, JR.--Director of CGA Group since September 10, 1999. Since August 1996, Mr. O'Connor has served as Managing Director of Prudential Securities, where he specializes in real estate investment banking. From August 1994 to August 1996, he served in the real estate finance group at Chase Manhattan Bank, where he specialized in commercial mortgage backed securities.

     ALAN S. ROSEMAN--Director of CGA Group since January 27, 1999. Mr. Roseman is currently a director, and since 1989, General Counsel, of Capital Reinsurance Corporation, where he also serves as Executive Vice President and Secretary.

     PAUL A. RUBIN--Director of CGA Group since June 18, 1997. In April 1995, Mr. Rubin became a principal of Olympus Partners, an investment limited partnership, and he became partner of Olympus in December 1996. Prior to joining Olympus in April 1995, Mr. Rubin worked as Vice President at Summit Partners, a venture capital firm in Boston, which he joined in July 1990.

     JAY S. SUGARMAN--Director of CGA Group since June 18, 1997. Mr. Sugarman is currently President and since November 1997, Chief Executive Officer, of Starwood Financial Trust, a finance company focused exclusively on commercial real estate. Prior to his arrival in 1993 at Starwood Capital Group, a real estate fund, where he has served as Senior Managing Director, Mr. Sugarman managed a diversified, privately-owned investment fund.

EXECUTIVE COMPENSATION

     The information set forth below describes the components of the total compensation of the Chief Executive Officer and the other four most highly compensated executive officers of CGA Group for services rendered during the fiscal year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                                        LONG TERM
                                                     ANNUAL COMPENSATION                              COMPENSATION
        --------------------------------------------------------------------------------------------  -------------
                 (a)                          (b)            (c)            (d)             (e)            (f)            (g)
                                                                                       OTHER ANNUAL                   ALL OTHER
              NAME AND                                     SALARY          BONUS       COMPENSATION   LTIP PAYOUTS   COMPENSATION
         PRINCIPAL POSITION                  YEAR            ($)            ($)             ($)            ($)            ($)
        -------------------                  ----          ---------      ---------   --------------  -------------  -------------
Richard A. Price ..........................  1998           300,000         75,000     144,931(1)           0              0
  Chief Executive Officer,                   1997           162,500        160,274      45,061(2)           0              0
  President and Director, CGA
  Group

Jean-Michel Wasterlain ....................  1998           175,000        175,000          5,000           0              0
  Managing Director,                         1997            94,792        225,000        179,994(3)(4)     0              0
  CGA Investment Management

Michael M. Miran ..........................  1998           200,000        145,000          5,000           0              0
  Managing Director and                      1997           100,769        150,000              0           0              0
  General Counsel,
  CGA Investment Management

Kem H. Blacker ............................  1998           225,000        105,000          5,000           0              0
  Chief Operating Officer,                   1997           121,875        200,000         73,745(3)        0              0
  CGA Investment Management

Landon D. Parsons .........................  1998           170,000        145,000          5,000           0              0
  Director and Co-Head                       1997            63,750        155,000              0           0              0
  of Structured Finance,
  CGA Investment Management

--------

(1)  Includes housing allowance of $126,385.

(2)  Includes housing allowance of $36,750.

(3) Amounts include payments by CGA Group of $50,244 and $68,995 made to Messrs. Wasterlain and Blacker, respectively, for services rendered prior to June 17, 1997, pursuant to CGA Group's assumption of these individuals' employment agreements with CGA Funding, L.P.

(4) Amount includes payment by CGA Group of $125,000 made to Mr. Wasterlain as buyout of his bonus arrangement with previous employer.

DIRECTOR COMPENSATION AND BENEFITS

      The chairman and the directors do not receive compensation in connection with their service as members of CGA Group's board. All members of CGA Group's board are reimbursed by CGA Group for transportation to all meetings of the board of directors or a committee thereof as well as all reasonable expenses in connection with such service.

DIRECTORS AND OFFICERS INSURANCE

      Management maintains insurance to insure against liabilities asserted against any director, officer, employee or agent of CGA Group arising out of the performance of such duties.

REMUNERATION AND EMPLOYEE AGREEMENTS

   LONG-TERM INCENTIVE PLANS

      CGA Group adopted a stock warrant plan to promote equity ownership of CGA Group by selected employees, and the founders and sponsoring investors of CGA Group and its subsidiaries, to increase their proprietary interest in the success of CGA Group and/or to encourage them to remain in the employ of CGA Group and its subsidiaries. On June 17, 1997, 2,342,500 warrants were issued. Each warrant represents a right to purchase, on or prior to June 17, 2007, one share of common stock of CGA Group at an exercise price of $5.00 per share. The warrants issued to employees vest ratably over a four-year period. All warrants issued to the founders and sponsoring investors of CGA Group pursuant to the stock warrant plan vested immediately upon issuance. In addition, the warrants contain certain adjustments for dilutive events and certain protections for reorganization, and consolidations or mergers.

   401(K) PLAN

      CGA Group maintains a qualified retirement plan (401(K) plan) for all its employees. The amounts contributed by CGA Group during the fiscal year ended December 31, 1998 for the executive officers named in the above table was $25,000.

   MANAGEMENT CONTRACTS

      As of January 1, 1997, CGA Group entered into an employment agreement with Richard A. Price, as Chief Executive Officer and President of CGA Group, for a term of three years and subject to annual renewal thereafter. Mr. Price's employment agreement with CGA Group provides for the payment of a base salary of $300,000 and a discretionary annual cash bonus based upon an annual incentive plan approved by the compensation committee of CGA Group's board of directors. The employment agreement automatically renews for a one-year period upon the end of the term of the agreement, unless terminated by CGA Group or Mr. Price, and provides that if his employment is terminated other than for "cause", he shall receive a severance payment of not less than one-half of his then-current base salary plus relocation expenses.

      CGA Investment Management has entered into employment agreements with Kem
H. Blacker, Michael M. Miran, Jean-Michel Wasterlain and Landon D. Parsons, in each case for a term of one year. The employment agreements of Messrs. Blacker, Miran, Wasterlain and Parsons provide for the payment of base salaries of $200,000, $200,000, $175,000 and $170,000 per annum, respectively, and discretionary annual cash bonuses in an amount based upon an annual incentive plan approved by the compensation committee of CGA Group's board of directors. Each of these employment agreements automatically renews for a one-year period upon the anniversary of the agreement, unless terminated by CGA Group or the employee. The employment agreements of Messrs. Blacker, Miran, Wasterlain and Parsons each provide that if the employee's employment is terminated other than for "cause", the employee shall receive a severance payment of not less than one-half of his then-current base salary.

      Each of the employment agreements described above contains provisions relating to the payment of base salary and discretionary bonus with respect to the contract period, grants of warrants to purchase common stock of CGA Group, the exclusivity of the employee's services, severance benefits in the event of termination other than for "cause", noncompetition and confidentiality. In addition, the directors and officers of CGA Group shall be indemnified and secured harmless out of the assets of CGA Group from and against all actions, costs and charges that they may incur or sustain by or by reason of any act done in or about execution of their duty. CGA Group has also purchased insurance for its business obligations.

BERMUDA-BASED EMPLOYEES

      Richard A. Price, James R. Reinhart and Geoffrey N. Kauffman are based in Bermuda. Since none of the key employees based in Bermuda are Bermudian, their employment in Bermuda is subject to the specific permission of the appropriate governmental authority. While CGA Group is not currently aware of any reasons why the current work permits for these officers will not be renewed, there can be no assurance that they will be.

CONFLICTS

      CGA Group's board of directors has adopted a resolution to the effect that future transactions between CGA Group or any of its subsidiaries or affiliates, on one hand, and Jay Shidler, The Shidler Group or any affiliates of The Shidler Group, on the other hand, is restricted. Management believes that Mr. Shidler's real estate investments do not pose a conflict of interest with the business of CGA Group. However, to eliminate any appearance of a conflict, CGA Group, its subsidiaries and its affiliates have established a policy of not providing insurance guaranties or investment services to Mr. Shidler or his affiliates. In addition, Mr. Shidler does not receive any compensation while he serves as Chairman or otherwise as a director of CGA Group, except reimbursements for travel expenses.

      Except for the arrangements described below under "Related Party Transactions", CGA Group does not, and does not permit any of its subsidiaries to, directly or indirectly, conduct any business with any of the members of the board of directors or any of their affiliates, unless the transaction or series of transactions are in the best interests of CGA Group as determined by the disinterested members of the board of directors and are entered into on an arms-length basis.

      Commercial Guaranty Assurance may not insure risks of stockholders or their affiliates without bringing the proposed action to the attention of the board of directors. The decision whether Commercial Guaranty Assurance may insure risks of this type will be determined by a vote by the board of directors.

                           RELATED PARTY TRANSACTIONS

      Commercial Guaranty Assurance and Capital Reinsurance Company have entered into an agreement as of June 4, 1997 which grants Capital Reinsurance Company the right to make the first offer to provide reinsurance for all insurance contracts, including contracts of financial guaranty as reinsurance, issued by Commercial Guaranty Assurance. Capital Reinsurance Company rights under the right of first offer agreement terminate on the earlier of (a) the date that Capital Reinsurance Company no longer owns 5% of the common stock of CGA Group or (b) a public offering of capital stock by CGA Group.

      CGA Investment Management has entered into asset management agreements with each of the existing subsidiaries of St. George Holdings, Cobalt Holdings, and each of their respective subsidiaries. Pursuant to these agreements, CGA Investment Management will perform advisory, asset management and related services for these companies. CGA has guaranteed the payment obligations of these companies under their financing arrangements, and is expected to guarantee the payment obligations of any other subsidiaries of St. George Holdings or Cobalt Holdings which may be established in the future in respect of their financing obligations. See "The Company--CGA Investment Management, Inc.--St. George and Cobalt."

      In October 1998, Commercial Guaranty Assurance provided asset-specific guarantees and obtained third party credit support on a "cut-through" basis on approximately $382 million par amount of securities in the investment portfolios of two of its clients, St. George Investments I and St. George Investments III. The three parties which provided such credit support are institutional investors in the Company. In connection with these arrangements, Commercial Guaranty Assurance received a premium of $38.95 million from St. George Investments I and St. George Investments III, and ceded an aggregate of $38.7 million to the three institutions which provided this credit support. Commercial Guaranty Assurance loaned $30 million to St. George Holdings (the parent corporation of St. George Investments I and St. George Investments IIIs) in order to permit St. George Holdings to provide its subsidiaries with sufficient funds to pay the premium for this credit support, and to meet its clients' liquidity needs. See "The Company--Commercial Guaranty Assurance, Ltd.--Reinsurance."

      CGA Group pays the holders of its investment units an aggregate of $600,000 per annum as a fee with respect to the $60 million in capital commitments. See "Security Ownership of Certain Beneficial Owners and Management".

      CGA Group held a note receivable from its chief executive officer for $1.25 million which was issued in connection with the June 17, 1997 recapitalization of CGA Group in exchange for 250,000 shares of CGA Group's common stock. The note was interest-bearing at a rate of 7% compounded semi-annually. On October 8, 1997, the chief executive officer repaid $1 million of the note along with the accrued interest thereon. The loan was then repaid in full on January 31, 1998.

      On April 26, 1999, CGA Group sold 973,483 shares of Series C preferred stock to employees of CGA Group and its subsidiaries. The shares were sold for $1.20 each, for a total of approximately $1.2 million. The shares were 90% financed by CGA Group at 7% per annum with equal principal installments due annually over a three-year period.

                              SELLING STOCKHOLDERS

      The registration statement of which this prospectus is a part has been filed pursuant to Rule 415 under the Securities Act to afford the holders of Series A preferred stock listed in the table below the opportunity to sell their Series A Preferred Stock in a public transaction. By virtue of their ownership of CGA Group's investment units, several of the selling stockholders, because they are eligible to do so under CGA Group's bylaws, have elected designees to the board of directors of CGA Group. See "Management--Directors and Officers of CGA Group and its subsidiaries" and "Security Ownership of Certain Beneficial Owners and Management." Share numbers and percentages listed below are as of September 30, 1999.


                                                         BENEFICIAL OWNERSHIP                        BENEFICIAL OWNERSHIP
                                                          ON THE DATE HEREOF                              AFTER SALE*
                                                        ----------------------     NUMBER OF        ----------------------
                                                        NUMBER OF      PERCENT      SERIES A        NUMBER OF      PERCENT
                                                        SERIES A         OF          SHARES         SERIES A         OF
        NAME                                             SHARES         CLASS     TO BE OFFERED      SHARES         CLASS
        ----                                             ------         -----     -------------      ------         -----

Putnam Investments (10 funds)(1)(2) ................     902,325        25.4         902,325            0              0
Oppenheimer (6 funds)(1)(3) ........................     683,582        19.2         683,582            0              0
Third Avenue Trust on behalf of the
  Third Avenue Value Fund Series(5) ................     601,554        16.9         601,554            0              0
Lennar Capital Services, Inc. (5) ..................     437,491        12.3         437,491            0              0
Olympus Partners (2 funds)(1)(6) ...................     328,121         9.2         328,121            0              0
ACE Limited(5) .....................................     273,433         7.7         273,433            0              0
Pacific Life Insurance Company
  (2 companies)(1)(4)(5) ...........................     273,434         7.7         273,434            0              0
Capital Reinsurance Company(5) .....................      54,687         1.5          54,687            0              0

---------

* Assumes the sale of all shares of Series A preferred stock offered by the registration statement of which this prospectus is a part. The selling stockholders may offer all or only some of such shares.

(1) These parties are investment managers with discretion for various funds under their control.

(2) The ten funds are: The Putnam Fiduciary Trust Company on behalf of Putnam High Yield Fixed Income Trust (DBT) and Putnam High Yield Managed Trust, Putnam Diversified Income Trust, Putnam Diversified Income Trust II, Putnam Funds Trust-Putnam High Yield Total Return Fund, Putnam High Yield Advantage Fund, Putnam High Yield Trust, Putnam Managed High Yield Trust, Putnam Variable Trust-Putnam VT Diversified Income Fund, Putnam Variable Trust-Putnam VT High Yield Fund.

(3) The six funds are: Oppenheimer Champion Income Fund, Oppenheimer High Yield Fund, Oppenheimer Multi-Sector Income Trust, Oppenheimer Strategic Income Fund, Oppenheimer Variable Account Funds for the account of Oppenheimer High Income Fund.

(4) The two companies are: Pacific Life Insurance Company and PM Group Life Insurance Company.

(5) Under CGA Group's bylaws, each of these selling stockholders, by virtue of its ownership of CGA Group's investment units, has the right to appoint one director of CGA Group so long as the selling stockholder together with its affiliates owns the lesser of (a) at least 5% of the shares of common stock then outstanding or (b) the number of shares of common stock acquired by the selling stockholder under the subscription agreement for the investment units. See "Management--Directors and Executive Officers of CGA Group and its subsidiaries."

(6) The two funds are: Olympus Growth Fund II, L.P. and Olympus Executive Fund, L.P.

                              PLAN OF DISTRIBUTION

     The shares of Series A preferred stock offered by this prospectus are being offered directly by the selling stockholders. The sale of the securities may be effected by the selling stockholders from time to time in transactions in the over-the-counter market, in negotiated transactions or a combination of these methods of sale. In each case, these sales could be made at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling stockholders may effect these transactions by selling securities to or through broker dealers. Broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from selling stockholders and/or purchasers of securities for whom these broker-dealers may act as agents or to whom they sell as principals, or both. The compensation as to a particular broker-dealer may be in excess of customary commissions. These broker-dealer(s) may be affiliated with, be customers of, or engage in transactions with or perform services for one or more of the selling stockholders and/or CGA Group in the ordinary course of business. CGA Group will keep the registration statement of which this prospectus is a part or a similar registration statement effective until the earliest to occur of

     o the date that all securities registered pursuant to the registration statement have been disposed of in accordance with the plan of disposition indicated in this prospectus,

     o the date that all securities registered pursuant to the registration statement have become saleable pursuant to Rule 144 under the Securities Act, or

     o three years from the date the registration statement was first declared effective.

      At the time a particular offer of the securities is made, to the extent required, a post-effective amendment will be distributed which will set forth the number of securities being offered and the terms of the offering. The post-effective amendment will include the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the securities purchased from the selling stockholders, any discounts, commissions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

      In order to comply with state securities laws, if applicable, the securities will be sold in these jurisdictions only through registered or licensed brokers or dealers to the extent required by these laws. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by CGA Group and the selling stockholder.

      The selling stockholders and any broker-dealers, agents or underwriters that participate with selling stockholders in the distribution of securities may be deemed to be "underwriters" as defined in the Securities Act. In this event, all brokerage commissions or discounts and other compensation received by these selling stockholders, brokers-dealers, agents or underwriters may be deemed underwriting compensation under the Securities Act. In addition, any of the securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to the prospectus.

      In addition, the selling stockholders and any others engaged in distribution of securities will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of securities by the selling stockholders.

      CGA Group agreed to register the securities under the Securities Act and to indemnify and hold the selling stockholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the selling stockholders of the securities.

      See "Selling Stockholders".

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following tables set forth certain information regarding the ownership of CGA Group's securities of

     o each person known by the CGA Group to own beneficially five percent or more of the outstanding shares of any class of CGA Group's voting securities;

     o    each of CGA Group's directors;

     o    each of CGA Group's executive officers; and

     o    all directors and executive officers of CGA Group as a group.

None of the directors or executive officers of CGA Group own beneficially any shares of CGA Group's Series A preferred stock.

SERIES A PREFERRED STOCK (as of September 30, 1999).

                                                                            NUMBER OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                    BENEFICIALLY OWNED        PERCENT OF CLASS
---------------------------------------                                    ------------------        ----------------

Putnam Investments
  One Post Office Square, Boston, MA 02109 ..........................              902,325                 25.4
Oppenheimer Funds
  Two World Trade Center, 34th Floor, New York, NY 10048 ............              683,582                 19.2
Third Avenue Trust on behalf of the
  Third Avenue Value Fund Series
  767 Third Ave., New York, NY 10017 ................................              601,554                 16.9
Lennar Capital Services, Inc.
  760 N.W. 107th Ave., Suite 300, Miami, FL 33172 ...................              437,491                 12.3
Olympus Partners ....................................................              328,121                  9.2
Pacific Life Insurance Company
  700 Newport Center Drive, Newport Beach, CA 92660 .................              273,434                  7.7
ACE Limited
  Suite 653, 48 Par-La Ville Road, Hamilton, HM11, Bermuda ..........              273,433                  7.7
Capital Reinsurance Company
  1325 Avenue of the Americas, New York, NY 10019 ...................               54,687                  1.5

-----------

(1) See the footnotes to the table on page 41 above entitled "Selling Stockholders."

SERIES C PREFERRED STOCK (as of September 30, 1999).

                                                                             NUMBER OF SHARES
                                                                               BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                            OWNED              PERCENT OF CLASS
---------------------------------------                                            -----              ----------------
Pacific Life Insurance Company
  700 Newport Center Drive, Newport Beach, CA 92660 .................            10,553,309                 12.5
Morgan Guaranty Trusts (2 trusts)(2), (3)
  522 Fifth Avenue, New York, NY 10036 ..............................             5,636,684                 11.1
Third Avenue Trust
  767 Third Ave., New York, NY 10017 ................................             6,045,667                 10.7
Olympus Partners
  Metro Centre, One Station Place, Stamford, CT 06902 ...............             5,454,882                 10.7
ACE Limited
  Suite 653, 48 Par-La Ville Road, Hamilton, HM11, Bermuda ..........             5,978,543                 10.7
Lennar CGA Holdings, Inc.
  760 N.W. 107th Ave., Suite 400, Miami, FL 33172 ...................             5,224,666                  8.6

-----------

(1) See the footnotes to the table on page 41 above entitled "Selling Stockholders."

(2) These parties are investment managers with discretion for various funds under their control.

(3) The two trusts are: Morgan Guaranty Trust Company of New York as Trustee of the Multi-market Special Investment Trust Fund of Morgan Guaranty Trust Company of New York and Morgan Guaranty Trust Company of New York as Trustee of the Commingled Pension Trust Fund (Multi-market Special Investment Fund II) of Morgan Guaranty Trust Company of New York.

COMMON STOCK (as of September 30, 1999).

                                                                        NUMBER OF SHARES              PERCENT
NAME OF BENEFICIAL OWNER*                                              BENEFICIALLY OWNED            OF CLASS
-------------------------                                              ------------------            --------
Third Avenue Value Fund(1)
  767 Third Avenue, New York, NY 10017 ...........................           3,387,395                 11.4
Olympus Partners (2)
  Metro Centre, One Station Place, Stamford, CT 06902 ............           3,366,634                 11.3
Pacific Life Insurance Company(3)
  700 Newport Center Drive, Newport Beach, CA 92660 ..............           3,362,472                 11.3
Capital Reinsurance Company(4)
  1325 Avenue of the Americas, New York, NY 10019 ................           3,345,857                 11.2
Morgan Guaranty Trust
  522 Fifth Avenue, New York, NY 10036 ...........................           2,959,783                  9.9
ACE Limited(5)
  Suite 653, 48 Par-La Ville Road, Hamilton, HM11, Bermuda .......           2,885,087                  9.7
Lennar CGA Holdings, Inc.(6)
  760 N.W. 107th Ave., Suite 400, Miami, FL 33172 ................           2,324,673                  7.8
The Equitable Life Assurance Society of the United States
  1290 Avenue of the Americas, New York, NY 10104 ................           1,909,548                  6.4
CGA Firemark Venture Fund I, LLC
  c/o The Firemark Group, 67 Park Place, Morristown, NJ 07960 ....           1,432,454                  4.8

-----------

*    See also the footnotes to the tables on pages 41 and 42.

          SECURITY OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS
                           (AS OF SEPTEMBER 30, 1999)

      None of the directors or officers of CGA Group own shares of CGA Group Series A preferred stock.

      The percentages listed in the right column of the table below assume 29,781,369 shares of common stock, comprised of 28,005,648 shares of common stock, investor warrants (held by the holders of Series A preferred stock) to purchase 270,000 shares of common stock, sponsor and founder warrants to purchase 847,729 shares of common stock and vested employee warrants to purchase 657,992 shares of common stock and employee warrants to purchase 328,996 shares of common stock which vested on June 17, 1999.

                                                                 NUMBER OF
                                                                 SHARES OF                         NUMBER OF
                                                                 SERIES C          PERCENT         SHARES OF            PERCENT OF
                                                              PREFERRED STOCK     OF CLASS       COMMON STOCK              CLASS
                                                              ---------------     --------       ------------              -----
David M. Barse (7) .....................................               0               0                   0                  0
Robert L. Denton (8) ...................................          32,801               *             165,607                  *
Richard S. Frary .......................................               0               0                   0                  0
Eric A. Gritzmacher (9) ................................               0               0                   0                  0
Donald Kramer (10) .....................................               0               0                   0                  0
Jeffrey P. Krasnoff (11) ...............................               0               0                   0                  0
Michael J. Morissey (13) ...............................               0               0                   0                  0
Richard A. Price (13) ..................................               0               0             531,706                1.8
Alan S. Roseman (14) ...................................               0               0                   0                  0
Paul A. Rubin (15) .....................................               0               0                   0                  0
F. Fuller O'Connor, Jr. (16) ...........................               0               0                   0                  0
Jay H. Shidler (17) ....................................               0               0             937,913                3.1
Jay S. Sugarman (18) ...................................               0               0                   0                  0
Kem H. Blacker (19) ....................................               0               0             132,232                  *
Jean-Michel Wasterlain (20) ............................               0               0              98,730                  *
Michael M. Miran (21) ..................................               0               0              27,161                  *
Landon D. Parsons (22) .................................               0               0              18,073                  *
Directors and Named Executive
  Officers as a group ..................................          32,801               *           1,911,422                6.1

-----------

*    Less than one percent.

(1) Includes 3,341,703 shares of common stock and warrants to purchase 45,692 shares of common stock.

(2) Includes 3,341,711 shares of common stock and warrants to purchase 24,923 shares of common stock.

(3) Includes 3,341,703 shares of common stock and warrants to purchase 20,769 shares of common stock.

(4) Includes 3,341,703 shares of common stock and warrants to purchase 4,154 shares of common stock.

(5) Includes 2,864,318 shares of common stock and warrants to purchase 20,769 shares of common stock.

(6) Includes 2,291,442 shares of common stock and warrants to purchase 33,231 shares of common stock.

(7) Excludes 3,341,703 shares of common stock, warrants to purchase 20,769 shares of common stock, 601,554 shares of Series A preferred stock and 6,045,667 shares of Series C preferred stock held of record by Third Avenue Trust, for which Mr. Barse, a Director of CGA Group, serves as President and Chief Operating Officer. Mr. Barse disclaims beneficial ownership of these securities held by Third Avenue Trust.

(8) Includes 68,511 and 17,024 shares of common stock and warrants to purchase 64,135 and 15,937 shares of common stock held of record by Mr. Denton and Mr. Denton's wife, Doreen A. Denton, respectively, and includes 32,801 shares of Series C preferred stock owned by Ms. Denton.

(9) Excludes 3,341,703 shares of common stock, warrants to purchase 20,769 shares of common stock, 273,434 shares of Series A preferred stock and 10,553,309 shares of Series C preferred stock held of record by Pacific Life Insurance Company for which Mr. Gritzmacher, a Director of CGA Group, serves as Vice President, and its affiliates. Mr. Gritzmacher disclaims beneficial ownership of these securities held of record by such entities.

(10) Excludes 2,864,318 shares of common stock, warrants to purchase 20,769 shares of common stock, 273,433 shares of Series A preferred stock and 5,978,543 shares of Series C preferred stock held of record by ACE Limited, for which Mr. Kramer, a Director of CGA Group, serves as director. Mr. Kramer disclaims beneficial ownership of these securities held of record by ACE Limited.

(11) Excludes 2,291,442 shares of common stock, warrants to purchase 33,231 shares of common stock and 5,224,666 shares of Series C preferred stock held of record by Lennar CGA Holdings Inc. and 437,491 shares of Series A preferred stock held of record by Lennar Capital Services. Mr. Krasnoff serves as President of LNR Property Corporation, an affiliate of Lennar CGA Holdings, Inc. and of Lennar Capital Services, Inc. Mr. Krasnoff disclaims beneficial ownership of these securities held of record by Lennar CGA Holdings, Inc.

(12) Excludes 1,432,154 shares of common stock and 1,818,303 shares of Series C preferred stock held of record by CGA Firemark Venture Fund I, LLC. Mr. Morrissey, a Director of CGA Group, serves as Chairman and Chief Executive Officer of the Firemark Group, an affiliate of CGA Firemark Venture Fund I, LLC. Mr. Morrissey disclaims beneficial ownership of these securities held of record by CGA Firemark Venture Fund I, LLC.

(13) Includes 148,544 shares of common stock and warrants to purchase 383,162 shares of common stock.

(14) Excludes 3,341,703 shares of common stock, warrants to purchase 4,154 shares of common stock and 54,687 shares of Series A preferred stock held of record by Capital Reinsurance Company, for which Mr. Roseman, a Director of CGA Group, serves as General Counsel, Executive Vice President and Secretary of Capital Reinsurance Company. Mr. Roseman disclaims beneficial ownership of these securities held of record by Capital Reinsurance Corporation.

(15) Excludes 3,341,711 shares of common stock, 328,121 shares of Series A preferred stock and 5,454,882 shares of Series C preferred stock held of record by Olympus Growth Fund II, L.P. and Olympus Executive Fund, L.P. Mr. Rubin, a Director of CGA Group, is a partner of Olympus Partners, an affiliate of these two funds. Mr. Rubin disclaims beneficial ownership of these securities held of record by such entities.

(16) Excludes 954,770 shares of common stock and 1,818,303 shares of Series C preferred stock held of record by Prudential Securities Group, Inc., for which Mr. O'Connor, a Director of CGA Group, serves as managing director. Mr. O'Connor disclaims beneficial ownership of these securities held of record by Prudential Securities Group, Inc.

(17) Includes 7,720 shares of common stock, warrants to purchase 7,227 shares of common stock and 14,875 shares of Series C preferred stock held of record by Shidler/CGA Corp., 3,741 shares of common stock, warrants to purchase 3,502 shares of common stock and 7,208 shares of Series C preferred stock held of record by Shidler Equities Corp., and 529,869 shares of common stock, warrants to purchase 385,854 shares of common stock and 316,780 shares of Series C preferred stock held by Shidler Equities, L.P.

(18) Excludes 954,770 shares of common stock and 1,818,303 shares of Series C preferred stock held of record by Starwood CGA, LLC. Mr. Sugarman, a Director of CGA Group, is President and Chief Executive Officer of Starwood Financial Trust, an affiliate of Starwood CGA, LLC. Mr. Sugarman disclaims beneficial ownership of these securities held of record by Starwood CGA, LLC.

(19) Includes 20,000 shares of common stock and warrants to purchase 112,232 shares of common stock.

(20) Includes 17,000 shares of common stock and warrants to purchase 81,730 shares of common stock.

(21) Includes 12,000 shares of common stock and warrants to purchase 15,161 shares of common stock.

(22) Includes 5,000 shares of common stock and warrants to purchase 13,073 shares of common stock.

                            DESCRIPTION OF SECURITIES

      CGA Group's authorized capital stock consists of 268,012,000 shares of common stock, 10,000,000 shares of Series A preferred stock, 10,000,000 shares of Series B preferred stock and 52,000,000 shares of Series C preferred stock. As of September 30, 1999, there were 3,554,627 shares of Series A preferred stock, no shares of Series B preferred stock, 44,971,346 shares of Series C preferred stock and 28,005,648 shares of common stock issued and outstanding.

SERIES A PREFERRED STOCK

   GENERAL

      CGA Group has issued 3,554,627 shares of its Series A preferred stock, each share having a $.01 par value. As described below, the shares of Series A preferred stock have a mandatory redemption period of ten years. CGA Group also has an optional redemption after June 17, 2002 as described more fully below. See "--Optional Redemption." The Series A preferred stock ranks senior to all other classes of CGA Group's capital stock.

   DIVIDENDS

      Each share of Series A preferred stock is entitled to dividends in an amount equal to 13.75% per annum based on a $25 stated value. In addition, if any time after June 17, 2002, the Series A preferred stock is rated investment grade (a rating of BBB- or higher from Duff & Phelps, or the then-equivalent rating in the event Duff & Phelps changes its rating designations), this dividend rate will decrease by 200 basis points. The Series A preferred dividends are fully cumulative, compound quarterly and accrue quarterly (based on the actual number of days elapsed over a year of 360 days) until redemption. Subject to Bermuda law, the payment of accrued Series A preferred dividends will be as, if and when any dividends are declared by CGA Group's board of directors. The Series A preferred dividends accrued prior to June 17, 2002 will be paid in kind, and the Series A preferred dividends accruing after that date will be paid in cash at a rate of 11.75% per annum, and, to the extent that the dividends accrue in excess of a rate of 11.75% per annum, the excess, if any, will be paid in cash to the extent CGA Group receives assurance from Duff & Phelps that the cash payment will not adversely affect Commercial Guaranty Assurance's AAA rating; otherwise the excess will be paid in kind or in cash as determined by CGA Group.

      If an event of non-compliance (as defined under "--Events of Non-Compliance" below) occurs, the dividend rate shall be increased by 250 basis points so long as the event of non-compliance is continuing.

   DIVIDEND PREFERENCE

      So long as any Series A preferred stock remains outstanding, no dividends (other than dividends payable in shares of stock ranking junior to the Series A preferred stock) may be declared or paid or set apart for payment on, nor may any distribution be made to, any class of stock of CGA Group ranking junior to or on parity with the Series A preferred stock.

   MANDATORY REDEMPTION

      CGA Group will be obligated to redeem the Series A preferred stock, in whole, on June 17, 2007 at a redemption price per share equal to 100% of the stated value of the Series A preferred stock, together with accrued and unpaid Series A preferred dividends, if any.

      After June 17, 1997, each holder of Series A preferred stock has the right to require CGA Group to redeem all of the holder's shares of Series A preferred stock upon the occurrence of a change of control of CGA Group at a redemption price equal to the sum of (i) 101% of $25 (the stated value of the Series A preferred stock) and accrued and unpaid non-cash dividends on the Series A preferred stock through the date of the redemption, and (ii) accrued and unpaid cash dividends on the Series A preferred stock through the date of the redemption.

   OPTIONAL REDEMPTION

      CGA Group and the holders of the Series A preferred stock agreed on March 1, 1999 that the Series A preferred stock shall be redeemable in cash at the election of CGA Group, in whole or in part at any time and from time to time at a redemption price equal to the stated value of the Series A preferred stock per share plus accrued but unpaid dividends through the date of the redemption, pro rata from all holders of Series A preferred stock.

      The Series A holders (and any future transferees) have irrevocably waived any right to receive any redemption premium or other additional amount in respect of any optional redemption of the Series A preferred stock by CGA Group. Under to the March 1, 1999 Agreement, if CGA Group at any time completes a public offering of shares of its common stock, which public offering has been registered with the Securities and Exchange Commission and has resulted in net proceeds to CGA Group of not less than $50 million, then CGA Group shall utilize the net proceeds to redeem the shares of Series A preferred stock, on a pro rata basis from all holders of Series A preferred stock.

      At any time prior to June 17, 2000 and upon ten days' prior written notice to the holders, up to 35% of the Series A preferred stock is redeemable in cash at the election of CGA Group with the proceeds of one or more public offerings of CGA Group's capital stock registered with the Securities and Exchange Commission, at any time or from time to time, at a redemption price equal to the sum of (a) 120% of the sum of $25 and accrued and unpaid non-cash dividends through the date of the redemption and (b) accrued and unpaid cash dividends thereon through the date of the redemption.

   LIQUIDATION PREFERENCE

      If CGA Group voluntarily or involuntarily liquidates, dissolves or winds-up, the holders of the Series A preferred stock will be entitled to receive, after all creditors of CGA Group have been paid, a liquidation preference per share equal to $25, together with all accrued and unpaid Series A preferred dividends through the date of the liquidation, dissolution or winding up, out of the assets of CGA Group before any distribution is made to the holders of any security ranking junior to or on parity with the Series A preferred stock.

   VOTING RIGHTS AND BOARD REPRESENTATION

      The holders of Series A preferred stock are entitled to exercise seven votes per share, constituting an aggregate of 18.2 million votes (representing, as of June 17, 1997, approximately 41% of the total number of votes that the holders of CGA Group voting capital stock may cast). Each additional issuance of Series A preferred stock in excess of 2,600,000 shares (including paid-in-kind dividends) will proportionally dilute the per share voting rights attributable to the then-outstanding shares of Series A Preferred Stock for so long as the excess exists.

      The holders of the Series A preferred stock are not entitled to elect any members of CGA Group board of directors, except as provided in "--Penalties for Non-Compliance" below.

      CGA Group's bylaws limit the direct and indirect voting power of each U.S. person so that, unless an event of non-compliance has occurred (see below under "Events of Non-Compliance") and is continuing, no U.S. person will own, directly or indirectly, stock that controls 10% or more of the total combined voting power of all classes of stock of CGA Group entitled to vote.

   LIMITATION ON COMPANY INDEBTEDNESS AND PREFERRED STOCK

      Under the subscription agreement for the Series A preferred stock, CGA Group will not, directly or indirectly, incur any indebtedness or issue any preferred stock unless (a) no event of non-compliance (and no event that, with notice, lapse of time or both, would be an event of non-compliance) shall have occurred and be continuing at the time or would occur as a consequence of the incurrence of such indebtedness or issuance of preferred stock and (b) the indebtedness or preferred stock is specifically permitted under the Series A subscription agreement. This covenant will not restrict CGA Group's ability to incur obligations under insurance, reinsurance or retrocession contracts or other arrangements by which a person guarantees financial or credit risks in each case entered into in the ordinary course of business. This covenant also will not restrict CGA Group's ability to incur obligations with respect to letters of credit or similar instruments or credit facilities for the purpose of securing insurance, reinsurance or retrocessional obligations entered into in the ordinary course of business, to the extent that these letters of credit or similar instruments or credit facilities are not drawn upon, or if drawn upon, the drawing is reimbursed not later than the 30th business day following a demand for reimbursement. This covenant also will not restrict CGA Group's ability to issue the Series B preferred stock pursuant to the commitments.

   LIMITATION ON RESTRICTED SUBSIDIARY INDEBTEDNESS AND PREFERRED STOCK

      Under the subscription agreement, CGA Group will not permit Commercial Guaranty Assurance or CGA Investment Management to incur, directly or indirectly, any indebtedness or to issue any preferred stock unless (a) no event of non-compliance shall have occurred and be continuing at the time or would occur as a consequence of the incurrence of the indebtedness or issuance of such preferred stock and (b) the indebtedness or preferred stock is specifically permitted. This covenant will not restrict the ability of Commercial Guaranty Assurance or CGA Investment Management to incur, directly or indirectly, insurance obligations.

   OTHER RESTRICTIONS AND LIMITATIONS ON CGA GROUP AND ITS SUBSIDIARIES

      The subscription agreement for the Series A preferred stock also restricts:

      o the ability of CGA Group and its subsidiaries to pay dividends or distributions in respect of their shares of capital stock, other than dividends or distributions payable solely to CGA Group or a subsidiary of CGA Group;

      o the ability of CGA Group and its subsidiaries to make intercompany loans or advances, or to make intercompany transfers of assets or properties;

      o the ability of CGA Group and its subsidiaries to sell assets or shares of capital stock at less than their fair market value, as determined by the board of directors of CGA Group;

      o the ability of CGA Group and its subsidiaries to enter into encumbrances or restrictions (except as required by law or regulation) relating to the payment of dividends or redemptions, the making of intercompany loans or advances, or intercompany transfers of assets or properties;

      o the ability of CGA Group to amend or modify the terms of the commitments to purchase Series B preferred stock without the written consent of the holders of 90% of the outstanding shares of Series A preferred stock;

      o the ability of CGA Group and its subsidiaries to enter into any transaction with or for the benefit of any of their respective affiliates on terms less favorable to CGA Group or the subsidiary than those that could be obtained in a comparable arms-length transaction with an unrelated third party, unless approved by CGA Group board of directors (including approval by a majority of the disinterested directors);

      o the ability of CGA Group or any of its subsidiaries to merge, amalgamate or consolidate with any other entity.

   EVENTS OF NON-COMPLIANCE

      Under the subscription agreement, events of non-compliance with respect to the Series A preferred stock include:

      o failure of CGA Group to pay dividends on the Series A preferred stock under the terms of CGA Group's bylaws, provided that the unpaid amount is in excess of $5 million;

      o failure by CGA Group to pay the redemption price and premium, if any, in respect of the Series A Preferred Stock when due upon mandatory or optional redemption, required purchase or otherwise;

      o failure by CGA Group or its subsidiaries to pay amount in respect of indebtedness or preferred stock when due, provided that the unpaid amount exceeds $5 million individually or in the aggregate;

      o the entry by a court of competent jurisdiction of one or more judgments or orders against the Company or any of its subsidiaries in an uninsured aggregate amount in excess of $10 million, which judgment or order is not discharged or waived within 45 days or subject to an appeal during which the Company is not obligated to pay the amount;

      o the making by CGA Group or any of its subsidiaries of a general assignment for the benefit of creditors, or the consent to the appointment of a receiver or trustee, or the occurrence of an event of bankruptcy, insolvency or reorganization;

      o a downgrade of Commercial Guaranty Assurance's claims-paying ability rating below a "Double A minus' (AA-) rating by Duff & Phelps for a period of 45 consecutive days.

   PENALTIES FOR NON-COMPLIANCE

      If any of the above events of non-compliance has occurred, then, for so long as the event of non-compliance remains uncured and is continuing:

      o the size of the board of directors of CGA Group will be increased by two members, and the holders of the Series A preferred stock as a class will be entitled to appoint at least two members of the board;

      o the dividend rate on the Series A preferred stock will be increased by 250 basis points (2.5%); and

      o no class of stock of CGA Group ranking junior to or on parity with the Series A Preferred Stock may be redeemed.

   REPORTING

      CGA Group is required by the Series A subscription agreement to furnish to the holders of the Series A preferred stock, within 15 days after it files them with the Securities and Exchange Commission, copies of the annual and quarterly reports and the information, documents and other reports that CGA Group is required to file with the Securities and Exchange Commission under Sections 13 and 15(d) of the Exchange Act. Notwithstanding that CGA Group may not be required to remain subject to the reporting requirements of Section 13 and 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, CGA Group shall continue to file with the Securities and Exchange Commission and provide the holders of the Series A preferred stock with the annual reports and the information, documents and other reports that are specified in Section 13 and 15(d) of the Exchange Act. In the event that CGA Group is not permitted to file such reports, documents and information with the Securities and Exchange Commission, CGA Group will provide substantially similar information with respect to itself and its subsidiaries to the holders of the Series A preferred stock as if CGA Group were subject to the reporting requirements of the Section 13 and 15(d) of the Exchange Act.

   WAIVER AND AMENDMENT

      The consent of the holders of a majority of the outstanding shares of the Series A preferred stock is required with respect to waivers and amendments which do not affect the payment terms of the Series A preferred stock or the amount of Series A preferred stock holders who must consent to any amendment or the relative ranking of the Series A preferred stock. The latter waiver and amendments may be made only with the consent of the holders of 90% of the outstanding aggregate liquidation value of Series A preferred stock.

WARRANTS

      In addition to Series A preferred stock, the purchaser of each of the 2,600,000 shares of Series A preferred stock issued on June 17, 1997 acquired for no additional consideration, one warrant for each share of Series A preferred stock purchased. Each warrant represents a right to purchase, on or prior to June 17, 2007, .1038462 shares of common stock at an exercise price of $.01 per share of common stock, for an aggregate total of 270,000 shares of common stock. The Warrants contain certain adjustments for dilutive events and protections for reorganizations, consolidations, or mergers.

SERIES B PREFERRED STOCK

   GENERAL

      On June 4, 1997, CGA Group issued 1,600,000 investment units. Each investment unit consisted of 1 share of Series B preferred stock, 4.8925 shares of common stock and a commitment to purchase 1.5 additional shares of Series B preferred stock. Accordingly, CGA Group issued 1,600,000 shares of its Series B preferred stock, with a par value of $.01 per share. CGA Group also obtained commitments to purchase an additional 2,400,000 shares of Series B preferred stock, as described below under "Commitments." The Series B preferred stock ranks junior to the Series A preferred stock and the Series C preferred stock and senior to the common stock.

      On March 31, 1999, in connection with the sale by CGA Group of 43,997,863 shares of Series C preferred stock, all of the issued and outstanding shares of Series B preferred stock were converted into shares of common stock at a conversion ratio of 11.816 shares of common stock per share of Series B preferred stock. The conversion ratio was based on an assumed value of $3.00 per share of common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Subsequent Events." As of the date of this prospectus, no shares of Series B preferred stock are issued and outstanding.

   DIVIDENDS

      The Series B preferred stock is entitled to dividends in an amount equal to 7% per annum based on a $25 stated value. The Series B preferred dividends are fully cumulative, compound quarterly and accrue quarterly (based on the actual number of days elapsed over a year of 360 days) until redemption.
Subject to Bermuda law, the payment of accrued Series B preferred dividends is payable in cash or in kind as, if and when dividends are declared by CGA Group's board of directors, provided that, so long as any Series A preferred stock is outstanding, no dividends other than dividends payable in shares of Series B preferred stock may be declared or paid or set apart for payment on the Series B preferred stock.

   DIVIDEND PREFERENCE

      Any obligation of CGA Group with regard to the Series B preferred dividends does not affect the payment by CGA Group of the Series A preferred dividends when these dividends become due. As long as any Series B preferred stock remains outstanding, no dividends (other than dividends payable in shares of stock ranking junior to the Series B preferred stock) may be declared as paid or set apart for payment on, nor may any distribution be made to, any class of stock that ranks junior to the Series B preferred stock.

   MANDATORY REDEMPTION

      The Company is obligated to redeem the issued and outstanding Series B preferred stock, if any, in whole, at a redemption price per share equal to $25, together with accrued and unpaid dividends, if any, upon the earliest of June 17, 2012, a sale, merger or amalgamation of CGA Group and a qualified public offering; provided, however, that so long as CGA Group is in default in respect of any obligation to redeem or pay dividends in respect of the Series A preferred stock, CGA Group may not redeem any Series B preferred stock.

   REDEMPTION PREFERENCE

      If CGA Group defaults on any payment due upon the mandatory redemption of the Series B preferred stock and the default is not cured, (a) no class of stock ranking junior to the Series B preferred stock may be redeemed; (b) no dividends (other than dividends payable in stock ranking junior to the Series B preferred stock) may be declared or paid or set apart for payment on, nor may any distribution be made, to, any class of stock ranking junior to the Series B preferred stock; and (c) no dividends on shares ranking on parity with the Series B preferred stock may be paid or set apart for payment.

   LIQUIDATION PREFERENCE

      If CGA Group voluntarily or involuntarily liquidates, dissolves or winds-up, the holders of the Series B preferred stock, if any, will be entitled to receive, after all creditors of CGA Group have been paid and the Series A preferred liquidation preference and Series C liquidation preference have been satisfied, a liquidation preference per share equal to $25, plus all accrued and unpaid dividends to the date of such liquidation, dissolution or winding up, out of the assets of CGA Group before any distribution is made to the holders of any stock of CGA Group ranking junior to the Series B preferred stock.

      In the event that the assets available for distribution to the holders of the Series B preferred stock and stock ranking on a parity with the Series B preferred stock are insufficient to pay the respective preferential amounts in full, these assets will be distributed ratably in proportion to the preferential amounts payable thereon.

   VOTING RIGHTS

      Except as otherwise required by Bermuda law, the holders of the Series B preferred stock are entitled to exercise five votes per share on all matters presented to CGA Group's shareholders. As more fully described below under "Certain Tax Considerations", CGA Group's bylaws attempt to limit the direct and indirect voting power of each holder of CGA Group's stock so that no U.S. person will be entitled to votes representing 10 percent or more of CGA Group's voting power.

   BOARD REPRESENTATION RIGHTS

      Prior to a qualified public offering, the holders of Series B preferred stock are entitled to elect at least eight directors to CGA Group's board of directors. Following a qualified public offering, certain holders of Series B preferred stock may maintain special rights to designate members of the board.

   REGISTRATION RIGHTS

      There are no demand or piggyback registration rights with respect to the Series B preferred stock.

SERIES C PREFERRED STOCK

   GENERAL

      On March 31, 1999, CGA Group sold to existing shareholders an aggregate of 43,997,863 shares of Series C preferred stock for net cash proceeds of $50,996,794.50. On April 26, 1999, CGA Group sold 973,483 shares of Series C preferred stock to employees of CGA Group and its subsidiaries, for a total of approximately $1.2 million. The Series C preferred stock ranks junior to the Series A preferred stock and senior to the Series B preferred stock and the common stock.

   DIVIDENDS

      The holders of shares of Series C preferred stock are not entitled to receive any dividends with respect to such shares.

   REDEMPTION

      CGA Group will redeem the Series C preferred stock in the event of a sale of CGA Group or a merger, consolidation or amalgamation with another entity which results in the owners of all of CGA Group's capital stock prior to the transaction owning securities with less than 50% of the then-outstanding voting power of the surviving entity following the transaction. The redemption will only be made if and to the extent that the consideration paid for each share of Series C preferred stock in connection with the sale, merger or other transaction is less than the liquidation value of the Series C preferred stock. The liquidation value of the Series C preferred stock is the stock's stated value, $1.50 per share, plus an amount equal to 7.00% per annum of the stated value, compounded annually from March 31, 1999 through the closing date of the liquidation.

      On the maturity date of the Series C preferred stock, March 31, 2009, the Series C preferred stock shall, at the option of CGA Group, be redeemed for cash in an amount per share equal to the liquidation value described in the preceding paragraph or converted into shares of CGA Group's common stock as described below.

      No later than 10 days prior to the maturity date, CGA Group shall give notice to the holders of Series C preferred stock of the impending maturity of the shares, of whether CGA Group intends to redeem the shares for cash or shares of common stock, and of the then-applicable Series C liquidation value or number of shares of common stock into which a share of Series C preferred stock is then convertible. Any redemption of Series C preferred stock shall be made pro rata from among the registered holders of the shares then issued and outstanding and with ten calendar days' prior notice to such registered holders.

   CONVERSION

      The shares of Series C preferred stock shall automatically be converted into shares of common stock at the earlier to occur of March 31, 2009, or the issuance by CGA Group in one or a series of related transactions either privately or through registered public offerings (other than pursuant to acquisitions, mergers or other business combinations or pursuant to stock option plans, stock purchase plans or other employee benefit plans or arrangements) of equity securities resulting in aggregate gross proceeds to CGA Group of at least $50,000,000 and at a price per share determined by a majority of the board of directors to be fair and reasonable, at the conversion ratios set forth in the appendices to CGA Group's bylaws. Upon the issuance by CGA Group of new equity in this manner, each share of Series C preferred stock shall be converted into a number of shares of common stock determined by dividing $1.50 by the conversion price.

      Series C preferred stock may be converted into shares of common stock at any time at the option of the holder at the then-applicable conversion price. The conversion price shall be adjusted from time to time in accordance with the terms of the appendices to CGA Group's bylaws in order to reflect dividends, stock splits, distributions, issuances of securities entitling subscribers to purchase shares of common stock for less than the conversion price, or other changes in CGA Group's capital structure.

   LIQUIDATION PREFERENCE

      If CGA Group voluntarily or involuntarily liquidates, dissolves or winds-up, the holders of the Series C preferred stock will be entitled to receive, after all creditors of CGA Group have been paid and the Series A preferred liquidation preference has been satisfied, a liquidation preference per share equal to (a) the stated value of the Series C preferred stock, U.S. $1.50 per share, subject to adjustment in the event of any share split or combination with respect to these shares plus (b) an amount equal to 7.00% per annum of the stated value, which amount shall calculated based on the actual number of days elapsed over a year of 360 days from March 31, 1999 through the date of such liquidation and shall be compounded annually.

      In the event that the assets available for distribution to the holders of the Series C preferred stock and stock ranking on parity with the Series C preferred stock are insufficient to pay the respective preferential amounts in full, the assets will be distributed ratable in proportion to the preferential amounts payable thereon.

   VOTING RIGHTS

      Except as otherwise required by Bermuda law, the holders of Series C preferred stock are entitled to exercise one vote per share on all matters presented to CGA Group's shareholders. As more fully described below under "Certain Tax Considerations", CGA Group's bylaws attempt to limit the direct and indirect voting power of each holder of CGA Group's stock so that no U.S. person will be entitled to votes representing 10 percent or more of CGA Group's voting power.

   BOARD REPRESENTATION RIGHTS

      Prior to a qualified public offering, the holders of Series C preferred stock are entitled, as a class, to elect two members of CGA Group's board of directors.

   REGISTRATION RIGHTS

      There are no demand or piggyback registration rights with respect to the Series C preferred stock.

COMMON STOCK

   GENERAL

      On June 17, 1997, CGA Group issued 9,100,000 shares of its common stock, each share having a $.01 par value, representing 7,827,957 shares to the investment unit investors and 1,272,043 shares to CGA Group's sponsoring investors. On March 31, 1999, all of the issued and outstanding shares of CGA Group's Series B preferred stock were converted into shares of common stock at a conversion ratio of 11.816 shares of common stock per share of Series B preferred stock. The conversion ratio was based on an assumed value of $3.00 per share of common stock. As a result of the conversion, 18,905,648 new shares of common stock were issued. As of the date of this Prospectus, 28,005,648 shares of common stock were issued and outstanding. The common stock is perpetual in duration.

   DIVIDENDS

      The common stock is not entitled to dividends as long as any shares of Series A preferred stock or Series B preferred stock remain outstanding. Thereafter, the common stock is entitled to any net profits of CGA Group, when, as and if declared as dividends by the board of directors.

   LIQUIDATION

      If CGA Group voluntarily or involuntarily liquidates, dissolves or winds-up, the holders of the common stock are entitled, after all creditors of CGA Group have been paid and the Series A preferred liquidation preference, the Series B preferred liquidation preference and the Series C liquidation preference have been satisfied, to share ratably in the remaining assets of CGA Group together with common stock.

   VOTING RIGHTS

      Except as otherwise required by Bermuda law, the holders of common stock are entitled to exercise two votes per share on all matters presented to CGA Group's shareholders. As more fully described below under "Certain Tax Considerations", CGA Group's bylaws attempt to limit the direct and indirect voting power of each holder of CGA Group's stock so that no U.S. person will be entitled to votes representing 10 percent or more of CGA Group's voting power.

   OTHER RIGHTS

      The holders of the common stock have registration rights, preemption rights, first refusal rights, tag-along rights and drag-along rights with respect to the common stock, as set forth in CGA Group's shareholders agreement attached as an exhibit to the registration statement of which this prospectus is a part.

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

INVESTOR WARRANTS

      CGA Group's sponsoring investors and founders hold 785,229 warrants. Each investor warrant represents a right to purchase, on or prior to June 16, 2007, one share of common stock at an exercise price of $2.12 per share. The investor warrants contain adjustments for dilutive events and protections for reorganizations, consolidations, or mergers.

COMMITMENTS

   GENERAL

      In connection with their purchase of investment units, the unit investors irrevocably committed to purchase an aggregate of $60 million of Series B preferred stock, at a purchase price of $25 per share, in the event that CGA Group receives written notice from Duff & Phelps that Duff & Phelps will reduce its claims-paying ability rating of Commercial Guaranty Assurance below "Triple-A", and the events that have led to the notice of the proposed downgrade have not been cured within 45 days to the satisfaction of Duff & Phelps.

   COMMITMENT FEE

      CGA Group is required to pay annually in advance a commitment fee to each unit investor equal to one percent of the unit investor's then-aggregate commitment amount.

   COMMITMENT SUPPORT

      In order to secure their commitments, each unit investor not rated "Double-A" or higher delivered to CGA Group a five-year letter of credit from a bank rated at least "Double-A" or a one-year letter of credit from a bank rated at least "Double-A" to be renewed annually for five years, ,or other form of credit support as will not give rise to a downgrading of Commercial Guaranty Assurance's rating by Duff & Phelps. Each unit investor is also subject to maintenance requirements with respect to its rating on the letter of credit. Failure to renew a one-year letter of credit prior to expiration will give rise to the right of CGA Group to draw down on the letter of credit.

   COMMITMENT BY CGA GROUP TO COMMERCIAL GUARANTY ASSURANCE

      On June 17, 1997, CGA Group entered into a commitment agreement with Commercial Guaranty Assurance to contribute to Commercial Guaranty Assurance, through the purchase of equity securities of Commercial Guaranty Assurance or otherwise, the proceeds of the sale of any Series B preferred stock to the unit investors pursuant to the commitments. CGA Group has assigned its rights to the unit investors' commitments to support such commitment to Commercial Guaranty Assurance.

   VOTING RIGHTS

      The unit investors are not entitled to any rights, including voting or consent rights, of a shareholder of CGA Group with respect to their commitments. Each share of Series B preferred stock issued pursuant to the commitments will have proportional voting rights based on the number of shares of Series B preferred stock issued and outstanding at that time. See "Description of Securities--Series B Preferred Stock--Voting Rights."

GOVERNING LAW

      The shares of Series A preferred stock are governed by the laws of Bermuda, without regard to the principles of conflicts of law.

CONSENT TO JURISDICTION AND SERVICE

      CGA Group has appointed CT Corporation System as its agent for service of process in any suit, action or proceeding with respect to the Series A preferred stock and for actions brought under the United States federal or state securities laws brought in any United States federal or state court located in the City of New York and submits, to such jurisdiction.

                           CERTAIN TAX CONSIDERATIONS

      The following summary of the taxation of CGA Group, Commercial Guaranty Assurance, CGA Investment Management and the taxation of shareholders of CGA Group describes the material U.S. federal and Bermuda tax consequences as of the date of this prospectus and is for general information only. The tax treatment of a holder of securities for U.S. federal, state, local and non-U.S. tax purposes may vary depending on the holder's particular status. The description of U.S. federal income tax law set forth below with respect to the taxation of CGA Group, Commercial Guaranty Assurance, CGA Investment Management, and shareholders of CGA Group is based upon the advice of Dewey Ballantine LLP. The description of Bermuda tax law set forth below is based upon the advice of Conyers Dill & Pearman, Bermuda. Because of their inherently factual nature, no opinion has been given by Dewey Ballantine to investors with respect to

      o whether CGA Group or Commercial Guaranty Assurance will have a permanent establishment in the U.S. or will be engaged in a U.S. trade or business,

      o     any factual or accounting matters or

      o     the existence or amounts of Related Person Insurance Income
            ("RPII").

All statements in this prospectus with respect to these matters and information with respect to facts, determinations or conclusions relating to the business or activities of Commercial Guaranty Assurance and CGA Investment Management have been provided by the management of CGA Group.

      Investors have been advised and again are urged to consult their own tax advisors concerning the U.S. federal, state, and local and non-U.S. tax consequences to them of owning securities.

      There is a limited income tax treaty between Bermuda and the United States (the Bermuda Insurance Enterprises and Mutual Assistance Tax Treaty), which affects the taxation of insurance company income only. In form the treaty provides for reciprocal waiver of taxation by both countries with respect to certain income derived by an insurance company. However, since Bermuda does not currently tax this type of income, the treaty, in effect, currently operates unilaterally with respect to the imposition of taxes. The treaty is, however, reciprocal with respect to mutual assistance in tax matters.

TAXATION OF CGA GROUP AND ITS SUBSIDIARIES

   BERMUDA

      CGA Group and Commercial Guaranty Assurance have received from the Minister of Finance of Bermuda an assurance under The Exempted Undertakings Tax Protection Act, 1966 of Bermuda. The tax assurance states that in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of this type of tax shall not be applicable to CGA Group or Commercial Guaranty Assurance or to any of their operations or the shares, debentures or other obligations of CGA Group and Commercial Guaranty Assurance until March 28, 2016. This assurance does not prevent the application of any such tax payable in accordance with the provisions of the Land Tax Act 1967 of Bermuda or otherwise payable in relation to the property leased to CGA Group or Commercial Guaranty Assurance. Commercial Guaranty Assurance will be required to pay certain registration fees as an insurer under the act and each of Commercial Guaranty Assurance and CGA Group will be required to pay certain annual Bermuda government fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax to the Bermuda government.

      Currently there is no Bermuda withholding tax on dividends paid by CGA Group or Commercial Guaranty Assurance.

   U.S.

      CGA Group and CGA. CGA Group is a pure holding company and does not engage in any business activity; hence, it is not engaged in a trade or business in the U.S. Commercial Guaranty Assurance operates its business in a manner that management believes should not result in its being treated as engaged in a trade or business within the U.S. Consequently, management does not expect Commercial Guaranty Assurance to be obligated to pay U.S. federal income tax. However, because the determination of whether a foreign corporation is engaged in a trade or business in the U.S. is inherently factual and there are no definitive standards for making such determination, there can be no assurance that the Internal Revenue Service will not contend that Commercial Guaranty Assurance is engaged in a trade or business in the U.S.

      Ordinarily, a foreign corporation deemed to be engaged in a trade or business in the U.S. will be subject to U.S. income tax, including, potentially, the branch profits tax, on its net income that is effectively connected with the conduct of that trade or business, unless the corporation is entitled to relief under an income tax treaty. This type of income tax would be imposed on effectively connected net income and would be computed in a manner generally analogous to that applied to the net income of a domestic corporation. However, if a foreign corporation does not timely file a U.S. federal income tax return, even if its failure to do so is based upon a good faith determination that it was not engaged in a trade or business in the U.S., it is not entitled to deductions and credits allocable to its effectively connected income. Moreover, penalties may be assessed for failure to file these tax returns. Commercial Guaranty Assurance files "protective" U.S. federal income tax returns so that if it were held to be engaged in a trade or business in the U.S., it would be allowed to deduct expenses and utilize credits allocable to income determined to be effectively connected with this trade or business and would not be subject to a failure to file penalty. The maximum U.S. income tax rates currently are 35% for a corporation's effectively connected net income and 30% for the branch profits tax. The branch profits tax, which is based on net income after subtracting the regular corporate tax and making certain other adjustments, is imposed on the amount of net income deemed to have been withdrawn from the U.S. The maximum combined corporate net income and branch profits tax rate is approximately 54.5%.

      Under the tax treaty described above, a Bermuda corporation that meets certain eligibility requirements (described below) and that is predominantly engaged in the insurance business will not be subject to U.S. federal income tax on its business profits effectively connected with a U.S. federal trade or business provided that the trade or business is not conducted through a permanent establishment in the U.S. This is known as the "No PE Exemption". Management believes that Commercial Guaranty Assurance qualifies for the No PE Exemption; however, because the determination of whether a trade or business is being conducted through a permanent establishment is inherently factual, management cannot assure the exemption's availability. In order to meet the eligibility requirements of the tax treaty, (a) more than 50% of Commercial Guaranty Assurance's stock must be beneficially owned, directly or indirectly, by individuals who are Bermuda residents or U.S. citizens or residents, and (b) Commercial Guaranty Assurance's income must not be used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities to, individuals who are not Bermuda residents or U.S. citizens or residents. Management monitored the sale of securities made pursuant to the offering of the Series A preferred stock and warrants, the offering of the investment units and the offering of the Series C preferred stock to ensure that Commercial Guaranty Assurance would meet the tax treaty's eligibility requirement after the completion of each of these offerings. Thus, absent a misrepresentation by any of the purchasers of CGA Group's securities, CGA Group, and hence Commercial Guaranty Assurance, meets the eligibility requirements of the tax treaty. However, there can be no assurance that Commercial Guaranty Assurance will continue to meet these requirements in the future.

      The No PE Exemption may only apply to net premium income; thus, reliance on the No PE Exemption may not preclude the U.S. from taxing a Bermuda corporation that is predominantly engaged in the insurance business in the U.S. on its non-premium effectively connected income. Accordingly, even if the No PE Exemption is available to Commercial Guaranty Assurance, if Commercial Guaranty Assurance is determined to be engaged in a trade or business in the U.S., the U.S. may be able to tax any of its income (other than net premium income) that is effectively connected with the conduct of that trade or business. In general, income is effectively connected with the conduct of a U.S. trade or business only if it is derived from U.S. sources. However, under special rules applicable to foreign insurance companies engaged in an insurance business in the U.S., a minimum amount of investment income (whether or not derived from U.S. sources), determined by a formula, is deemed to be effectively connected with the conduct of that U.S. trade or business (and, as previously indicated, may not be protected from U.S. taxation by the No PE Exemption). Thus, if Commercial Guaranty Assurance is determined to be engaged in a trade or business in the U.S., a portion of its investment income may be subject to U.S. taxation, and this could be so even though Commercial Guaranty Assurance does not, and does not intend in the future to, invest in securities that generate U.S. source income.

      A foreign corporation not engaged in a trade or business in the U.S. is subject to U.S. federal income tax at the rate of 30% on its "fixed or determinable annual or periodical gains, profits and income" derived from sources within the U.S. (for example, dividends and certain interest income). Thus, even if Commercial Guaranty Assurance is not engaged in a trade or business in the U.S., it could be subject to the 30% tax on this type of income, depending upon the types of instruments in which it invests. As noted above, however, Commercial Guaranty Assurance does not invest, and does not intend in the future to invest, in securities that generate U.S. source income.

      The U.S. also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers by insureds who are U.S. persons with respect to risks located in the U.S. The rates of tax currently applicable to these premiums are four percent for direct insurance premiums and one percent for reinsurance premiums. Management anticipates that a substantial portion of Commercial Guaranty Assurance's premium income will be U.S. source income and therefore subject to the excise tax. The excise tax would not apply, however, if Commercial Guaranty Assurance were determined to be engaged in a trade or business in the U.S. and ineligible for the No PE Exemption.

      CGA Investment Management. As a U.S. corporation, CGA Investment Management is subject to U.S. taxation at regular corporate tax rates, generally 35%. If CGA Investment Management were to distribute dividends to CGA Group, these dividends would be subject to a 30% withholding tax. Because Commercial Guaranty Assurance and CGA Investment Management are related parties for purposes of the Internal Revenue Code's transfer pricing rules, under these rules the IRS could allocate additional income to CGA Investment Management if it were to determine that under circumstances involving unrelated parties dealing at arms length CGA Investment Management would have earned income in connection with Commercial Guaranty Assurance policies issued to CGA Investment Management's customers, which was instead being shifted to Commercial Guaranty Assurance. In such case, the reallocated income would be taxed as income to CGA Investment Management at regular corporate rates and also might be subject to a 30% withholding tax. Nonetheless, there is no reason to believe that the various fees are not at arm's length.

TAXATION OF HOLDERS OF SERIES A PREFERRED STOCK

   BERMUDA TAXATION

      Under current Bermuda law, dividends paid by Commercial Guaranty Assurance to CGA Group and by CGA Group to the holders of its securities are not subject to Bermuda withholding tax. If Bermuda were to enact a withholding tax on dividends, which is not expected to be the case, the tax treaty as currently written would not protect U.S. holders from the imposition of such tax with respect to distributions from CGA Group.

   U.S. TAXATION

      The following summary addresses only certain U.S. federal income tax consequences with respect to Series A preferred stock acquired by investors and held as capital assets and does not deal with the tax consequences applicable to all categories of investors, some of which (such as broker-dealers, investors who hold Series A preferred stock as part of hedging or conversion transactions and investors whose functional currency is not the U.S. dollar) may be subject to special rules. Current investors in Series A preferred stock have been advised and prospective investors in Series A preferred stock are again advised to consult their own tax advisers with respect to their particular circumstances and with respect to the effects of U.S. federal, state, local or other countries' tax laws to which they may be subject.

   U.S. HOLDERS

      The following discussion summarizes certain U.S. federal income tax consequences relating to the acquisition, ownership and disposition of Series A preferred stock by a beneficial owner thereof that is

      o     a citizen or resident of the U.S.;

      o     a U.S. domestic corporation; or

      o otherwise subject to U.S. federal income taxation on a net income basis.

      Dividends. Distributions with respect to the Series A preferred stock, whether in cash or in additional shares, will be treated as ordinary dividend income to the extent of CGA Group's current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Except in limited circumstances not expected to be applicable here, these dividends will not be eligible for the dividends received deduction generally allowed to U.S. corporations. Distributions in excess of CGA Group's current and accumulated earnings and profits will first be applied to reduce the holder's tax basis in the Series A preferred stock, and any amounts distributed in excess of such tax basis will be treated as gain from the sale or exchange of Series A preferred stock. However, as discussed below, this treatment would be subject to certain modifications if CGA Group is considered a "controlled foreign corporation".

      Under existing rules and regulations, undeclared dividends are not taxable until declared even if those dividends are cumulative and must be paid when the shares are redeemed, as a result of a call, put or mandatory redemption obligation. It is possible, however, that this rule could be changed so that in some circumstances these undeclared dividends would be currently taxable. If this type of change were to occur, it is not possible to say whether it would apply to the Series A preferred stock, although if it were to apply it is likely that it would apply prospectively. This change could be made by regulation and therefore does not require Congressional action.

      Redemption of Series A Preferred Stock. A redemption of Series A preferred stock for cash will be taxable as a distribution in exchange for the stock. Generally, a redemption will result in capital gain or loss equal to the difference between the amount of cash received and the stockholder's tax basis in the stock redeemed and will be long-term if the stock was owned for more than one year. However, any portion of the redemption price attributable to declared but unpaid dividends or dividend arrearages will be taxable as a dividend to the extent of earnings and profits.

      Under certain circumstances, cash received in redemption of preferred stock that is not attributable to dividend arrearages or declared but unpaid dividends may nevertheless also be taxable as a dividend, rather than as an exchange. This type of a result could obtain in the event that CGA Group redeems less than the full amount of a stockholder's shares of Series A preferred stock under one of its early redemption options. However, when, taking into account all classes of stock in CGA Group, a stockholder either

      o completely terminates its interest (other than as a creditor) in the redeeming company (taking into account the attribution rules prescribed by the Internal Revenue Code);

      o experiences a substantial reduction in its interest in corporate management and earnings as a result of the redemption and is a minority shareholder after the redemption; or

      o is a less than one percent stockholder and experiences any reduction in its interest, the redemption proceeds will instead be treated as an exchange and generally will give rise to capital gain or loss.

      Redemption Premium. The Internal Revenue Code requires that in certain circumstances the excess of the redemption price of preferred stock over its issue price (a redemption premium) be included in income, prior to receipt, as a constructive dividend. However, this provision should not apply to the Series A preferred stock because the redemption price is not expected to exceed the issue price by more than a de minimis amount, which will be the case if redemption occurs at maturity. These rules could, however, apply in the event that the fair market value of any distributed shares of Series A preferred stock is less than $25.00 on the date of distribution.

      Controlled Foreign Corporations. Each U.S. 10% Shareholder (as described below) of a controlled foreign corporation must include in gross income for U.S. federal income tax purposes its pro rata share of the controlled foreign corporation's "subpart F income," whether or not such income is distributed by the controlled foreign corporation to such shareholder. Any U.S. corporation, citizen, resident, partnership, estate or trust that owns, directly or indirectly through foreign persons, or is considered to own, 10 percent or more of the total combined voting power of all classes of stock of the foreign corporation will be considered to be a "U.S. 10% shareholder." Subpart F income includes insurance income and "fixed or determinable annual or periodical" income. A foreign insurance company, such as Commercial Guaranty Assurance, will be treated as a controlled foreign corporation only if U.S. 10% shareholders collectively own more than 25 percent of the total combined voting power or total value of the corporation's stock for an uninterrupted period of 30 days or more during any tax year. In the case of all other foreign corporations, such as CGA Group, the test is generally the same except that more than 50 percent is substituted for more than 25 percent.

      Except as provided below, CGA Group's bylaws attempt to limit the direct and indirect voting power of each holder of CGA Group's stock so that no U.S. person, other than a holder of Series A preferred stock during an event of non-compliance, will be entitled to votes representing 10 percent or more of CGA Group's voting power. In addition, CGA Group's bylaws provide that CGA Group's voting rights in Commercial Guaranty Assurance will be exercised in accordance with the proportional voting rights of the shareholders of CGA Group so that no U.S. person will be entitled indirectly to votes representing 10% or more of Commercial Guaranty Assurance's voting power. Accordingly, management expects that neither CGA Group nor Commercial Guaranty Assurance is or will become a controlled foreign corporation. However, given the Internal Revenue Code's broad constructive ownership rules, it is possible that stock in CGA Group owned by one or more persons will be attributed to another person that also owns stock in CGA Group and could result in a person inadvertently becoming a U.S. 10% shareholder and/or CGA Group becoming a controlled foreign corporation, which in turn could cause Commercial Guaranty Assurance to also become a controlled foreign corporation. In addition, if an event of non-compliance occurs, one or more holders of the

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Series A preferred stock could become a U.S. 10% shareholder because upon the happening of one of these events, the holders of the Series A preferred stock as a class have the right to appoint additional directors to the board. Accordingly, in this case, it is possible that each of CGA Group and Commercial Guaranty Assurance could become a controlled foreign corporation. Nonetheless, so long as a shareholder of CGA Group is not itself a U.S. 10% Shareholder and, as expected (and explained below), Commercial Guaranty Assurance does not have related person insurance income that is currently taxable to U.S. shareholders, the classification of CGA Group or Commercial Guaranty Assurance as a controlled foreign corporation will have no adverse effect on such shareholder. Therefore, U.S. persons who might directly or through attribution acquire stock possessing 10 percent or more of the combined voting power of CGA Group should consider the possible application of the controlled foreign corporation rules.

      Related Person Insurance Income Rules. Certain provisions of the Internal Revenue Code will apply to off-shore insurance companies such as Commercial Guaranty Assurance, if

      o at least 25% of the value or voting power of an insurance company's stock is held (directly or indirectly through foreign entities) by U.S. persons (which includes all U.S. shareholders, not just U.S. 10% shareholders),

      o at least 20% of an insurance company's gross insurance income is related person insurance income (as described below) and

      o at least 20% of the voting power or the value of an insurance company's stock is owned, directly or indirectly, by related U.S. persons or persons which are insured or reinsured (directly or indirectly) by the insurance company or persons "related" to such insureds or reinsureds (the "RPII CFC Rule").

Related person insurance income is income (investment income and premium income) from the direct or indirect insurance or reinsurance of any U.S. person who holds (directly or indirectly through foreign entities) such insurance company's stock or a person "related" to such a U.S. holder of the insurance company's stock. Generally, the term "related" person for this purpose means someone who controls or is controlled by the U.S. person or someone who is controlled by the same person or persons that control such U.S. person. "Control" exists where a person owns more than 50% in value or voting power of a corporation's stock, after applying certain constructive ownership rules.

      Commercial Guaranty Assurance takes such steps as are necessary to ensure that less than 20% of Commercial Guaranty Assurance's gross insurance income is related person insurance income and that less than 20% of the voting power or value of CGA Group's stock is owned by persons insured or reinsured (directly or indirectly) by Commercial Guaranty Assurance or "related" to such insureds or reinsureds.

      Commercial Guaranty Assurance may insure risks on behalf of St. George and/or Cobalt without creating related person insurance income, provided no U.S. person owns directly or constructively more than 50% of the vote or value of St. George Holdings' or Cobalt Holdings', and hence each of their subsidiaries', stock. Upon the initial distributions of the securities of St. George and Cobalt, respectively, no U.S. person owned directly or constructively more than 50% of the vote or value of these companies' securities. Moreover, St. George Holdings' and Cobalt Holdings' governing documents each contain restrictions on the sale of such securities that should effectively preclude any U.S. person from owning more than 50% of the vote or value of either the securities of St. George Holdings or the securities of Cobalt Holdings. Therefore, management expects that no related person insurance income will result from insuring investments of St. George and/or Cobalt.

      In light of the foregoing, management believes that less than 20% of the gross insurance income of Commercial Guaranty Assurance for any taxable year will constitute related person insurance income. However, if 20% or more of the gross insurance income of Commercial Guaranty Assurance for any taxable year were to constitute related person insurance income and 20% or more of the voting power or value of Commercial Guaranty Assurance stock is held, directly or indirectly, by U.S. insureds or reinsureds or by persons related to Commercial Guaranty Assurance, each direct and indirect U.S. holder of securities would be taxable currently on its allocable share of Commercial Guaranty Assurance's related person insurance income regardless of whether the holder is a "U.S. 10% Shareholder" and regardless of whether the holder is an insured or related to an insured. For this purpose, all of Commercial Guaranty Assurance's related person insurance income would be allocated solely to U.S. holders, but no holder would be allocated related person insurance income in excess of its ratable share of Commercial Guaranty Assurance's total income.

      In order to determine how much related person insurance income, if any, Commercial Guaranty Assurance has earned in each fiscal year, management asks its policyholders whether they or any persons related to them own shares of CGA Group and are U.S. persons. In addition, after each fiscal year ends, Commercial Guaranty Assurance sends a letter to each person who was a policyholder during that year asking the policyholder to represent whether during the year it was a U.S. person owning stock of CGA Group or was related to such a person. There can be no assurance that this procedure will enable CGA Group to identify all of Commercial Guaranty Assurance's income which may be considered related person insurance income. For any taxable year in which CGA Group determines that Commercial Guaranty Assurance's gross related person insurance income is 20% or more of Commercial Guaranty Assurance's gross insurance income for the year, CGA Group may also seek information from its shareholders as to whether beneficial owners of its shares at the end of the year are U.S. persons. To the extent CGA Group is unable to determine whether a beneficial owner of shares is a U.S. person, CGA Group may assume that the owner is not a U.S. person for purposes of apportioning related person insurance income, thereby increasing the per share related person insurance income amount for all other shareholders who are known to be U.S. persons.

      Information Reporting. If Commercial Guaranty Assurance meets the related person insurance income controlled foreign corporation Rule in a given tax year, each U.S. person who is a shareholder of CGA Group on the last day of CGA Group's fiscal year must attach a Form 5471 to the shareholder's income tax or information return for the period which includes that date. In the event that Commercial Guaranty Assurance's gross related person insurance income constitutes 20% or more of its gross insurance income (which is not anticipated) and no other exception applies that would prevent Commercial Guaranty Assurance from being subject to the related person insurance income controlled foreign corporation Rule, CGA Group intends to provide Form 5471 to its U.S. shareholders for attachment to their returns. The amount of the related person insurance income inclusions may be subject to adjustment based upon subsequent IRS examination. A tax-exempt organization will be required to attach Form 5471 to its information return in the circumstances described above. See "Unrelated Business Taxable Income of tax-exempt Shareholders" below. Failure to file Form 5471 may result in penalties.

      In addition, U.S. persons who at any time own 10% or more in vote or value of the total outstanding shares of CGA Group have an independent obligation to file Form 5471 with respect to such shares, and should consult with their tax advisor regarding this and other possible reporting requirements.

      Unrelated Business Taxable Income of Tax-Exempt Shareholders. Subpart F insurance income (which includes related person insurance income) allocable to U.S. tax-exempt organizations is likely to be treated as unrelated business taxable income. Under a look-through rule, this type of income is treated as if it were directly received by the tax-exempt organization and therefore will be considered income from an unrelated business. While the look-through rule generally will not apply to subpart F insurance income attributable to insurance of the tax-exempt organization's own risks or those of certain of its affiliates, it is unlikely that this subpart F insurance income will be so traced. Rather, since subpart F insurance income is allocated to all U.S. 10% shareholders, and related person insurance income, if there is any, is allocated to all U.S. persons who own stock, it is likely that any subpart F insurance income that is allocated to a tax exempt shareholder, will be attributable to risks other than its own or those of its affiliates. Nonetheless, to the extent any tax-exempt shareholder is allocated exempt subpart F insurance income and that income is so traceable, the income should not be unrelated business taxable income. Investors are advised to consult their own tax advisors regarding the application of this rule.

      Dispositions of Series A Preferred Stock by U.S. Persons, Generally. Subject to the discussions below relating to "Disposition of Series A Preferred Stock by U.S. Persons Who are Not U.S. 10% Shareholders" and "Disposition of Series A Preferred Stock by U.S. 10% Shareholders," U.S. persons will, upon the sale or exchange of Series A preferred stock, generally recognize gain or loss for federal income tax purposes equal to the excess of the amount realized upon such sale or exchange over the person's federal income tax basis for such Series A preferred stock. However, in certain circumstances described below, gain may be recharacterized, in whole or in part, as a dividend.

      Disposition of Series A Preferred Stock by U.S. Persons Who are Not U.S. 10% Shareholders. As noted above, in the case of a U.S. person who owns Series A preferred stock but is not a U.S. 10% shareholder, related person insurance income may be allocable to such holder's securities in CGA Group during the period of ownership but not taxed to him because less than 20 percent of CGA Group's securities are owned by persons generating related person insurance income or less than 20 percent of Commercial Guaranty Assurance's gross insurance income is related person insurance income. Upon the holder's sale or exchange of Series A preferred stock at a gain, however, there is a reasonable likelihood that an amount of the gain equal to the holder's allocable share of untaxed related person insurance income will be taxable as a dividend. Moreover, the IRS has an arguable position that the amount of gain so taxed as a dividend will be equal to all the earnings and profits allocable to the U.S. holder during the period that such holder held the Series A preferred stock (whether or not Commercial Guaranty Assurance has related person insurance income). Dewey Ballantine believes that this position would not be correct, but due to the absence of clarifying regulations, there can be no assurance that the IRS will not take this position. If the IRS were to take this position and were to prevail, for individuals, this would mean that the amount of gain taxed as a dividend would bear tax at the rates applicable to ordinary income rather than at the currently lower rates applicable to long-term capital gain. The rates applicable to corporate shareholders would not be affected, however, since corporations pay tax on capital gains at the same rates as they pay on ordinary income.

      If, as Dewey Ballantine believes, only the untaxed related person insurance income would be subject to dividend characterization, the selling shareholder nevertheless has the burden of showing the amount of untaxed related person insurance income allocable to the Series A preferred stock sold. CGA Group keeps records showing what it believes to be the untaxed related person insurance income allocable to each share of Series A preferred stock and will, upon reasonable request, provide any owner or prior owner of Series A preferred stock with such information.

      Disposition of Series A Preferred Stock by U.S. 10% Shareholders. To the extent that the income of Commercial Guaranty Assurance is taxable currently to a U.S. 10% shareholder as subpart F income (which includes related person insurance income), gain from the sale of Series A preferred stock by such U.S. 10% shareholder will not be recharacterized as a dividend, except to the extent of such U.S. 10% shareholder's allocable share of subpart F income in the year of sale.

      Uncertainty as to Application of Related Person Insurance Income. Regulations interpreting the related person insurance income provisions of the Internal Revenue Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes might ultimately be made thereto when they are finalized, or whether any such changes, as well as any interpretation or application of the related person insurance income rules by the IRS, the courts or otherwise, might have retroactive effect. In addition, there can be no assurance that the IRS will not challenge any determinations by CGA Group or Commercial Guaranty Assurance as to the amount, if any, of related person insurance income that should be includible in the income of a holder of Series A preferred stock or that the amounts of the related person insurance income inclusions will not be subject to adjustment based upon subsequent IRS examination. Accordingly, the meaning of the related person insurance income provisions and the application thereof to CGA Group and its subsidiaries is uncertain. Each U.S. person which currently owns Series A preferred stock has been advised, and each such person which is considering an investment in Series A preferred stock is again advised, to consult a tax advisor as to the implications of related person insurance income on its investment.

      Foreign Tax Credit. Because it is believed that currently U.S. persons own at least 50 percent of CGA Group's stock and this ownership distribution is anticipated to continue in the future, only a portion of both the dividends paid by CGA Group (including any gain from the sale of Series A preferred stock that is treated as a dividend) and any subpart F income of its subsidiaries (including related person insurance income of Commercial Guaranty Assurance) may be treated as foreign source income for purposes of computing a shareholder's U.S. foreign tax credit limitation. CGA Group will consider providing shareholders with information regarding the portion of this subpart F income or dividend inclusions constituting foreign source income to the extent this information is reasonably available. It is likely that substantially all of this income that is foreign source will constitute either "passive" or "financial services" income for foreign tax credit limitation purposes. Thus, U.S. shareholders with excess foreign tax credits may not be able to utilize these excess foreign tax credits to reduce U.S. tax on this income.

      Passive Foreign Investment Companies. Special U.S. federal income tax rules apply to foreign corporations that are "passive foreign investment companies." In general, a foreign corporation will be a passive foreign investment company if 75 percent or more of its income constitutes "passive income" or 50 percent or more of its assets produce passive income. In the case of a company that is a passive foreign investment company, its shareholders who are U.S. persons would be subject to a penalty tax at the time of their sale of, or receipt of an "excess distribution" with respect to their securities unless they elected to be treated as a "qualified electing fund", in which case they would be currently taxable on their share of each year's income. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125 percent of the average distribution with respect to their stock during the three preceding taxable years (or shorter period during which the taxpayer held the stock). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due but not paid during the period that the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the securities was received in equal portions and taxed at the highest applicable tax rate throughout the holder's period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period.

      The passive foreign investment company statutory provisions contain an express exception from the definition of passive income for income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business." This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent this income is attributable to financial reserves in excess of the reasonable needs of the insurance business.

      The passive foreign investment company statutory provisions contain a look-through rule which states that for purposes of determining whether a foreign corporation is a passive foreign investment company such foreign corporation shall be treated as if it received "directly its proportionate share of the income" and as if it "held its proportionate share of the assets" of any other corporation in which it owns at least 25 percent of the value of its stock. Because CGA Group is expected to own all of the outstanding stock of Commercial Guaranty Assurance and CGA Investment Management, the look-through rule should apply to treat CGA Group as owning the assets and receiving the income of Commercial Guaranty Assurance and CGA Investment Management directly for purposes of determining whether CGA Group is a passive foreign investment company in any given year.

      In management's view, CGA Group, through its principal subsidiary, Commercial Guaranty Assurance, will be predominantly engaged in an insurance business and will not have financial reserves in excess of the reasonable needs of Commercial Guaranty Assurance's insurance business. While no explicit guidance is provided by the statutory language and regulations on these provisions have not been issued, Dewey Ballantine believes that under the look-through rule CGA Group should be deemed to own the assets and to have received the income of Commercial Guaranty Assurance, its insurance subsidiary, directly for purposes of determining whether CGA Group qualifies for the above insurance exception. This interpretation of the look-through rule is consistent with the legislative intention generally to exclude bona fide insurance companies from the application of the passive foreign investment company provisions; however, until definitive regulations are issued there can be no assurance that the look through rule will be applied in this fashion.

      If, however, the look-through rule does not apply to CGA Group with respect to the income and assets of Commercial Guaranty Assurance in the manner described above, then CGA Group might be a passive foreign investment company. Moreover, there is a risk that the Commercial Guaranty Assurance Fund Guaranty would be viewed as equity in St. George, in which event Commercial Guaranty Assurance would be viewed as owning virtually all of the equity of St. George and/or Cobalt. This risk arises because St. George and Cobalt intend that Commercial Guaranty Assurance-guaranteed borrowing will provide 99% of the funds used to acquire their respective investment portfolios and for the collateral value of their respective investment portfolios and that Commercial Guaranty Assurance's Fund Guaranty will represent the principal credit support for lenders and counterparties of St. George and Cobalt. If the Commercial Guaranty Assurance Fund Guaranty were to be viewed as equity, the "look through" rule would apply to treat Commercial Guaranty Assurance as if it owned virtually all of St. George's and/or Cobalt's assets and earned virtually all of St. George's and/or Cobalt's income, and since both such assets and income would be passive, this might result in CGA Group becoming a passive foreign investment company. Fund Guaranty to the availability of the

      Moreover, if Commercial Guaranty Assurance were considered to own substantially all of St. George's and/or Cobalt's equity, there is also a risk that Commercial Guaranty Assurance's premium income from St. George and/or Cobalt would not be viewed as insurance income. Nonetheless, there are substantial arguments against treating Commercial Guaranty Assurance as owning substantially all of St. George's and/or Cobalt's equity by reason of the insurance that it writes for such companies, with one of the strongest being that the premiums that Commercial Guaranty Assurance will charge St. George and Cobalt for insurance will be based upon the same criteria as those used to determine the premium charged to unrelated third parties and therefore should be viewed as an arm's length premium.

      It is the opinion of Dewey Ballantine that Commercial Guaranty Assurance should not be viewed as holding equity in St. George and/or Cobalt and therefore the look through rules should not apply with respect to St. George's or Cobalt's assets or income and the premiums derived by Commercial Guaranty Assurance from St. George and Cobalt should be viewed as active income derived from the insurance business. However, given the relatively small amount of equity in St. George and Cobalt the importance of the Commercial Guaranty Assurance Fund Guaranty to the availability of the loan facility, the fact that initially all of the equity securities of St. George Holdings and limited partnership interests in Cobalt Holdings will be held by shareholders of CGA Group and the absence of authority directly on point, there is some risk that the IRS could successfully treat Commercial Guaranty Assurance as owning most of St. George's and Cobalt's equity and apply the look-through rule to cause Commercial Guaranty Assurance to be characterized as a passive foreign investment company. Therefore, each U.S. person which owns Series A preferred stock and each U.S. person which is considering an investment in the Series A preferred stock and is not a tax-exempt entity (which is unaffected by the passive foreign investment company rules under existing law) is again advised to consult a tax advisor as to the effects of the passive foreign investment company rules.

   NON-U.S. HOLDERS

      Persons that are not U.S. persons generally will be subject to U.S. federal income tax on dividend distributions with respect to, and gain realized from the sale or exchange of, Series A preferred stock only if the dividends or gains are effectively connected with the conduct of a trade or business within the U.S. Management believes that nonresident alien individuals will not be subject to U.S. federal income or estate tax with respect to Series A preferred stock of CGA Group.

   ALL HOLDERS OF SERIES A PREFERRED STOCK

      Management does not expect CGA Group to pay dividends on the Series A preferred stock through paying agents or custodians located in the U.S., but if such were the case, the U.S. custodian or payor would be required to satisfy certain information reporting requirements. In addition, in this case, a holder of Series A preferred stock could be subject to backup withholding at the rate of 31 percent with respect to dividends paid to these persons, unless the holder
(a) is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax and may be credited against a holder's regular U.S. federal income tax liability. No backup withholding would occur if CGA Group were to directly pay any dividends on the Series A preferred stock or were to use a non-U.S. paying agent or custodian to do so.

      Except as discussed above with respect to backup withholding, dividends paid by CGA Group will not be subject to a U.S. withholding tax.

      The tax considerations could be different if certain of the structures described above that are intended to mitigate negative tax consequences were to be modified or eliminated, as the board of directors and shareholders will have the authority to do.

                                  LEGAL MATTERS

      The validity of the Series A preferred stock will be passed upon as to matters of Bermuda law by Conyers, Dill & Pearman, and as to matters of United States tax law, by Dewey Ballantine LLP, New York, New York.

                                     EXPERTS

      The financial statements of CGA Group as of and for the year ended December 31, 1998, for the nine months ended December 31, 1997 and for the period from June 21, 1996 to March 31, 1997 included in this prospectus and elsewhere in this registration statement have been audited by PricewaterhouseCoopers, independent accountants as indicated in their report with respect thereto and are included in this prospectus in reliance upon the authority of PricewaterhouseCoopers as experts in accounting and auditing.

                       ENFORCEABILITY OF CIVIL LIABILITIES

      As a Bermuda corporation, substantially all the assets of CGA Group are located outside the United States. Accordingly, any judgment obtained in the United States against CGA Group may not be collectible within the United States. CGA Group will consent to service of process in the City of New York, Borough of Manhattan, for claims relating to the validity, or seeking enforcement, of CGA Group's obligations under the terms of the Series A preferred stock. CGA Group has appointed CT Corporation System as its authorized agent upon which process may be served in any such action. See "Description Of Securities--Governing Law; Consent To Jurisdiction and Service."

Accordingly, it may be difficult for investors to effect service within the United States upon CGA Group with respect to other claims pertaining to the Series A preferred stock, including claims predicated upon the civil liability provisions of the securities laws of the United States. Moreover, it may be difficult for investors to enforce outside the United States judgments against CGA Group obtained in the United States in any actions pertaining to the Series A preferred stock, particularly with respect to actions to which CGA Group has not consented to service of process in the United States such as those predicated upon the civil liability provisions of the securities laws of the United States. In addition, some of CGA Group's directors and executive officers, and certain of the experts named herein, are residents of Bermuda. As a result, it may be difficult for investors to effect service within the United States upon such persons or to realize in the United States upon judgments of courts in the United States, including judgments predicated upon civil liability under United States securities laws. CGA Group has been informed by its Bermuda counsel, Conyers Dill & Pearman, that the United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters and that a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would, therefore, not be automatically enforceable in Bermuda. CGA Group has also been advised by Conyers Dill & Pearman that a final and conclusive judgment obtained in federal or state courts in the United States under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the Supreme Court of Bermuda under the common law doctrine of obligation. This type of action should be successful upon proof that the sum of money is due and payable, and without having to prove the facts supporting the underlying judgment, as long as (a) the court that gave the judgment was competent to hear the action in accordance with private international law principles as applied by the courts in Bermuda and (b) the judgment is not contrary to public policy in Bermuda, was not obtained by fraud or in proceedings contrary to natural justice of Bermuda and is not based on an error in Bermuda law. A Bermuda court may impose civil liability on CGA Group or its directors or officers in a suit brought in the Supreme Court of Bermuda against CGA Group or such persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding the violation would constitute or give rise to a cause of action under Bermuda law.

                              AVAILABLE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of Series A preferred stock offered hereby. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules to the registration statement. For additional information with respect to us and the Series A preferred stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each of these statement being qualified in all respects by the reference. A copy of the registration statement may be inspected without charge at the offices of the Securities and Exchange Commission in Washington, D.C. 20549 and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission maintained at Suite 1300, 7 World Trade Center, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511, at prescribed rates.

                         INDEX TO FINANCIAL STATEMENTS AND SCHEDULES

                                                                                            PAGE
                                                                                            ----
Financial Statements of CGA Group, Ltd.

    Report of Independent Auditors on Financial Statements..............................    F-2

    Consolidated Balance Sheets at December 31, 1998 and 1997...........................    F-3

    Consolidated Statements of Operations for the year ended December 31, 1998, the nine months ended December 31, 1997 and for the period from June 21, 1996
      to March 31, 1997 ................................................................    F-4

    Consolidated Statements of Mezzanine Equity for the year ended December 31, 1998
      and the nine months ended December 31, 1997 ......................................    F-5

    Consolidated Statements of Shareholders' Equity for the year ended December 31,
      1998 and the nine months ended December 31, 1997..................................    F-6

    Consolidated Statements of Cash Flow for the year ended December 31, 1998, the nine months ended December 31, 1997 and for the period from June 21, 1996
      to March 31, 1997.................................................................    F-7

    Notes to Consolidated Financial Statements for the year ended December 31, 1998.....    F-8

    Unaudited Consolidated Balance Sheets -- June 30, 1999 and December 31, 1998........    F-22

    Unaudited Consolidated Statements of Operations -- Three Months and Six Months
      Ended June 30, 1999 and June 30, 1998.............................................    F-23

    Unaudited Consolidated Statements of Changes in Mezzanine Equity -- Six Months
      Ended June 30, 1999 and the Year Ended December 31, 1998..........................    F-24

    Unaudited Consolidated Statements of Changes in Shareholders' Equity -- Six
      Months Ended June 30, 1999 and the Year Ended December 31, 1998...................    F-25

    Unaudited Consolidated Statements of Cash Flows -- Six Months Ended June 30, 1999
      and 1998 .........................................................................    F-26

    Notes to Unaudited Consolidated Financial Statements for the Six Months Ended
      June 30, 1999 ....................................................................    F-27

Financial Schedule(s)

      All financial statement schedules have been omitted because they are not applicable or are not required, or the information required to be set forth therein is included in the Consolidated Financial Statements or Notes thereto.

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE SHAREHOLDERS OF CGA GROUP, LTD.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, mezzanine equity, shareholders' equity and of cash flows present fairly, in all material respects, the financial position of CGA Group, Ltd. and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for the period from June 21, 1996 to March 31, 1997, the period from April 1, 1997 to December 31, 1997 and the year ended December 31, 1998, in conformity with generally accepted accounting principles in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide reasonable basis for the opinion expressed above.

PricewaterhouseCoopers

Hamilton, Bermuda
March 31, 1999

                                 CGA GROUP, LTD.

                           CONSOLIDATED BALANCE SHEETS
                           (EXPRESSED IN U.S. DOLLARS)

                                                                     DECEMBER 31,     DECEMBER 31,
                                                                        1998             1997
                                                                   -------------    -------------
ASSETS
  Fixed maturities available for sale, (at fair value)
    (Amortized cost: $99,560,861 and $121,664,671) .............   $ 100,488,537    $ 123,302,763
  Other investments ............................................      30,000,000             --
  Cash and short-term investments ..............................       2,598,140        7,199,106
  Premiums receivable ..........................................       3,228,497          447,172
  Management fees receivable ...................................       1,093,411             --
  Accrued interest receivable ..................................       3,679,763        4,080,600
  Deferred acquisition costs ...................................       3,202,557        1,001,883
  Prepaid reinsurance premiums .................................       1,286,782             --
  Reinsurance recoverable ......................................      67,400,000             --
  Other assets .................................................       2,926,246        2,018,309
  Note receivable ..............................................            --            250,000
  Organization costs ...........................................            --          4,421,353
                                                                   -------------    -------------
      Total assets .............................................   $ 215,903,933    $ 142,721,186
                                                                   =============    =============
LIABILITIES
  Unearned premiums ............................................   $     821,124    $     270,576
  Provision for losses and loss adjustment expenses ............      90,200,000           55,000
  Reinsurance balances payable .................................         420,660             --
  Accrued costs and expenses ...................................       4,355,767        3,591,033
  Contingencies and commitments (Note 14) ......................            --               --
                                                                   -------------    -------------
      Total liabilities ........................................      95,797,551        3,916,609
                                                                   =============    =============
MEZZANINE EQUITY
  Preferred stock, $.01 par value, 20,000,000 shares authorized:
    Series A ...................................................      75,291,100       65,532,499
    Series B ...................................................      37,300,985       37,075,371
  Dividends accrued on Series B ................................      14,016,164        4,439,231
                                                                   -------------    -------------
      Total mezzanine equity ...................................     126,608,249      107,047,101
                                                                   =============    =============
SHAREHOLDERS' EQUITY
  Common stock, $.01 par value, 20,000,000 shares authorized,
    9,100,000 issued and outstanding ...........................          91,000           91,000
  Additional paid-in-capital ...................................      42,486,057       42,086,353
  Accumulated other comprehensive income .......................         927,676        1,638,092
  Deficit ......................................................     (50,006,600)     (12,057,969)
                                                                   -------------    -------------
      Total shareholders' (deficit) equity .....................      (6,501,867)      31,757,476
                                                                   -------------    -------------
      Total liabilities and shareholders' equity ...............   $ 215,903,933    $ 142,721,186
                                                                   =============    =============


   The accompanying notes are an integral part of these financial statements.

                                 CGA GROUP, LTD.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                           (EXPRESSED IN U.S. DOLLARS)

                                                                          NINE MONTHS
                                                          YEAR ENDED          ENDED     JUNE 21, 1996
                                                         DECEMBER 31,     DECEMBER 31,   TO MARCH 31,
                                                             1998             1997          1997
                                                        ------------    ------------    ------------
REVENUES
  Gross premiums written ............................   $ 49,217,083    $    773,571    $       --
  Ceded premiums ....................................    (39,420,247)           --              --
                                                        ------------    ------------    ------------
  Net premiums written ..............................      9,796,836         773,571            --
  Change in unearned premiums .......................       (550,547)       (270,576)           --
                                                        ------------    ------------    ------------
  Net premiums earned ...............................      9,246,289         502,995            --
  Net investment income .............................      8,528,122       2,955,601             801
  Net realized gains ................................      2,814,132         885,422            --
  Management fees ...................................      3,353,499            --              --
                                                        ------------    ------------    ------------
      Total revenues ................................     23,942,042       4,344,018             801
                                                        ------------    ------------    ------------
EXPENSES
  Operating expenses ................................     14,023,366       6,510,103              11
  Acquisition costs .................................        433,217          53,590            --
  Commitment fees ...................................        600,000         323,836            --
  Excess of loss facility ...........................        200,000         107,671            --
  Losses and loss adjustment expenses
    (Net of reinsurance of $67.4 million in 1998) ...     22,745,000          55,000            --
                                                        ------------    ------------    ------------
      Total expenses ................................     38,001,583       7,050,200              11
                                                        ------------    ------------    ------------
  Income (loss) before cumulative effect of
    change in accounting principle ..................    (14,059,541)     (2,706,182)            790
  Cumulative effect of change in accounting principle     (3,928,238)           --              --
                                                        ------------    ------------    ------------
NET INCOME (LOSS) ...................................    (17,987,779)     (2,706,182)            790
                                                        ------------    ------------    ------------
Other comprehensive income ..........................       (710,417)      1,638,092            --
                                                        ------------    ------------    ------------
COMPREHENSIVE INCOME (LOSS) .........................   $(18,698,196)   $ (1,068,090)   $        790
                                                        ============    ============    ============
Net income (loss) available to common shareholders ..   $(38,896,226)   $(12,332,792)   $        790
Basic and diluted income (loss) per common share ....   $      (4.27)   $      (1.89)   $       0.07
                                                        ============    ============    ============
Weighted average common shares outstanding ..........      9,100,000       6,522,313          12,000
                                                        ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                                 CGA GROUP, LTD.

                   CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY
                           (EXPRESSED IN U.S. DOLLARS)

                                                                    NINE MONTHS
                                                     YEAR ENDED         ENDED
                                                    DECEMBER 31,    DECEMBER 31,
                                                        1998            1997
                                                 -------------    -------------

MEZZANINE EQUITY
SERIES A PREFERRED STOCK
Balance--beginning of period .................   $      27,965    $        --
Stock issued .................................            --             26,000
Pay-in-kind dividends paid ...................           4,154            1,965
                                                 -------------    -------------
Balance--end of period .......................          32,119           27,965
                                                 -------------    -------------

ADDITIONAL PAID-IN-CAPITAL--SERIES A PREFERRED

Balance--beginning of period .................      65,504,534             --
Stock issued .................................            --         64,974,000
Issuance costs ...............................            --         (4,571,319)
Fair value of warrants .......................      (1,347,300)            --
Pay-in-kind dividends paid ...................      10,379,765        4,911,381
Accretion to redemption value ................         514,273          190,472
Accretion on warrants ........................         207,709             --
                                                 -------------    -------------
Balance--end of period .......................      75,258,981       65,504,534
                                                 -------------    -------------
TOTAL SERIES A PREFERRED STOCK ...............   $  75,291,100    $  65,532,499
                                                 =============    =============

SERIES B PREFERRED STOCK

Balance--beginning of period .................   $      16,000    $        --
Stock issued .................................            --             16,000
                                                 -------------    -------------
Balance--end of period .......................          16,000           16,000
                                                 -------------    -------------

ADDITIONAL PAID-IN-CAPITAL--SERIES B PREFERRED

Balance--beginning of period .................      37,059,371             --
Stock issued .................................            --         39,984,000
Issuance costs ...............................            --         (3,008,190)
Accretion to redemption value ................         225,614           83,561
                                                 -------------    -------------
Balance--end of period .......................      37,284,985       37,059,371
                                                 -------------    -------------
TOTAL SERIES B PREFERRED STOCK ...............   $  37,300,985    $  37,075,371
                                                 =============    =============

PAY-IN-KIND DIVIDENDS ACCRUED-SERIES B

Balance--beginning of period .................   $   4,439,231    $        --
Dividends accrued ............................       9,576,933        4,439,231
                                                 -------------    -------------
Balance--end of period .......................   $  14,016,164    $   4,439,231
                                                 =============    =============
Total Mezzanine Equity .......................   $ 126,608,249    $ 107,047,101
                                                 =============    =============

   The accompanying notes are an integral part of these financial statements.

                                 CGA GROUP, LTD.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                           (EXPRESSED IN U.S. DOLLARS)

                                                                             NINE MONTHS
                                                              YEAR ENDED        ENDED
                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1998            1997
                                                            ------------    ------------
SHAREHOLDERS' EQUITY
COMMON STOCK
Balance--beginning of period ............................   $     91,000    $     12,000
Stock redeemed (12,000 shares) ..........................           --           (12,000)
Stock issued (9,100,000 shares) .........................           --            91,000
                                                            ------------    ------------
Balance--end of period ..................................         91,000          91,000
                                                            ------------    ------------
ADDITIONAL PAID-IN-CAPITAL--COMMON STOCK
Balance--beginning of period ............................     42,086,353            --
Stock issued ............................................           --        45,409,000
Issuance costs ..........................................           --        (3,048,614)
Fair value of warrants ..................................      1,347,300            --
Accretion of Series A Preferred Stock to redemption value       (514,273)       (190,472)
Accretion of Series B Preferred Stock to redemption value       (225,614)        (83,561)
Accretion on warrants ...................................       (207,709)           --
                                                            ------------    ------------
Balance--end of period ..................................     42,486,057      42,086,353
                                                            ------------    ------------
ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance--beginning of period ............................      1,638,092            --
Increase (decrease) during the period ...................       (710,416)      1,638,092
                                                            ------------    ------------
Balance--end of period ..................................        927,676       1,638,092
                                                            ------------    ------------
RETAINED EARNINGS (DEFICIT)
Balance--beginning of period ............................    (12,057,969)            790
Net loss ................................................    (17,987,779)     (2,706,182)
Series A pay-in-kind dividends paid .....................    (10,383,919)     (4,913,346)
Series B pay-in-kind dividends accrued ..................     (9,576,933)     (4,439,231)
                                                            ------------    ------------
Balance--end of period ..................................    (50,006,600)    (12,057,969)
                                                            ------------    ------------
TOTAL SHAREHOLDERS' (DEFICIT) EQUITY ....................   $ (6,501,867)   $ 31,757,476
                                                            ============    ============

   The accompanying notes are an integral part of these financial statements.

                                 CGA GROUP, LTD.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (EXPRESSED IN U.S. DOLLARS)

                                                                         NINE MONTHS    JUNE 21, 1996
                                                        YEAR ENDED          ENDED            TO
                                                        DECEMBER 31      DECEMBER 31      MARCH 31,
                                                           1998             1997            1997
                                                      -------------    -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) .................................   $ (17,987,779)   $  (2,706,182)   $         790
Adjustments to reconcile net income (loss)
 to net cash used in operating activities:
  Amortization of investments .....................        (176,711)       1,314,765             --
  Depreciation expense ............................         354,587           51,076             --
  Realized gain on sale of investments ............      (2,814,132)        (885,422)            --
  Realized loss on sale of fixed assets ...........          26,282             --               --
Changes in assets and liabilities:
  Premiums receivable .............................      (2,781,325)        (447,172)            --
  Accrued interest ................................         400,837       (4,080,600)            --
  Deferred acquisition costs ......................      (2,200,674)      (1,001,883)            --
  Prepaid reinsurance premiums ....................      (1,286,782)            --               --
  Management fees receivable ......................      (1,093,411)            --               --
  Organization costs ..............................       4,421,353       (4,409,373)         (11,980)
  Reinsurance recoverable .........................     (67,400,000)            --               --
  Other assets ....................................        (175,510)      (1,159,177)             (68)
  Unearned premiums ...............................         550,548          270,576             --
  Provision for losses and loss adjustment expenses      90,145,000           55,000             --
  Reinsurance balances payable ....................         420,660             --               --
  Accrued costs and expenses ......................         764,734        3,591,033             --
                                                      -------------    -------------    -------------
Net cash provided by (used in) operating activities       1,167,677       (9,407,359)         (11,258)
                                                      -------------    -------------    -------------
CASH FLOWS FROM INVESTING ACTIVITIES
Cost of fixed maturity investments acquired .......    (143,845,735)    (278,498,706)            --
Proceeds from sale of fixed maturity investments ..     138,940,387      156,404,692             --
Purchases of fixed assets .........................      (1,113,295)        (910,140)            --
Note receivable ...................................         250,000         (250,000)            --
                                                      -------------    -------------    -------------
Net cash used in investing activities .............      (5,768,643)    (123,254,154)            --
                                                      -------------    -------------    -------------
CASH FLOWS FROM FINANCING ACTIVITIES
Redemption of Common Stock ........................            --            (12,000)            --
Proceeds on issuance of series A preferred stock ..            --         65,000,000             --
Proceeds on issuance of series B preferred stock ..            --         40,000,000             --
Proceeds on issuance of common stock ..............            --         45,500,000           12,000
Issuance costs of series A preferred stock ........            --         (4,571,319)            --
Issuance costs of series B preferred stock ........            --         (3,008,190)            --
Issuance costs of common stock ....................            --         (3,048,614)            --
Loan received (repaid) ............................            --           (121,000)         121,000
                                                      -------------    -------------    -------------
Net cash provided by financing activities .........            --        139,738,877          133,000
                                                      -------------    -------------    -------------
NET INCREASE (DECREASE) IN CASH AND SHORT-TERM
  INVESTMENTS .....................................      (4,600,966)       7,077,364          121,742
CASH AND SHORT-TERM INVESTMENTS--
  BEGINNING OF PERIOD .............................       7,199,106          121,742             --
                                                      -------------    -------------    -------------
CASH AND SHORT-TERM INVESTMENTS--END OF PERIOD ....   $   2,598,140    $   7,199,106    $     121,742
                                                      =============    =============    =============

   The accompanying notes are an integral part of these financial statements.

                                CGA GROUP, LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED DECEMBER 31, 1997
                          (EXPRESSED IN U.S. DOLLARS)

1. BUSINESS AND ORGANIZATION

      CGA Group, a holding company, was incorporated in Bermuda on June 21, 1996. CGA Group has two wholly owned subsidiaries. Commercial Guaranty Assurance, Ltd. was incorporated in Bermuda on October 22, 1996. Commercial Guaranty Assurance is licensed as a class 3 insurer under the Insurance Act 1978 of Bermuda, which authorizes it to carry on insurance business of all classes in or from within Bermuda subject to its compliance with the solvency margin, liquidity ratio and other requirements imposed on it by the Act. Commercial Guaranty Assurance has a "Triple-A" "claims paying ability" rating from Duff & Phelps Credit Rating Company and has also been rated in the highest rating category assigned by each of the two Canadian rating agencies, Dominion Bond Ratings Service and Canadian Bond Ratings Service. Commercial Guaranty Assurance issues financial guaranty insurance policies, which are the functional equivalent of direct-pay letters of credit, to insure payment of interest, principal and other amounts payable in respect of notes, securities, and other financial obligations. CGA Investment Management, Inc. was incorporated in Delaware, U.S.A. in July 1996 by the founders of CGA Group and was acquired at nominal cost to CGA Group on June 9, 1997. CGA Investment Management did not commence operations until after its acquisition by CGA Group. CGA Investment Management is registered as an investment advisor with the United States Securities and Exchange Commission under the Investment Advisors Act of 1940, as amended. CGA Investment Management provides investment management and financial advisory services primarily to specialized investment vehicles and for the U.S. and international structured finance markets. CGA Investment Management and its employees are based in New York City, New York.

      The primary clients of Commercial Guaranty Assurance and CGA Investment Management are St. George Holdings, Ltd. and Cobalt Holdings, Ltd. and their respective subsidiaries. In 1998 they provided approximately 85% of the total premiums earned by Commercial Guaranty Assurance, and 91% of the total investment management fees earned by CGA Investment Management. These percentages are expected to decrease in the future.

      Operations commenced following the completion of CGA Group's private placement offering which occurred on June 17, 1997. The initial capitalization of CGA Group consisted of 12,000 common shares with a par value of $1.00 per share. All 12,000 shares were redeemed on June 17, 1997 at which time CGA Group completed its recapitalization.

      As part of the recapitalization on June 17, 1997, CGA Group issued 2.6 million shares of Series A preferred stock, par value $.01 per share, for a price of $25 per share. The shares of Series A preferred stock are entitled to a 13.75% quarterly compounding dividend paid in additional shares of Series A preferred stock. The Series A preferred stockholders also received warrants, which are transferable separately from the Series A preferred stock, which represent the right to purchase on or prior to June 17, 2007 a total of 270,000 shares of common stock at an exercise price of $.01 per share. The warrants were valued at $4.99 per share and were accounted for as additional paid-in-capital to the common stock.

      As part of the recapitalization, on June 17, 1997, CGA Group issued 1.6 million shares of Series B cumulative voting preferred stock, par value $.01 per share, for a price of $25 per share. The shares of Series B preferred stock were entitled to a 20% quarterly compounding dividend paid in additional shares of Series B preferred stock. The shares of Series B preferred stock were sold to investors as part of investment units which also included commitments to purchase an additional $60 million of Series B preferred stock in the aggregate upon the occurrence of certain funding events, in order to maintain Commercial Guaranty Assurance's "Triple-A" rating from Duff & Phelps. CGA Group pays a $600,000 annual fee to the holders of the investment units for their commitments. The investment units also included an aggregate of 7,827,957 shares of common stock out of a total of 9,100,000 million shares of common stock issued pursuant to the recapitalization at a price of $5 per share.

      The remaining 1,272,043 shares of common stock were sold to the sponsoring investors and certain members of management who also received 847,729 warrants, which each represent the right to purchase one share of common stock on or prior to June 17, 2007 at an exercise price of $5 per share. The exercise price on these warrants is subject to

                                CGA GROUP, LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED DECEMBER 31, 1997
                          (EXPRESSED IN U.S. DOLLARS)

reduction based on the sales price of additional common stock or equivalents. A reduction in the exercise price occurred on March 31, 1999 from $5.00 to $2.12 as a result of the Series B preferred stock conversion and Series C preferred stock issuance. An additional 1,494,771 warrants have been authorized for issuance to certain employees which each represent the right to purchase one share of common stock on or prior to June 17, 2007 at an exercise price of $5 per share.

2. SIGNIFICANT ACCOUNTING POLICIES

      The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America (GAAP) and include the accounts of CGA Group, Commercial Guaranty Assurance, and CGA Investment Management. All significant intercompany accounts and transactions have been eliminated in consolidation. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   a) Premiums

      Commercial Guaranty Assurance's insurance contracts are classified as long-duration contracts for accounting purposes as the contracts are expected to remain in force for an extended period. The contracts generally are not subject to unilateral changes in their provisions and require insurance protection for extended periods. Premium rates generally are level throughout the period of coverage. Premiums are recognized as written upon inception of multi-year policies. Up-front premiums are earned pro-rata over the period of risk. Installment premiums are earned over each installment period.

   b) Deferred acquisition costs

      Deferred acquisition costs are expenses that vary with and are primarily related to the production of business. These costs include compensation, underwriting, certain rating agency fees, legal and other expenses. Deferred acquisition costs are amortized on a straight-line basis over the estimated term of the related insured risks. CGA Group evaluates the recoverability of deferred acquisition costs whenever changes in circumstances warrant. If it is determined that an impairment exists, the excess of the unamortized balance over deferred acquisition costs will be charged to earnings.

   c) Reinsurance

      In the ordinary course of business, Commercial Guaranty Assurance cedes exposures under various reinsurance contracts designed to limit losses from certain risks and to protect capital and surplus. The reinsurance of risk does not relieve Commercial Guaranty Assurance of its original liability to its policyholders. In the event that a reinsurer was unable to meet its obligations under the existing reinsurance contracts, Commercial Guaranty Assurance would be liable for such defaulted amounts.

      Prepaid reinsurance premiums represent the portion of premiums ceded to reinsurers applicable to the unexpired terms of the reinsurance contracts in force.

   d) Provision for losses and loss adjustment expenses

      A case basis reserve for unpaid losses and loss adjustment expenses is recorded at the present value of the estimated loss when, in management's opinion, the likelihood of a future loss is probable and determinable at the balance sheet date. A general reserve is calculated by applying a loss factor to the total net par amount outstanding of Commercial Guaranty Assurance's insured obligations over the expected term of such insured obligations.

                                CGA GROUP, LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED DECEMBER 31, 1997
                          (EXPRESSED IN U.S. DOLLARS)

      Management believes that the current level of the provision is adequate to cover the ultimate net cost of claims. The provision is necessarily an estimate and there can be no assurance that the ultimate liability will not differ from such estimates. CGA Group will monitor the provision on an ongoing basis and may periodically adjust the provision based on actual loss experience, the future mix of business and economic conditions. See footnote 4 regarding subsequent events.

   e) Organization expenses

      Organization costs consisted of expenses incurred to form CGA Group and were amortized over a five-year period starting from the date of commencement of operations using the straight-line method. On July 1, 1998, CGA Group expensed the remaining unamortized organization costs which is reflected in the financial statements as a change in accounting principle. (See footnote (2.i) regarding Statement of Position 98-5 issued by the Accounting Standards Executive Committee.)

   f) Investments

      In accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," investments in debt securities are designated as available-for-sale and are recorded at fair value, being quoted market value. Any resulting unrealized gains or losses are reflected as a separate component of shareholders' equity as accumulated other comprehensive income and as a separate component of the statement of operations as other comprehensive income. Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at cost, which approximates fair value. Other investments are carried at cost, which approximates fair value.

      Bond discounts and premiums are accreted or amortized on the effective interest method over the term of the related securities. Realized gains or losses on sale of investments are determined on the basis of specific identification. Net investment income is recognized when earned and includes interest and amortization of market premiums and discounts and is net of investment management and custody fees.

      CGA Group previously used foreign currency forward contracts for the purpose of managing certain investment portfolio exposures. As of June 30, 1998 the investment in non-U.S. dollar denominated securities was discontinued, eliminating the need to utilize foreign currency forward contracts.

   g) Statement of cash flows

      For purposes of the statements of cash flows, short-term deposits are composed of deposits with original maturities which are less than three months.

   h) Loss per common share

      CGA Group computes loss per share in accordance with Statement of Financial Accounting Standard (SFAS) No. 128, "Earnings Per Share." Loss per common share is calculated using the loss for the period adjusted for preference dividends, accretion of preference stock to redemption value, and accretion on warrants divided by the weighted average number of common shares outstanding and, if dilutive, shares issuable under outstanding warrants.

   i) Comprehensive income

      The FASB issued Statement of Financial Accounting Standard (SFAS) No. 130, "Reporting Comprehensive Income", effective for fiscal years beginning after December 15, 1997. This statement requires CGA Group to report in the financial statements, in addition to net income, comprehensive income and its components. Comprehensive income for CGA Group is comprised solely of changes in unrealized appreciation or depreciation on marketable investments. CGA Group has adopted SFAS 130 in these consolidated financial statements.

                                CGA GROUP, LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED DECEMBER 31, 1997
                          (EXPRESSED IN U.S. DOLLARS)

   j) Segments

      The FASB issued Statement of Financial Accounting Standard (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information", which CGA Group has adopted in these consolidated financial statements. This statement established standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to shareholders. It also established standards for related disclosures about products and services, geographic areas and major customers. Under SFAS 131, operating segments are to be determined consistent with the way that management organizes and evaluates financial information internally for making operating decisions and assessing performance. Segment information is reported separately for CGA Group's investment management and insurance operations.

   k) Start-up activities

      The Accounting Standards Executive Committee issued Statement of Position 98-5, "Reporting on Costs of Start-Up Activities", effective for fiscal years beginning after December 15, 1998. This statement requires CGA Group to expense organization costs as incurred. On July 1, 1998, CGA Group expensed the remaining unamortized organization costs which is reflected in the financial statements as a change in accounting principle.

3. NOTE RECEIVABLE

      CGA Group held a note receivable from CGA Group's chief executive officer for $1.25 million which was issued in connection with the June 17, 1997 recapitalization in exchange for 250,000 shares of CGA Group's common stock. The note was interest-bearing at a rate of 7% compounded semi-annually. On October 8, 1997 the CEO repaid $1 million of the note along with the accrued interest thereon. The loan was then repaid in full on January 31, 1998.

4. INVESTMENTS

   a) Fixed maturities

      The fair values, gross unrealized gains and losses and amortized cost of fixed maturities at December 31, 1998 and 1997 are as follows:


                                                        GROSS                GROSS
                                  AMORTIZED          UNREALIZED           UNREALIZED
1998                                COST                GAINS               LOSSES            FAIR VALUE
----                                ----                -----               ------            ----------
 Non-U.S. Government ........    $ 12,024,005          $   77,789           $ (82,384)        $ 12,019,410
 Corporate ..................      85,488,892           1,316,526            (384,255)          86,421,163
 Short-term .................       2,047,964                 --                   --            2,047,964
                                 ------------          ----------           ---------         ------------
  Fixed Maturities ..........    $ 99,560,861          $1,394,315           $(466,639)        $100,488,537
                                 ============          ==========           =========         ============




                                                        GROSS                GROSS
                                  AMORTIZED          UNREALIZED           UNREALIZED
1997                                COST                GAINS               LOSSES            FAIR VALUE
----                                ----                -----               ------            ----------
 Non-U.S. Government ........    $ 52,514,059          $1,382,523           $(308,775)        $ 52,788,537
 Corporate ..................      69,150,612             583,353             (19,009)          70,514,226
                                 ------------          ----------           ---------         ------------
  Fixed Maturities ..........    $121,664,671          $1,965,876           $(327,784)        $123,302,763
                                 ============          ==========           =========         ============

                                CGA GROUP, LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED DECEMBER 31, 1997
                          (EXPRESSED IN U.S. DOLLARS)

      Fixed maturities at December 31, 1998 and 1997, by contractual maturity, are shown below. Expected maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations, with or without call or prepayment penalties.

                                                           1998               1998                1997                1997
MATURITY PERIOD                                         FAIR VALUE        AMORTIZED COST        FAIR VALUE        AMORTIZED COST
---------------                                         ----------        --------------        ----------        --------------
Less than 1 year ..................................    $  2,047,964        $  2,047,964         $ 16,443,261        $ 15,634,565
1-5 years .........................................      91,006,565          90,195,974           87,997,633          87,641,105
5-10 years ........................................       7,434,010           7,316,923           18,861,869          18,389,001
Greater than 10 years .............................            --                  --                   --                  --
                                                       ------------        ------------         ------------        ------------
    Total fixed maturities ........................    $100,488,537        $ 99,560,861         $123,302,763        $121,664,671
                                                       ============        ============         ============        ============

      Realized gains for the year ended December 31, 1998 were $3,436,817 and for the nine months ended December 31, 1997 were $1,895,725. Realized losses for the year ended December 31, 1998 were $622,685 and for the nine months ended December 31, 1997 were $1,010,303. Investments are made predominantly in U.S. dollar denominated foreign corporate and government securities. The rating level for an investment cannot be below "Double-A minus". The portfolio consists of "Double-A" rated investments on average. The portfolio manager operates under guidelines to maintain a weighted average duration of two to five years.

   (b) Net investment income

      Net investment income for the year ended December 31, 1998 and the nine months ended December 31, 1997 was derived from the following sources:

                                                      1998             1997
                                                      ----             ----

                     Fixed maturities ............  $8,400,894       $2,849,428
                     Other .......................     501,677          331,297
                                                    ----------       ----------
                     Gross investment income .....   8,902,571        3,180,725
                     Investment expense ..........    (374,449)        (225,124)
                                                    ----------       ----------
                      Net investment income ....... $8,528,122       $2,955,601
                                                    ==========       ==========

5.  OTHER INVESTMENTS

      Other investments are comprised of a $30 million note issued by St. George Holdings which is the parent company of certain clients of CGA Investment Management. The note is carried at its original cost which approximates fair value. The note bears interest of 3 month LIBOR plus 1% per annum payable quarterly and has a five year term with no prepayment penalty. The 3 month LIBOR rate at December 31, 1998 was 5.066. The note was purchased to provide St. George Holdings and its subsidiaries with cash to manage their liquidity and to pay for additional financial guaranty insurance.

                                CGA GROUP, LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED DECEMBER 31, 1997
                          (EXPRESSED IN U.S. DOLLARS)


6.  DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

                                                       1998              1997
                                                    ----------       ----------
          Other Assets
          Other prepaid Expenses ................   $  222,752       $  276,164
          Prepaid commitment fees ...............      276,164          148,669
          Fixed Assets, net of depreciation .....    1,603,600          844,892
          Deposits ..............................      280,000          293,717
          Accounts Receivable ...................      368,730          430,785
          Other .................................      175,000           24,082
                                                    ----------       ----------
              Total Other Assets ................   $2,926,246       $2,018,309
                                                    ==========       ==========

7.  LOSSES AND LOSS EXPENSES

      The provision for losses and loss adjustment expenses (LAE) is established in an amount equal to the Commercial Guaranty Assurance's estimate of unidentified or case basis reserves and unallocated losses including costs of settlement, on the obligations it has insured. Case basis reserves are established when specific insured issues are identified as currently or likely to be in default. This type of reserve is based on the present value of the expected loss and LAE. The general provision for losses and LAE is calculated by applying a loss factor, determined based on an independent rating agency study of bond defaults, to net par amount outstanding of the insured obligations.

      The provision for losses and LAE is comprised of the following at December 31, 1998 and 1997:

                                                           1998          1997
                                                        -----------    -------
          Case basis reserve                            $88,200,000     $   --
          General reserve                                 2,000,000      55,000
                                                        -----------     -------
              Total provision for losses and LAE        $90,200,000     $55,000
                                                        ===========     =======

      The activity in the provision for losses and LAE is as follows:

                                                            1998        1997
                                                        -----------    -------

          Provision for losses and LAE
            Balance at January 1                        $    55,000    $  --
          Less reinsurance recoverables                        --         --
                                                        -----------    -------
          Net Balance at January 1                           55,000       --
          Net losses and loss expenses incurred          22,745,000     55,000
          Net losses and loss expenses paid                     --          --
                                                        -----------    -------
          Net provision for losses and LAE
            Balance at December 31                       22,800,000     55,000
          Reinsurance recoverable                        67,400,000       --
                                                        -----------    -------
          Provision for losses and LAE, gross of
            reinsurance recoverable Balance at
            December 31                                 $90,200,000    $55,000
                                                        ===========    =======


      In October, 1998 the credit ratings on asset-backed securities originated and serviced by Commercial Financial Services Inc., a credit-card debt collection company, were withdrawn by the three credit rating companies that rate the

                                CGA GROUP, LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED DECEMBER 31, 1997
                          (EXPRESSED IN U.S. DOLLARS)


most recently issued Commercial Financial Services securities. The withdrawal of the ratings was in response to allegations of accounting irregularities at Commercial Financial Services. The rating agencies, investors and insurers have commenced an investigation into the allegations. Clients of CGA Investment Management own approximately $155 million par of the Commercial Financial Services securities and Commercial Guaranty Assurance has insured the credit facilities used to finance their purchase. Commercial Guaranty Assurance had previously reinsured approximately $138 million par of this exposure. In addition, Commercial Guaranty Assurance has exposure of approximately $46 million par to Commercial Financial Services securities through a financial guaranty policy issued to a client that purchased the securities for their own account. Commercial Guaranty Assurance previously reinsured approximately $16 million par of this exposure. In summary, Commercial Guaranty Assurance has exposure to a total of $201 million par of Commercial Financial Services issued securities, of which $154 million par has been reinsured, leaving a net exposure of approximately $47 million par. Commercial Guaranty Assurance estimates the loss on its net exposure of the Commercial Financial Services securities to be $20.8 million for which a case basis reserve has been established for the year ended December 31, 1998.

8.  REINSURANCE

      In the ordinary course of business, Commercial Guaranty Assurance cedes exposures under various reinsurance contracts primarily designed to minimize losses from large risks and to protect capital and surplus. The reinsurance of risk does not relieve the ceding insurer of its original liability to its policyholders. In the event that all or any of the reinsurers are unable to meet their obligations to Commercial Guaranty Assurance under the existing reinsurance agreements, Commercial Guaranty Assurance would be liable for such defaulted amounts. Commercial Guaranty Assurance also has a $20 million excess of loss reinsurance facility. As of December 31, 1998, prepaid reinsurance of approximately $1.3 million was associated with a single reinsurer.

      As stated above in note seven, Commercial Guaranty Assurance has reinsured approximately $154 million par of its total exposure to $201 million par of Commercial Financial Services issued securities, leaving a net exposure of approximately $47 million par. Commercial Guaranty Assurance has reinsurance recoverable of $67.4 million relating to the Commercial Financial Services securities as of December 31, 1998.

      Also during October, 1998, Commercial Guaranty Assurance took steps to mitigate risks related to its exposure in connection with guarantees of client credit facilities used to purchase asset-backed and real estate securities. As a result of turmoil in certain areas of the capital markets during this time period, the spreads over treasuries at which investors were willing to purchase certain securities widened considerably. This spread widening caused a decrease in the fair value of many of the securities used as collateral for the insured credit facilities. The estimated fair value of these securities had declined significantly during October. Certain of the credit facilities have requirements that lender's operating ratios, (the portfolio market value divided by the loan outstanding) be maintained above certain levels. In the event that an operating ratio falls below the required level and is not brought into compliance within the cure period, the lender may liquidate the collateral and require Commercial Guaranty Assurance to pay any remaining balance outstanding under the credit facility.

      During October, 1998 two of CGA Investment Management's clients worked with Commercial Guaranty Assurance to reduce the impact of any future spread widening on their operating ratios. Commercial Guaranty Assurance provided credit support on approximately $382 million of securities within the two insured portfolios, which was further supported by a "Triple-A" rated reinsurer, using documentation that would permit the insured to proceed directly against the reinsurer. The effect of the described credit support arrangements was to substantially increase the market value of the subject securities. Commercial Guaranty Assurance received a premium of $38.95 million from its clients in connection with these credit support arrangements, and ceded $38.7 million to the aforementioned reinsurer. The reinsurer is a shareholder of CGA Group who has contracted with two other shareholders of CGA Group to participate in the above described credit arrangements.

                                CGA GROUP, LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED DECEMBER 31, 1997
                          (EXPRESSED IN U.S. DOLLARS)


9.  MEZZANINE EQUITY

                                                         1998          1997
                                                           $             $
                                                       ----------   ----------

       Series A: 3,211,890 and 2,796,534 shares
         issued and outstanding ......................     32,119       27,965
       Additional paid in capital .................... 75,258,981   65,504,534
                                                       ----------   ----------
       Total series A preferred stock ................ 75,291,100   65,532,499
       Series B: 1,600,000 and 1,600,000 shares
         issued and outstanding ......................     16,000       16,000
       Additional paid in capital .................... 37,284,985   37,059,371
                                                       ----------   ----------
           Total series B preferred stock ............ 37,300,985   37,075,371
                                                       ==========   ==========

      CGA Group's Series A preferred stock is subject to mandatory redemption including all accrued and unpaid dividends thereon, on June 17, 2007. The Series A preferred stock is also redeemable at the election of CGA Group at any time after June 17, 2002, subject to the payment of early redemption premiums starting at 11% initially, declining to 8% after June 17, 2003 and declining by 2% annually through June 16, 2007. The Series B preferred stock is subject to mandatory redemption including all accrued and unpaid dividends thereon, on June 17, 2012.

      The dividends on the Series A preferred stock are declared quarterly by the board of directors and paid in additional shares of Series A preferred stock. CGA Group was obligated to pay an additional pay-in-kind dividend of .5% on the Series A preferred stock from December 15, 1997 to the effective date of a registration statement with respect to the Series A preferred stock. CGA Group registered the Series A preferred stock with the Securities and Exchange Commission effective August 6, 1998 at which time the accrual of the additional
 .5% dividend on the Series A preferred stock ceased. The additional dividend was paid on September 30, 1998. The dividend on the Series B preferred stock is not declared quarterly, however, the mandatory redemption provision requires that at redemption CGA Group is obligated to pay 100% of the stated value of the shares plus accrued and unpaid dividends thereon. Accordingly, the liability for dividends payable on the Series B preferred stock is accrued and the charge against retained earnings is recorded.

      Both Series A preferred stock and Series B preferred stock were recorded at fair value, being the net proceeds received. The difference between fair value and the redemption value (excluding pay-in-kind dividends) is being accreted over the mandatory redemption period by a charge to retained deficit.

      Both the Series A preferred stock and Series B preferred stock are voting securities, with Series A preferred stock carrying 7 votes per share and Series B preferred stock carrying 5 votes per share. Series A preferred stock comes first in preference in a liquidation of CGA Group followed by Series B preferred stock and then CGA Group's common stock.

10.  COMMON STOCK

      The number of shares of common stock of CGA Group outstanding during the year ended December 31, 1998 and the nine months ended December 31, 1997 was as follows:

                                              1998              1997
                                            ---------        ---------
      Issued and outstanding                9,100,000        9,100,000
      Weighted average number of shares     9,100,000        6,522,313

                                CGA GROUP, LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED DECEMBER 31, 1997
                          (EXPRESSED IN U.S. DOLLARS)


      The common stock carries 2 votes per share. During the nine months ended December 31, 1997 9,100,000 shares were issued for cash proceeds of $45,500,000.


11.  LOSS PER COMMON SHARE

      The following table sets forth the computation of basic and diluted loss per share for the year ended December 31, 1998 and the period ended December 31, 1997.


                                                                   NINE MONTHS
                                                    YEAR ENDED         ENDED
                                                    DECEMBER 31,    DECEMBER 31,
                                                       1998            1997
                                                   ------------   ------------
Basic Loss Per Share ("EPS")
Numerator:
  Net loss .....................................   $(17,987,779)  $ (2,706,182)
  Series A--Pay-in-kind dividends paid .........    (10,383,919)    (4,913,346)
  Series A--Accretion to redemption value ......       (514,273)      (190,472)
  Series A--Accretion on warrants ..............       (207,709)          --
  Series B--Pay-in-kind dividends accrued ......     (9,576,932)    (4,439,231)
  Series B--Accretion to redemption value ......       (225,614)       (83,561)
                                                   ------------   ------------
Net Loss Available to Common Shareholders ......    (38,896,226)   (12,332,792)
                                                   ------------   ------------
Denominator:
  Weighted Average Shares Outstanding ..........      9,100,000      6,522,313
Basic EPS ......................................   $      (4.27)  $      (1.89)
                                                   ============   ============
Diluted Loss Per Share
Numerator ......................................   $(38,896,226)  $(12,332,792)
                                                   ------------   ------------
Denominator ....................................      9,100,000      6,522,313
                                                   ------------   ------------
Diluted EPS ....................................   $      (4.27)  $      (1.89)
                                                   ============   ============
Loss per share on cumulative effect of change in
  accounting principle .........................   $      (0.43)  $       --
                                                   ============   ========

      CGA Group has outstanding warrants which were not included in the computation of the diluted loss per share as the effect of these warrants is antidilutive for the periods presented above.

      On June 17, 1997 CGA Group issued warrants to purchase 270,000 shares of common stock in connection with the issuance of 2.6 million shares of Series A preferred stock. All of the warrants are outstanding as of December 31, 1998. These warrants are excerciseable at any time on or prior to June 17, 2007 at an exercise price of $.01.

      CGA Group also issued 847,729 warrants to certain investors and members of management in connection with the issuance of 1.6 million investment units. Each warrant represents the right to purchase one share of common stock on or prior to June 17, 2007. The warrants have an exercise price of $5 per share and were outstanding at December 31, 1998. In addition, CGA Company has authorized 1,494,771 warrants for certain employees which each represent the right to purchase one share of common stock on or prior to June 17, 2007 at an exercise price of $5 per share. The employee rights will vest ratably over a four-year period and expire if not exercised within thirty days of the employee's termination of employment. As of December 31, 1998, there were 1,348,129 warrants outstanding, of which 337,032 warrants were exercisable. As of December 31, 1997 there were 1,348,129 warrants outstanding, of which none were exercisable.

                                CGA GROUP, LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED DECEMBER 31, 1997
                          (EXPRESSED IN U.S. DOLLARS)


12.  INSURANCE IN FORCE

      Commercial Guaranty Assurance principally insures structured securities including asset-backed securities, mortgage-backed securities and commercial mortgage-backed securities. Commercial Guaranty Assurance's potential liability in the event of nonperformance by the issuer of the insured obligation is represented by its proportionate share of the aggregate outstanding principal and interest payable ("insurance in force") on such insured obligation. At December 31, 1998, Commercial Guaranty Assurance's aggregate insurance in force was approximately $1.6 billion, net of reinsurance.

      The following table shows the net par outstanding of insured obligations, net of reinsurance, at December 31, by asset type:

                                                   1998         1997
                                                (IN 000'S)   (IN 000'S)
                                               ----------   ----------
Real estate investment trust debt ..........   $  381,777   $     --
Consumer asset-backed securities ...........      456,521       52,439
Corporate asset-backed securities ..........      270,612       46,337
Commercial mortgage-backed securities ......      185,754      100,703
Sovereign debt .............................      120,000      120,000
Corporate debt .............................       75,000         --
Real estate investment trust preferred stock       70,000         --
                                               ----------   ----------
    Total ..................................   $1,559,664   $  319,479
                                               ==========   ==========

      The following table presents the credit ratings of the above assets, based on net par outstanding at December 31:

                                                1998      1997
                                               ------    ------
        "AAA" .............................       4%       --
        "AA" ..............................       3%       --
        "A" ...............................      12%         7%
        "BBB" .............................      67%        65%
        "BB" ..............................      11%        28%
        Not rated .........................       3%       --
                                                ---        ---
           Total ..........................     100%       100%
                                                ===        ===

13.  SEGMENT REPORTING

      CGA Group has two reportable segments: Commercial Guaranty Assurance and CGA Investment Management (see description of each segment in Note 1). CGA Group management has identified the operating segments on the basis that they are separate legal entities with each entity carrying on a different type of business. Commercial Guaranty Assurance provides financial guaranty insurance. CGA Investment Management provides investment management services to third party investment vehicles and provides investment advisory services including transaction structuring. The accounting policies of each of the segments are the same as those described in the summary of significant accounting policies.

                                CGA GROUP, LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED DECEMBER 31, 1997
                          (EXPRESSED IN U.S. DOLLARS)


      The table below presents financial information for each of the operating segments.

      As of and for the year ended December 31, 1998.

                                                CGA             CGAIM         OTHER (A)      TOTAL
                                             -----------      ---------      ---------    -----------
REVENUES
Net premiums earned .....................   $  9,246,289   $       --     $       --     $  9,246,289
Net investment income ...................      8,387,513         64,934         75,675      8,528,122
Net realized gains ......................      2,814,132           --             --        2,814,132
Management fees .........................           --        3,353,499           --        3,353,499
Intersegment revenue ....................           --          122,301           --          122,301
    TOTAL REVENUES ......................     24,064,343
EXPENSE ITEMS
Operating expenses ......................      1,680,707     10,711,550      1,753,410     14,145,667
Acquisition costs .......................        433,217           --             --          433,217
Commitment fees .........................        600,000           --             --          600,000
Excess of loss facility .................        200,000           --             --          200,000
Losses and loss adjustment expenses .....     22,745,000           --             --       22,745,000
    TOTAL EXPENSES ......................     38,123,884
Cumulative effect of change in accounting
  policy ................................      1,127,353        480,207      2,320,678      3,928,238
                                             -----------      ---------      ---------    -----------
ASSETS
    Total assets ........................    214,823,536      3,752,936      7,860,816    226,437,288
                                             ===========      =========      =========    ===========

(a) The "other" segment is comprised of CGA Group, Ltd., the holding company, which does not meet any of the quantitative thresholds for determining a reportable segment.

      As of and for the nine months ended December 31, 1997.

                                          CGA             CGAIM         OTHER          TOTAL
                                       -----------      ---------     ----------    -----------
REVENUES
Net premiums earned ...............   $    502,995   $       --     $       --     $    502,995
Net investment income .............      2,901,306      2,955,601
Net realized gains ................        885,422           --             --          885,422
    TOTAL REVENUES ................      4,344,018
EXPENSE ITEMS
Operating expenses ................        597,883      5,313,368        598,852      6,510,103
Acquisition costs .................         53,590           --             --           53,590
Commitment fees ...................        323,836           --             --          323,836
Excess of loss facility ...........        107,671           --             --          107,671
Losses and loss adjustment expenses         55,000           --             --           55,000
                                       -----------      ---------     ----------    -----------
    TOTAL EXPENSES ................                                                   7,050,200
ASSETS
    Total Assets ..................    131,607,950      3,577,782     11,085,250    146,270,982
                                       ===========      =========     ==========    ===========

                                CGA GROUP, LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED DECEMBER 31, 1997
                          (EXPRESSED IN U.S. DOLLARS)


      The following are reconciliations of reportable segment revenues, expenses and assets to CGA Group's consolidated totals in the financial statements. Depreciation expense is included in operating expenses.

                                                      1998              1997
                                                 -------------    -------------
REVENUES
Total revenues for reportable segments .......   $  24,064,343    $   4,344,018
Elimination of intersegment revenues .........        (122,301)            --
                                                 -------------    -------------
    Total consolidated revenues ..............   $  23,942,042    $   4,344,018
                                                 =============    =============
EXPENSES
Total expenses for reportable segments .......   $  38,123,884    $   7,050,200
Elimination of intersegment operating expenses        (122,301)            --
                                                 -------------    -------------
    Total consolidated expenses ..............   $  38,001,583    $   7,050,200
                                                 =============    =============
ASSETS
Total assets for reportable segments .........   $ 226,437,288    $ 146,270,982
Intercompany loans ...........................      (7,551,429)      (3,549,796)
Other intercompany balances ..................      (2,981,926)            --
                                                 -------------    -------------
    Total consolidated assets ................   $ 215,903,933    $ 142,721,186
                                                 =============    =============

14.  CONTINGENCIES AND COMMITMENTS

   a) CGA Group has exposure totaling approximately $425 million related to the timely payment of interest and principal on a loan to St. George Investment I, Ltd. The loan is payable in four equal annual installments with the first installment due November 11, 1999. In order to meet this obligation, CGA Investment Management, as the advisor to St. George Investment I, has advised St. George Investment I to sell a portion of the underlying securities to special purpose vehicles that will repackage the securities as follows. The current terms of the proposed transaction indicate that the underlying securities would be sold to two newly organized special purpose vehicles, financed by three classes of certificates. The two most senior classes of certificates, representing approximately 84% of the total, would be held by a third party who is also an institutional investor in CGA Group. CGA Group would also issue a 5.9% pool policy related to the underlying pool of securities. This transaction is currently scheduled to close in April, 1999. The proceeds from this sale under the currently negotiated terms would be sufficient to meet St. George Investment I's obligations due in November, and CGA Investment Management would advise St. George Investment I to use the proceeds to meet the obligation. There can be no assurance that the sale of the underlying securities occurs under the terms discussed above. In the event that this transaction does not occur and St. George Investment I is not otherwise able to meet their debt obligation, the lender may call on CGA Group's loan guaranty for the shortfall. CGA Group may then liquidate the underlying collateral to subrogate losses paid.

   b)  Lease commitments

      CGA Group rents office space in Hamilton, Bermuda under an operating lease which expires in 2000. CGA Investment Management rents office space in New York, under an operating lease which expires in 2003 with one option for a renewal period of five years. Total rent expense was approximately $355,000 and $300,000 in 1998 and 1997 respectively. Future minimum rental commitments under the leases, are expected to be approximately $500,000 per annum.

15.  TAXATION

      CGA Group and Commercial Guaranty Assurance, which are domiciled in Bermuda, have received from the Minister of Finance of Bermuda an assurance under the Exempted Undertakings Tax Protection Act, 1966, as

                                CGA GROUP, LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED DECEMBER 31, 1997
                          (EXPRESSED IN U.S. DOLLARS)


amended, of Bermuda, that generally protects them from incurring taxation by Bermuda tax authorities until March 28, 2016. Since CGA Group and Commercial Guaranty Assurance are not engaged in a trade or business in the U.S. there should be no U.S. income taxes due, however, Commercial Guaranty Assurance does file protective U.S. income tax returns. CGA Investment Management will be subject to U.S. taxation at regular corporate tax rates, but has tax losses carried forward of approximately $7.65 million and $5.3 million as at December 31, 1998 and 1997 respectively, for which no benefit has been recorded in the financial statements. These tax loss carry-forwards expire in the year 2013 and 2012 respectively.

16.  STATUTORY FINANCIAL DATA

      Under The Insurance Act 1978 (Bermuda), amendments thereto and related regulations, Commercial Guaranty Assurance is required to file an annual statutory financial return and statutory financial statements to maintain certain measures of solvency and liquidity during the period. The statutory capital and surplus at December 31, 1998 and 1997 were $114,681,031 and $127,041,276, respectively. Statutory net loss for the year ended December 31, 1998 was $11,264,214 and for the nine months ended December 31, 1997 statutory net income was $3,152,533. The principal differences between capital and surplus and statutory net income and shareholders' equity and income as reported in conformity with GAAP relates to deferred acquisition costs and prepaid expenses of CGA Group. There were no statutory restrictions on payment of dividends from the retained earnings of CGA Group as the required level of solvency was met by the common stock in issue.

17.  RECENT ACCOUNTING PRONOUNCEMENTS

      On June 15, 1998, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" effective for fiscal years beginning after June 15, 1999, but earlier application is permitted as of the beginning of any fiscal quarter subsequent to June 15, 1998. SFAS 133 requires all derivatives to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. CGA Group does not believe the application of SFAS 133 will have a material effect on its consolidated financial statements.

18.  SUBSEQUENT EVENTS

      On January 27, 1999 CGA Group held a special general meeting for all shareholders, which was both preceded and followed by meetings of its board of directors. The purpose of the meetings was primarily to approve and authorize the seeking of additional capital from existing shareholders and from one or more third party investors.

      During the meetings, resolutions to the following effect were among those approved:

      o That the authorized share capital of CGA Group be increased from $412,000 to $3,412,000 by the creation of an additional 300,000,000 shares of a par value of $0.01.

      o That CGA Group create a new series of preferred stock, the `Series C preferred stock' and offer up to $63 million of such stock to the existing holders of CGA Group's common stock and Series B preferred stock.

      o Concurrent with the closing of the sale of Series C preferred stock, all outstanding shares of Series B preferred stock, including accrued dividends thereon, shall be converted into shares of common stock based on a value of $3 per share of common stock.

      o That the CGA Group amend the terms of the Series B preferred stock such that the dividend rate applicable to the shares of Series B preferred stock which may be issued in the future upon exercise of the capital

                                CGA GROUP, LTD.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED DECEMBER 31, 1997
                          (EXPRESSED IN U.S. DOLLARS)


            commitments of the holders of CGA Group's investment units or otherwise will not be greater than 7% per annum, that any Series B preferred stock shall rank junior to the Series C preferred stock in all respects, and that any Series B preferred stock shall not be entitled to voting rights.

      o That the number of directors of CGA Group be increased from 13 to 15 by the creation of two new vacancies and that the said two vacancies be filled by nominees elected by the holders of the new Series C preferred stock of the Company.

      CGA Group also obtained agreements from the Series A preferred shareholders to amend the terms of the Series A preferred stock so that the early redemption premium referred to in the mezzanine equity footnote above is eliminated.

   Unaudited Subsequent Event

      On April 14, 1999, clients of CGA received gross proceeds of approximately $551 million from the sale of securities that had been financed using credit facilities insured by CGA. CGA issued new financial guaranty insurance related to the sale resulting in approximately $163 million of new exposure. The effect of the transaction was to reduce CGA's risk-in-force by approximately $375 million. The sellers will use the proceeds of this transaction to meet their respective obligations under various financing arrangements, as well as to provide cash for investment activities in the normal course of their business. The financial statements do not include any adjustments that might result from this transaction.

19.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                     1ST QTR          2ND QTR         3RD QTR         4TH QTR          TOTAL
                                   ------------    ------------    ------------    ------------    ------------
Net premiums written ...........   $  1,949,993    $  1,607,759    $  2,882,474    $  3,356,610    $  9,796,836
Net premiums earned ............      1,071,135       1,649,341       3,027,536       3,498,277       9,246,289
Net investment income and net
  realized gains ...............      1,646,061       3,119,215       1,985,828       4,591,150      11,342,254
Management fees ................        189,056         492,939       1,472,589       1,198,915       3,353,499
                                   ------------    ------------    ------------    ------------    ------------
    Total Revenues .............      2,906,252       5,261,495       6,485,953       9,288,342      23,942,042
                                   ============    ============    ============    ============    ============
Operating Expenses .............      3,063,863       4,366,129       4,043,755       2,549,619      14,023,366
Acquisition costs ..............         53,245          92,342         129,944         157,686         433,217
Commitment fees and excess of
  loss facility ................        197,945         199,589         201,233         201,233         800,000
Losses and loss adjustment
  expenses, net ................        195,000         405,000         700,000      21,445,000      22,745,000
                                   ------------    ------------    ------------    ------------    ------------
    Total Expenses .............      3,510,053       5,063,060       5,074,932      24,353,538      38,001,583
                                   ============    ============    ============    ============    ============
Net income (loss) ..............       (603,801)        198,435      (2,517,216)    (15,065,197)    (17,987,779)
Net income (loss) available to
  shareholders .................     (5,683,130)     (4,909,349)     (7,991,082)    (20,312,665)    (38,896,226)
Basic and fully diluted earnings
  (loss) per share .............         ($0.62)         ($0.54)         ($0.88)         ($2.23)         ($4.27)

                                 CGA GROUP, LTD.

                           CONSOLIDATED BALANCE SHEETS
                           (EXPRESSED IN U.S. DOLLARS)
                                   (UNAUDITED)

                                                                       JUNE 30,      DECEMBER 31,
                                                                        1999            1998
                                                                    -------------    -------------
ASSETS
Fixed maturity securities available for sale at fair value
  (amortized cost: $149,560,124 and $99,560,861) ................   $ 144,584,244    $ 100,488,537
  Other investments .............................................       5,000,000       30,000,000
  Cash and short-term investments ...............................      18,744,457        2,598,140
  Premiums receivable ...........................................       2,535,342        3,228,497
  Management fees receivable ....................................         400,577        1,093,411
  Accrued investment income .....................................       3,621,906        3,679,763
  Deferred acquisition costs ....................................       3,930,577        3,202,557
  Prepaid reinsurance premiums ..................................       1,264,330        1,286,782
  Reinsurance recoverable .......................................      44,936,126       67,400,000
  Other assets ..................................................       4,168,873        2,926,246
                                                                    -------------    -------------
        Total assets ............................................   $ 229,186,432    $ 215,903,933
                                                                    =============    =============

LIABILITIES

  Deferred premium revenue ......................................   $   1,432,311    $     821,124
  Reserve for losses and loss adjustment expenses ...............      61,605,054       90,200,000
  Reinsurance balances payable ..................................         378,544          420,660
  Accrued costs and expenses ....................................       3,263,959        4,355,767
                                                                    -------------    -------------
        Total liabilities .......................................      66,679,868       95,797,551
                                                                    -------------    -------------
MEZZANINE EQUITY
  Preferred stock, $.01 par value, 72,000,000 shares authorized:
    Series A ....................................................      81,202,282       75,291,100
    Series B ....................................................            --         51,317,149
    Series C ....................................................      50,961,972             --
                                                                    -------------    -------------
        Total mezzanine equity ..................................     132,164,254      126,608,249
                                                                    -------------    -------------
SHAREHOLDERS' EQUITY
  Common stock, $.01 par value, 268,000,000 and 20,000,000 shares
    authorized, 28,005,648 and 9,100,000 issued and outstanding.          280,057           91,000
  Additional paid-in-capital ....................................      96,019,011       42,486,057
  Accumulated other comprehensive income (loss) .................      (4,975,880)         927,676
  Retained deficit ..............................................     (60,980,878)     (50,006,600)
                                                                    -------------    -------------
        Total shareholders' (deficit) equity ....................      30,342,310       (6,501,867)
                                                                    -------------    -------------
        Total liabilities and shareholders' equity ..............   $ 229,186,432    $ 215,903,933
                                                                    =============    =============


   The accompanying notes are an integral part of these financial statements.

                                 CGA GROUP, LTD.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                           (EXPRESSED IN U.S. DOLLARS)
                                   (UNAUDITED)

                                                  THREE MONTHS ENDED               SIX MONTHS ENDED
                                                        JUNE 30                         JUNE 30
                                             ----------------------------    ----------------------------
                                                 1999            1998             1999           1998
                                             ------------    ------------    ------------    ------------
REVENUES
  Gross premiums written .................   $  4,387,861    $  1,780,226    $  7,855,093    $  3,730,219
  Ceded premiums .........................       (387,854)       (172,467)       (807,479)       (172,467)
                                             ------------    ------------    ------------    ------------
  Net premiums written ...................      4,000,007       1,607,759       7,047,614       3,557,752
  Change in unearned premiums ............       (534,511)         41,582        (500,072)       (837,276)
                                             ------------    ------------    ------------    ------------
  Net premiums earned ....................      3,465,496       1,649,341       6,547,542       2,720,476
  Net investment income ..................      2,348,222       2,324,640       4,019,724       4,212,895
  Net realized gains (losses) ............        (20,686)        794,575         130,880         552,381
  Management fees ........................        478,796         492,939       1,624,055         681,995
                                             ------------    ------------    ------------    ------------
      Total Revenues .....................      6,271,828       5,261,495      12,322,201       8,167,747
                                             ------------    ------------    ------------    ------------
EXPENSES
  Operating expenses .....................      3,238,902       4,366,129       6,515,180       7,437,538
  Policy acquisition costs ...............        167,116          92,342         315,254         145,587
  Commitment fees ........................        152,055         149,589         300,000         297,534
  Excess of loss facility ................         50,000          50,000         100,000         100,000
  Losses and loss adjustment expenses ....      7,450,000         405,000       7,750,000         600,000
                                             ------------    ------------    ------------    ------------
      Total expenses .....................     11,058,073       5,063,060      14,980,434       8,580,659
                                             ------------    ------------    ------------    ------------
                                               (4,786,245)        198,435      (2,658,233)       (412,912)
NET INCOME (LOSS)
  Paid in kind dividends-- preferred stock   (2,8 55,100)      (4,909,681)     (8,316,045)     (9,635,722)
  Accretion-- preferred stock ............       (147,966)       (198,103)       (346,069)       (551,392)
                                             ------------    ------------    ------------    ------------
  NET LOSS ATTRIBUTABLE TO COMMON
    SHAREHOLDERS .........................   $ (7,789,311)   $ (4,909,349)   $(11,320,347)   $(10,600,026)
  Basic and diluted loss per common share    $      (0.28)   $      (0.54)   $      (0.61)   $      (1.16)
                                             ============    ============    ============    ============
  Weighted average shares outstanding ....     28,005,648       9,100,000      18,709,501       9,100,000
                                             ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                                 CGA GROUP, LTD.

                   CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY
                           (EXPRESSED IN U.S. DOLLARS)
                                   (UNAUDITED)


                                                  SIX MONTHS        YEAR ENDED
                                                    ENDED          DECEMBER 31,
                                                 JUNE 30, 1999         1998
                                                 -------------    --------------
MEZZANINE EQUITY
SERIES A PREFERRED STOCK
Balance--beginning of period .................   $      32,119    $      27,965
Stock issued .................................            --               --
Pay-in-kind dividends paid ...................           2,246            4,154
                                                 -------------    -------------
Balance--end of period .......................          34,365           32,119
                                                 -------------    -------------
ADDITIONAL PAID-IN-CAPITAL--SERIES A PREFERRED
Balance--beginning of period .................      75,258,981       65,504,534
Fair value of warrants .......................            --         (1,347,300)
Pay-in-kind dividends paid ...................       5,613,004       10,379,765
Accretion to redemption value ................         228,566          514,273
Accretion on warrants ........................          67,366          207,709
                                                 -------------    -------------
Balance--end of period .......................      81,167,917       75,258,981
                                                 -------------    -------------
TOTAL SERIES A PREFERRED STOCK ...............   $  81,202,282    $  75,291,100
                                                 =============    =============
SERIES B PREFERRED STOCK

Balance--beginning of period .................   $      16,000    $      16,000
Pay-in-kind dividends paid ...................           6,687             --
Stock exchanged for common stock .............         (22,687)            --
                                                 -------------    -------------
Balance--end of period .......................            --             16,000
                                                 -------------    -------------
ADDITIONAL PAID-IN-CAPITAL--SERIES B PREFERRED
Balance--beginning of period .................      37,284,985       37,059,371
Pay-in-kind dividends paid ...................      16,710,271             --
Accretion to redemption value ................          50,137          225,614
Unaccreted issuance costs ....................       2,648,879             --
Stock exchanged for common stock .............     (56,694,272)            --
                                                 -------------    -------------
Balance--end of period .......................            --         37,284,985
                                                 -------------    -------------
PAY-IN-KIND DIVIDENDS ACCRUED--SERIES B

Balance--beginning of period .................      14,016,164        4,439,231
Dividends accrued ............................       2,700,795        9,576,933
Dividends paid ...............................     (16,716,959)            --
                                                 -------------    -------------
Balance--end of period .......................            --         14,016,164
                                                 -------------    -------------
TOTAL SERIES B PREFERRED STOCK ...............   $        --      $  51,317,149
                                                 =============    =============
SERIES C CONVERTIBLE PREFERRED STOCK

Balance--beginning of period .................   $        --      $        --
Stock issued (44,971,346 shares) .............         449,713             --
                                                 -------------    -------------
Balance--end of period .......................         449,713             --
                                                 -------------    -------------
ADDITIONAL PAID-IN-CAPITAL--SERIES C PREFERRED
Balance--beginning of period .................            --               --
Stock issued .................................      51,715,259             --
Issuance costs ...............................      (1,203,000)            --
                                                 -------------    -------------
Balance--end of period .......................      50,512,259             --
                                                 -------------    -------------
TOTAL SERIES C CONVERTIBLE PREFERRED STOCK ...   $  50,961,972    $        --
                                                 =============    =============
TOTAL MEZZANINE EQUITY .......................   $ 132,164,254    $ 126,608,249
                                                 =============    =============


   The accompanying notes are an integral part of these financial statements.

                                 CGA GROUP, LTD.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                           (EXPRESSED IN U.S. DOLLARS)
                                   (UNAUDITED)

                                                            SIX MONTHS
                                                               ENDED              YEAR ENDED
                                                            JUNE 30, 1999      DECEMBER 31, 1998
                                                            -------------      -----------------
SHAREHOLDERS' EQUITY
COMMON STOCK
Balance--beginning of period ............................   $     91,000         $     91,000
Stock issued (18,905,648 shares) ........................        189,057                 --
                                                            ------------         ------------
Balance--end of period ..................................        280,057               91,000
                                                            ------------         ------------
ADDITIONAL PAID-IN-CAPITAL--COMMON STOCK
Balance--beginning of period ............................     42,486,057           42,086,353
Stock issued ............................................     56,527,902                 --
Fair value of warrants ..................................           --              1,347,300
Accretion of Series A Preferred Stock to redemption value       (228,566)            (514,273)
Accretion of Series B Preferred Stock to redemption value        (50,137)            (225,614)
Accretion on warrants ...................................        (67,366)            (207,709)
Unaccreted issuance costs (Series B) ....................     (2,648,879)                --
                                                            ------------         ------------
Balance--end of period ..................................     96,019,011           42,486,057
                                                            ------------         ------------
ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance--beginning of period ............................        927,676            1,638,092
Decrease during the period ..............................     (5,903,556)            (710,416)
                                                            ------------         ------------
Balance--end of period ..................................     (4,975,880)             927,676
                                                            ------------         ------------
RETAINED EARNINGS (DEFICIT)
Balance--beginning of period ............................    (50,006,600)         (12,057,969)
Net loss ................................................     (2,658,233)         (17,987,779)
Series A pay-in-kind dividends ..........................     (5,615,250)         (10,383,919)
Series B pay-in-kind dividends ..........................     (2,700,795)          (9,576,933)
                                                            ------------         ------------
Balance--end of period ..................................    (60,980,878)         (50,006,600)
                                                            ------------         ------------
TOTAL SHAREHOLDERS' EQUITY (DEFICIT) ....................   $ 30,342,310         $ (6,501,867)
                                                            ============         ============

   The accompanying notes are an integral part of these financial statements.

                                 CGA GROUP, LTD.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (EXPRESSED IN U.S. DOLLARS)
                                   (UNAUDITED)

                                                                           SIX MONTHS       SIX MONTHS
                                                                              ENDED            ENDED
                                                                           JUNE 30, 1999   JUNE 30, 1998
                                                                          ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss ..............................................................   $ (2,658,233)   $   (412,912)
Adjustments to reconcile loss to net cash used in operating activities:
  Amortization of investments .........................................        224,970       1,374,914
  Depreciation expense ................................................        252,863         168,127
  Realized gain on sale of investments ................................       (130,880)       (552,381)
  Realized loss on sale of fixed assets ...............................           --            26,282
Changes in assets and liabilities:
  Premiums receivable .................................................        693,155      (1,099,837)
  Management fees receivable ..........................................        692,834            --
  Accrued investment income ...........................................         57,857       1,404,271
  Deferred acquisition costs ..........................................       (728,020)     (1,692,894)
  Prepaid reinsurance premiums ........................................         22,452            --
  Reinsurance recoverable .............................................     22,463,874            --
  Other assets ........................................................     (1,420,701)       (504,145)
  Organization costs ..................................................           --           493,115
  Deferred premium revenue ............................................        611,187         837,277
  Reserve for losses and loss adjustment expenses .....................    (28,594,946)        600,000
  Reinsurance balances payable ........................................        (42,116)        172,467
  Accrued costs and expenses ..........................................     (1,091,808)       (296,584)
                                                                          ------------    ------------
Net cash provided by (used in) operating activities ...................     (9,647,512)        517,700
                                                                          ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
Cost of fixed maturity investments acquired ...........................    (71,185,421)    (76,545,764)
Proceeds from sale of fixed maturity investments ......................     46,092,067      73,479,977
Purchases of fixed assets .............................................        (74,789)       (499,714)
Note receivable .......................................................           --           250,000
                                                                          ------------    ------------
Net cash used in investing activities .................................    (25,168,143)     (3,315,501)
                                                                          ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds on issuance of Series C Preferred Stock ......................     52,164,972            --
Issuance costs of Series C Preferred Stock ............................     (1,203,000)           --
                                                                          ------------    ------------
Net cash provided by financing activities .............................     50,961,972            --
                                                                          ------------    ------------
NET INCREASE (DECREASE) IN CASH AND SHORT-TERM INVESTMENTS ............     16,146,317      (2,797,801)
CASH AND SHORT-TERM INVESTMENTS--BEGINNING OF PERIOD ..................      2,598,140       7,199,106
                                                                          ------------    ------------
CASH AND SHORT-TERM INVESTMENTS--END OF PERIOD ........................   $ 18,744,457    $  4,401,305
                                                                          ============    ============

   The accompanying notes are an integral part of these financial statements.

                                 CGA GROUP, LTD.
                     NOTES TO UNAUDITED FINANCIAL STATEMENTS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                           (EXPRESSED IN U.S. DOLLARS)

1.  GENERAL

      The interim consolidated financial statements, which include the accounts of CGA Group, Ltd. and its subsidiaries, have been prepared on the basis of accounting principles generally accepted in the United States of America and, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of results for these periods. The results of operations and cash flows for any interim period are not necessarily indicative of results for the full year. These financial statements should be read in conjunction with the consolidated financial statements, and related notes thereto, included in the CGA Group's 1998 Annual Report on Form 10-K.

      CGA Group, a holding company, was incorporated in Bermuda on June 21, 1996. CGA Group has two wholly owned subsidiaries. Commercial Guaranty Assurance, Ltd. was incorporated in Bermuda on October 22, 1996. Commercial Guaranty Assurance is licensed as a class 3 insurer under the Insurance Act 1978 of Bermuda, which authorizes it to carry on insurance business of all classes in or from within Bermuda subject to its compliance with the solvency margin, liquidity ratio and other requirements imposed on it by the Act. Commercial Guaranty Assurance has a "Triple-A" "claims paying ability" rating from Duff & Phelps Credit Rating Company and has also been rated in the highest rating category assigned by each of the two Canadian rating agencies, Dominion Bond Ratings Service and Canadian Bond Ratings Service. Commercial Guaranty Assurance issues financial guaranty insurance policies, which are the functional equivalent of direct-pay letters of credit, to insure payment of interest, principal and other amounts payable in respect of notes, securities, and other financial obligations. CGA Investment Management, Inc. was incorporated in Delaware, U.S.A. in July 1996 by the founders of CGA Group and was acquired at nominal cost to CGA Group on June 9, 1997. CGA Investment Management did not commence operations until after its acquisition by CGA Group. CGA Investment Management is registered as an investment advisor with the United States Securities and Exchange Commission under the Investment Advisors Act of 1940, as amended. CGA Investment Management provides investment management and financial advisory services primarily to specialized investment vehicles and for the U.S. and international structured finance markets. CGA Investment Management and its employees are based in New York City, New York.

      The primary clients of Commercial Guaranty Assurance and CGA Investment Management are St. George Holdings, Ltd. and Cobalt Holdings, Ltd. and their respective subsidiaries. In 1998 they provided approximately 85% of the total premiums earned by Commercial Guaranty Assurance, and 91% of the total investment management fees earned by CGA Investment Management. These percentages are expected to decrease in the future.

      Operations commenced following the completion of CGA Group's private placement offering which occurred on June 17, 1997. The initial capitalization of CGA Group consisted of 12,000 common shares with a par value of $1.00 per share. All 12,000 shares were redeemed on June 17, 1997 at which time CGA Group completed its recapitalization.

      As part of the recapitalization on June 17, 1997, CGA Group issued 2.6 million shares of Series A preferred stock, par value $.01 per share, for a price of $25 per share. The shares of Series A preferred stock are entitled to a 13.75% quarterly compounding dividend paid in additional shares of Series A preferred stock. The Series A preferred stockholders also received warrants, which are transferable separately from the Series A preferred stock, which represent the right to purchase on or prior to June 17, 2007 a total of 270,000 shares of common stock at an exercise price of $.01 per share. The warrants were valued at $4.99 per share and were accounted for as additional paid-in-capital to the common stock.

      As part of the recapitalization, on June 17, 1997, CGA Group issued 1.6 million shares of Series B cumulative voting preferred stock, par value $.01 per share, for a price of $25 per share. The shares of Series B preferred stock were entitled to a 20% quarterly compounding dividend paid in additional shares of Series B preferred stock. The shares of Series B preferred stock were sold to investors as part of investment units which also included commitments to purchase an additional $60 million of Series B preferred stock in the aggregate upon the occurrence of certain

                                 CGA GROUP, LTD.
              NOTES TO UNAUDITED FINANCIAL STATEMENTS--(CONTINUED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                           (EXPRESSED IN U.S. DOLLARS)



funding events, in order to maintain Commercial Guaranty Assurance's "Triple-A" rating from Duff & Phelps. CGA Group pays a $600,000 annual fee to the holders of the investment units for their commitments. The investment units also included an aggregate of 7,827,957 shares of common stock out of a total of 9,100,000 million shares of common stock issued pursuant to the recapitalization at a price of $5 per share.

      The remaining 1,272,043 shares of common stock were sold to the sponsoring investors and certain members of management who also received 847,729 warrants, which each represent the right to purchase one share of common stock on or prior to June 17, 2007 at an exercise price of $5 per share. The exercise price on these warrants is subject to reduction based on the sales price of additional common stock or equivalents. A reduction in the exercise price occurred on March 31, 1999 from $5.00 to $2.12 as a result of the Series B preferred stock conversion and Series C preferred stock issuance. An additional 1,494,771 warrants have been authorized for issuance to certain employees which each represent the right to purchase one share of common stock on or prior to June 17, 2007 at an exercise price of $5 per share.

      On March 31, 1999 CGA Group sold 43,997,863 shares of Series C convertible cumulative voting preferred stock to existing shareholders for an aggregate sales price of $50,996,795. Concurrent with the sale of the Series C preferred stock, the outstanding 1,600,000 of Series B preferred stock and the 668,678 shares of Series B preferred stock declared as pay-in-kind dividends thereon, totaling 2,268,678 shares valued at $56,716,950, were exchanged for 18,905,648 shares of common stock based on an exchange price of $3 per share of common stock.

      On April 26, 1999 CGA Group sold 973,483 shares of Series C preferred stock to employees of CGA Group and its subsidiaries. The shares were sold for $1.20 each for an aggregate sales price of $1,168,179. CGA Group received cash proceeds of $122,218 and the remaining $1,045,961 was financed by CGA Group by granting employee loans up to a maximum of 90% of the purchase price of the shares. The employee loans were granted in the form of promissory notes which bear interest at a rate of 7% per annum and are repayable in three equal installments on April 26, 2000, April 26, 2001 and April 26, 2002.

2.  SIGNIFICANT ACCOUNTING POLICIES

      The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America (GAAP) and include the accounts of CGA Group, Commercial Guaranty Assurance, and CGA Investment Management. All significant intercompany accounts and transactions have been eliminated in consolidation. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   a) Premiums

      Commercial Guaranty Assurance's insurance contracts are classified as long-duration contracts for accounting purposes as the contracts are expected to remain in force for an extended period. The contracts generally are not subject to unilateral changes in their provisions and require insurance protection for extended periods. Premium rates generally are level throughout the period of coverage. Premiums are recognized as written upon inception of multi-year policies. Up-front premiums are earned pro-rata over the period of risk. Installment premiums are earned over each installment period.

   b) Deferred acquisition costs

      Deferred acquisition costs are expenses that vary with and are primarily related to the production of business. These costs include compensation, underwriting, certain rating agency fees, legal and other expenses. Deferred acquisition costs are amortized on a straight-line basis over the estimated term of the related insured risks. CGA

                                 CGA GROUP, LTD.
              NOTES TO UNAUDITED FINANCIAL STATEMENTS--(CONTINUED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                           (EXPRESSED IN U.S. DOLLARS)



Group evaluates the recoverability of deferred acquisition costs whenever changes in circumstances warrant. If it is determined that an impairment exists, the excess of the unamortized balance over deferred acquisition costs will be charged to earnings.

   c) Reinsurance

      In the ordinary course of business, Commercial Guaranty Assurance cedes exposures under various reinsurance contracts designed to limit losses from certain risks and to protect capital and surplus. The reinsurance of risk does not relieve Commercial Guaranty Assurance of its original liability to its policyholders. In the event that a reinsurer was unable to meet its obligations under the existing reinsurance contracts, Commercial Guaranty Assurance would be liable for the defaulted amounts.

      Prepaid reinsurance premiums represent the portion of premiums ceded to reinsurers applicable to the unexpired terms of the reinsurance contracts in force.

   d) Reserve for losses and loss adjustment expenses

      A case basis reserve for unpaid losses and loss adjustment expenses may be recorded at the present value of the estimated loss when, in management's opinion, the likelihood of a future loss is probable and determinable at the balance sheet date. A general reserve is calculated by applying a loss factor to the total net par amount outstanding of Commercial Guaranty Assurance's insured obligations over the expected term of the insured obligations.

      Management believes that the current level of the reserve is adequate to cover the ultimate net cost of claims. The reserve is necessarily an estimate and there can be no assurance that the ultimate liability will not differ from this estimate. CGA Group will monitor the reserve on an ongoing basis and may periodically adjust the reserve based on actual loss experience, the future mix of business and economic conditions.

      The reserve for losses is reflected on the balance sheet gross of any losses recoverable from reinsurers.

   e) Investments

      In accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," investments in debt securities are designated as available-for-sale and are recorded at fair value, being quoted market value. Any resulting unrealized gains or losses are reflected as a separate component of shareholder's equity as accumulated other comprehensive income and as a separate component of the statement of operations as other comprehensive income. Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at cost, which approximates fair value. Other investments are carried at cost, which approximates fair value.

      Bond discounts and premiums are accreted or amortized on the effective interest method over the term of the related securities. Realized gains or losses on sale of investments are determined on the basis of specific identification. Net investment income is recognized when earned and includes interest and amortization of market premiums and discounts and is net of investment management and custody fees.

   f) Statement of cash flows

      For purposes of the statements of cash flows, short-term deposits are composed of deposits with original maturities which are less than three months.

   g) Loss per common share

      In 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128 "Earnings per share." This statement requires CGA Group to report basic earnings per share and

                                 CGA GROUP, LTD.
              NOTES TO UNAUDITED FINANCIAL STATEMENTS--(CONTINUED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                           (EXPRESSED IN U.S. DOLLARS)



diluted earnings per share. Loss per common share is calculated using the loss for the period adjusted for preference dividends, accretion of preference stock to redemption value, and accretion on warrants divided by the weighted average number of common shares outstanding and, if dilutive, shares issuable under outstanding warrants. CGA Group adopted this statement in 1998.

   h) Comprehensive Income

      The FASB issued Statement of Financial Accounting Standard No. 130 "Reporting Comprehensive Income", effective for fiscal years beginning after December 15, 1997. This statement requires CGA Group to report in the financial statements, in addition to net income, comprehensive income and its components. Comprehensive income for CGA Group is comprised solely of changes in unrealized appreciation or depreciation on fixed maturity securities. CGA Group adopted this statement in 1998.

   i) Start-up activities

      The Accounting Standards Executive Committee issued Statement of Position 98-5, "Reporting on Costs of Start-Up Activities", effective for fiscal years beginning after December 15, 1998. This statement requires CGA Group to expense organization costs as incurred. On July 1, 1998, CGA Group expensed the remaining unamortized organization costs, which is reflected in the financial statements as a change in accounting principle.

3.  OTHER INVESTMENTS

      Other investments are comprised of a $5 million note from Cobalt Holdings LLC, a Delaware limited liability corporation which is also the parent company of certain clients of CGA Investment Management. The note is carried at its original cost, which approximates fair value. The note bears interest of 3 month LIBOR plus 1% per annum payable quarterly. The Cobalt Holdings note matures in July, 2013 and may be prepaid without penalty.

4.  DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

                                                  JUNE 30,       DECEMBER 31,
                                                   1999             1998
                                                 ----------       ----------
         Other Assets
           Other prepaid expenses                $  228,938       $  222,752
           Prepaid commitment fees                  576,164          276,164
           Fixed assets, net of depreciation      1,425,527        1,603,600
           Deposits                                 352,080          280,000
           Accounts receivable                      378,000          368,730
           Other                                  1,208,164          175,000
                                                 ----------       ----------
             Total Other Assets                  $4,168,873       $2,926,246
                                                 ==========       ==========


5. LOSSES AND LOSS EXPENSES

      The reserve for losses and loss adjustment expenses (LAE) is established in an amount equal to Commercial Guaranty Assurance's estimate of general and case basis reserves on the obligations it has insured. Case basis reserves are established when specific insured issues are identified as currently or likely to be in default. A case basis reserve is based on the present value of the expected loss and LAE. The general reserve for losses and LAE is calculated by applying a loss factor, determined based on an independent rating agency study of bond defaults, to net par amount outstanding of the insured obligations.

                                 CGA GROUP, LTD.
              NOTES TO UNAUDITED FINANCIAL STATEMENTS--(CONTINUED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                           (EXPRESSED IN U.S. DOLLARS)



      The provision for losses and LAE is comprised of the following at June 30, 1999 and December 31, 1998:

                                        JUNE 30,     DECEMBER 31,
                                         1999           1998
                                       -----------   -----------
Case basis reserve .................   $58,955,054   $88,200,000
General reserve ....................     2,650,000     2,000,000
                                       -----------   -----------
    Total reserve for losses and LAE   $61,605,054   $90,200,000
                                       ===========   ===========


      The activity in the provision for losses and LAE is as follows:

                                                    SIX MONTHS
                                                       ENDED        YEAR ENDED
                                                      JUNE 30,      DECEMBER 31,
                                                       1999            1998
                                                   ------------    ------------
Reserve for losses and LAE
Balance at January 1 ...........................   $ 90,200,000    $     55,000
  Less reinsurance recoverables ................     67,400,000            --
                                                   ------------    ------------
Net Balance at beginning of period .............     22,800,000          55,000
Net losses and loss expenses incurred ..........      7,750,000      22,745,000
Net losses and loss expenses paid ..............    (13,881,072)           --
                                                   ------------    ------------
Net reserve for losses and LAE
  Balance at end of period .....................     16,668,928      22,800,000
Reinsurance recoverable ........................     44,936,126      67,400,000
                                                   ------------    ------------
Reserve for losses and LAE, gross of reinsurance
  recoverable
Balance at end of period .......................   $ 61,605,054    $ 90,200,000
                                                   ============    ============

      In October 1998, the credit ratings on asset-backed securities which clients of Commercial Guaranty Assurance had purchased, and that were originated and serviced by Commercial Financial Services, Inc., a credit-card debt collection company, were withdrawn by the three credit rating companies that rated the most recently issued Commercial Financial Services securities. The withdrawal of the ratings was in response to allegations of accounting irregularities at Commercial Financial Services. The rating agencies, investors and insurers commenced investigations into the allegations. On December 11, 1998, Commercial Financial Services filed a petition for relief under Chapter 11 of the United States Bankruptcy Code with the Bankruptcy Court for the Northern District of Oklahoma. The Bankruptcy Court approved Commercial Financial Services' rejection of the servicing contracts and other agreements relating to its servicing of the receivables underlying the Commercial Financial Services securities, effective as of June 23, 1999. As a result, servicing in respect of the Commercial Financial Services securities was transferred to the trustees of the respective trusts which issued the securities (Bankers Trust Company, in the case of the Commercial Financial Services securities guaranteed by Commercial Guaranty Assurance), as backup servicers, and their designated sub-servicers.

      Clients of Commercial Guaranty Assurance had previously purchased approximately $212 million face amount of Commercial Financial Services securities, which exposure was guaranteed by Commercial Guaranty Assurance. Commercial Guaranty Assurance had obtained reinsurance for about $162 million face amount of this exposure. In December 1998, Commercial Guaranty Assurance established a $20.8 million case basis reserve in respect of its exposure on Commercial Financial Services securities, representing management's estimate of probable losses on this exposure. In June 1999, Commercial Guaranty Assurance made claim payments on its guarantees in respect of Commercial Financial Services securities in the aggregate amount of approximately $58.9 million, of which $45 million consisted of payments from its reinsurer and $13.9 million consisted of Commercial Guaranty Assurance's own funds, paid out of the case basis reserve. In connection with this claim payment, Commercial Guaranty Assurance and its reinsurer received approximately $58.9 million par value of Commercial Financial Services bonds.

                                 CGA GROUP, LTD.
              NOTES TO UNAUDITED FINANCIAL STATEMENTS--(CONTINUED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                           (EXPRESSED IN U.S. DOLLARS)



The bonds have no readily determinable market value and have not been recorded on the books of Commercial Guaranty Assurance. Until Commercial Guaranty Assurance's exposure on Commercial Financial Services securities reaches zero, any future interest payments received on these securities are intended to be used to purchase additional Commercial Financial Services securities from Commercial Guaranty Assurance's clients, thereby further reducing Commercial Guaranty Assurance's exposure.

      As a result of these claim payments and interim principal repayments on the Commercial Financial Services securities, Commercial Guaranty Assurance's gross exposure in respect of Commercial Financial Services securities has been reduced to approximately $138.7 million as of June 30, 1999. Of this exposure, approximately $106 million is covered by reinsurance, leaving Commercial Guaranty Assurance with a remaining net exposure of approximately $32.7 million. In June 1999, Commercial Guaranty Assurance added an additional $7.1 million to its case basis reserve for Commercial Financial Services securities, which brought the reserve up to $14 million. The increase to the reserve was based on revised collection estimates on the assets underlying the Commercial Financial Services securities. Aggregate incurred losses for Commercial Financial Services securities total $27.9 million against par exposure of approximately $46.6 million.

6.  REINSURANCE

      In the ordinary course of business, Commercial Guaranty Assurance cedes exposures under various reinsurance contracts primarily designed to minimize losses from large risks and to protect capital and surplus. The reinsurance of risk does not relieve the ceding insurer of its original liability to its policyholders. In the event that all or any of the reinsurers are unable to meet their obligations to Commercial Guaranty Assurance under the existing reinsurance agreements, Commercial Guaranty Assurance would be liable for the defaulted amounts. Commercial Guaranty Assurance also has a $20 million excess of loss reinsurance facility. As of June 30, 1999 prepaid reinsurance of approximately $1.26 million was associated with a single reinsurer. As stated above, Commercial Guaranty Assurance has reinsured a portion of its exposure to asset-backed securities originated and serviced by Commercial Financial Services.

      In October, 1998 Commercial Guaranty Assurance provided credit support on approximately $382 million of securities within two insured portfolios, which was further supported by a "Triple-A" rated reinsurer, using documentation that would permit the insured to proceed directly against the reinsurer. The effect of the described credit support arrangements was to substantially increase the market value of the subject securities. Commercial Guaranty Assurance received a premium of $38.95 million from its clients in connection with these credit support arrangements, and ceded $38.7 million to the aforementioned reinsurer. On April 14, 1999, these credit support arrangements were cancelled and approximately $29.5 million of premium was refunded to the clients.

7.  MEZZANINE EQUITY

                                                              JUNE 30,      DECEMBER 31,
                                                                1999           1998
                                                             -----------   -----------
Series A: 3,436,501 and 3,211,890 shares issued and
  outstanding ............................................   $    34,365   $    32,119
Additional paid in capital ...............................    81,167,917    75,258,981
                                                             -----------   -----------
Total Series A preferred stock ...........................   $81,202,282   $75,291,100
                                                             ===========   ===========
Series B: nil and 1,600,000 shares issued and outstanding    $      --     $    16,000
Additional paid in capital and pay-in-kind dividends .....          --      51,301,149
                                                             -----------   -----------
Total Series B preferred stock ...........................   $      --     $51,317,149
                                                             ===========   ===========
Series C: 44,971,346 and nil shares issued and outstanding   $   449,713   $      --
Additional paid in capital ...............................    50,512,259          --
                                                             -----------   -----------
Total Series C preferred stock ...........................   $50,961,972   $      --
                                                             ===========   ===========

                                 CGA GROUP, LTD.
              NOTES TO UNAUDITED FINANCIAL STATEMENTS--(CONTINUED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                           (EXPRESSED IN U.S. DOLLARS)



      CGA Group's Series A preferred stock is subject to mandatory redemption including all accrued and unpaid dividends thereon, on June 17, 2007. The Series A preferred stock is also redeemable at the election of CGA Group at any time.

      The dividends on the Series A preferred stock are declared quarterly by the Board of Directors and paid in additional shares of Series A preferred stock.

      The Series A and Series B preferred stock were each recorded at fair value. The difference between fair value and the redemption value (excluding pay-in-kind dividends) is being accreted over the mandatory redemption period by a charge to retained deficit.

      The Series A preferred stock, the Series B preferred stock and the Series C preferred stock are voting securities, and are entitled to 7 votes per share, 5 votes per share and 1 vote per share, respectively, on all matters presented to the security holders of CGA Group for their approval. The Series A preferred stock ranks senior in liquidation preference to all other classes of capital stock of CGA Group, followed by the Series C preferred stock, the Series B preferred stock and the common stock of CGA Group, respectively.

      On March 31, 1999 all issued and outstanding shares of Series B preferred stock were converted into shares of common stock, at a conversion ratio of
11.816 shares of common stock per share of Series B preferred stock. The conversion ratio was based on an assumed value of $3.00 per share of common stock. As a result of the conversion, 18,905,648 new shares of common stock were issued. No shares of Series B preferred stock are currently issued and outstanding. If the $60 million of Series B preferred stock commitments are called, new shares will be issued with pay-in-kind dividends yielding 7%.

      The shares of Series C preferred stock may be converted into shares of common stock on a one-for-one basis at the holder's option at any time, are mandatorily convertible into shares of common stock upon the occurrence of certain events at the conversion rate specified in CGA Group's Bye-Laws, and are subject to redemption by CGA Group for cash upon the occurrence of certain events at the redemption rate specified in CGA Group's Bye-laws. The Series C preferred stock does not earn dividends.

8.  COMMON STOCK

      The number of common shares outstanding as of June 30, 1999 and the year ended December 31, 1998 were as follows:

                                                       1999           1998
                                                     ----------     ---------
       Issued and outstanding ................       28,005,648     9,100,000
       Weighted average number of shares .....       18,709,501     9,100,000

      The common stock of CGA Group carries 2 votes per share on all matters presented to the security holders of CGA Group for their approval.

                                 CGA GROUP, LTD.
              NOTES TO UNAUDITED FINANCIAL STATEMENTS--(CONTINUED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                           (EXPRESSED IN U.S. DOLLARS)


9.  LOSS PER COMMON SHARE

      The following table sets forth the computation of basic and diluted loss per share for the periods ended June 30, 1999 and 1998.

                                               SIX MONTHS       SIX MONTHS
                                                 ENDED            ENDED
                                              JUNE 30, 1999   JUNE 30, 1998
                                              -------------   -------------
Basic loss per share ("EPS") Numerator:
  Net loss ................................   $ (2,658,233)   $   (412,912)
  Series A--Pay-in-kind dividends paid ....     (5,615,250)     (4,889,380)
  Series A--Pay-in-kind dividends accrued .           --          (191,320)
  Series A--Accretion to redemption value .       (228,566)       (285,707)
  Series A--Accretion on warrants .........        (67,366)       (140,344)
  Series B--Pay-in-kind dividends accrued .     (2,700,795)     (4,555,022)
  Series B--Accretion to redemption value .        (50,137)       (125,341)
  Net Loss Available to Common Shareholders   $(11,320,347)   $(10,600,026)
                                              ------------    ------------
Denominator:
  Weighted Average Shares Outstanding .....     18,709,501       9,100,000
                                              ------------    ------------
  Basic EPS ...............................   $      (0.61)   $      (1.16)
                                              ============    ============
  Diluted Loss Per Share Numerator ........   $(11,320,347)   $(10,600,026)
                                              ------------    ------------
  Denominator .............................     18,709,501       9,100,000
                                              ------------    ------------
  Diluted EPS .............................   $      (0.61)   $      (1.16)
                                              ============    ============

      CGA Group has outstanding warrants which were not included in the computation of the diluted loss per share as the effect of these warrants is antidilutive for the periods presented above.

      On June 17, 1997 CGA Group issued warrants to purchase 270,000 shares of common stock in connection with the issuance of 2.6 million shares of Series A preferred stock. All of the warrants are outstanding as of March 31, 1999. These warrants are exercisable at any time on or prior to June 17, 2007 at an exercise price of $.01 per share of common stock evidenced thereby.

      CGA Group also issued 847,729 warrants to certain investors and members of management on June 17, 1997. Each warrant represents the right to purchase one share of common stock on or prior to June 17, 2007. The exercise price of the warrants was lowered from $5 per share to $2.12 per share in connection with the Series B preferred stock conversion into common stock and the issuance of the Series C preferred stock. All of the warrants were outstanding as of June 30, 1999. In addition, CGA Group has authorized 1,494,771 warrants for issuance to certain employees. These warrants each represent the right to purchase one share of common stock on or prior to June 17, 2007 at an exercise price of $5 per share. The employee warrants vest ratably over a four-year period and expire if not exercised within thirty days of the employee's termination of employment. As of June 30, 1999, there were 1,315,984 warrants outstanding of which 657,992 warrants were exercisable. As of December 31, 1998 there were 1,348,129 warrants outstanding of which 337,032 warrants were exercisable.

                                 CGA GROUP, LTD.
              NOTES TO UNAUDITED FINANCIAL STATEMENTS--(CONTINUED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                           (EXPRESSED IN U.S. DOLLARS)


10. INSURANCE IN FORCE

      The following table shows the net par outstanding of insured obligations, net of reinsurance, at June 30, 1999 and December 31, 1998 by asset type:




                                                       1999              1998
      ASSET TYPE                                    (IN 000'S)        (IN 000'S)
      ----------                                    ----------        ----------
      Auto ......................................   $   10,540       $    3,158
      CLO's/CBO's ...............................      260,615          189,375
      Commercial mortgage-backed securities .....      379,316          185,754
      Corporate asset-backed securities .........       87,490           75,000
      Credit card receivables ...................      140,751          185,732
      Equipment .................................       19,807           27,129
      Future flows ..............................       88,880           39,108
      Home equity loans .........................      309,304          236,381
      REIT Debt .................................      211,774          381,777
      REIT Preferred ............................       70,000           70,000
      Sovereign debt ............................      110,000          120,000
      XOL Reinsurance ...........................       91,250           46,250
                                                    ----------       ----------
      Total .....................................   $1,779,727       $1,559,664
                                                    ==========       ==========

      The following table presents the credit ratings of the above assets, based on net par outstanding at June 30, 1999 and December 31, 1998:


                                                      1999              1998
                                                      ----              ----
       "AAA" ..................................        4.5%               4%
       "AA" ...................................        2.1%               3%
       "A" ....................................       18.6%              12%
       "BBB" ..................................       63.7%              67%
       "BB" ...................................        9.3%              11%
       Not rated ..............................        1.8%               3%
                                                      ----              ----
           Total ..............................        100%             100%
                                                      ====              ====


11.  OTHER COMPREHENSIVE INCOME

      Other comprehensive income is comprised of unrealized gains and losses on investments. Accumulated other comprehensive income is as follows:

                                                                    SIX MONTHS           SIX MONTHS
                                                                       ENDED                ENDED
                                                                   JUNE 30, 1999      DECEMBER 31, 1998
                                                                   -------------      -----------------
      Unrealized appreciation (depreciation) on
      investments
      Balance--beginning of period .............................     $   927,676          $1,638,092
      Decrease during period ...................................     (5,903,556)           (710,416)
                                                                     -----------          ----------
      Balance--end of period ...................................     $(4,975,880)         $  927,676
                                                                     ===========          ==========


12.  SEGMENT REPORTING

      CGA Group has two reportable segments: Commercial Guaranty Assurance and CGA Investment Management (see description of each segment in Note 1). CGA Group's management has identified the operating segments on

                                 CGA GROUP, LTD.
              NOTES TO UNAUDITED FINANCIAL STATEMENTS--(CONTINUED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                           (EXPRESSED IN U.S. DOLLARS)



the basis that they are separate legal entities and that each entity carries on a different type of business. Commercial Guaranty Assurance provides financial guaranty insurance and CGA Investment Management provides investment management services. The accounting policies of each of the segments are the same as those described in the summary of significant accounting policies.

      The table below presents financial information for each of the operating segments. As of and for the six months ended June 30, 1999:

                                           CGA            CGAIM          OTHER (A)          TOTAL
                                      -------------   -------------    -------------    -------------
REVENUES
Net premiums earned ...............   $   6,547,542   $        --      $        --      $   6,547,542
Net investment income .............       3,769,116          39,948          210,660        4,019,724
Net realized gains ................         130,880            --               --            130,880
Management fees ...................            --         1,624,055             --          1,624,055
Intersegment revenue ..............            --           118,789          118,356          237,145
TOTAL REVENUES ....................                                                        12,559,346
EXPENSE ITEMS
Operating expenses ................         735,090       5,250,217          767,018        6,752,325
Acquisition costs .................         315,254            --               --            315,254
Commitment fees ...................         300,000            --               --            300,000
Excess of loss facility ...........         100,000            --               --            100,000
Losses and loss adjustment expenses       7,750,000            --               --          7,750,000
TOTAL EXPENSES ....................            --        15,217,579
NET INCOME ........................       1,247,789      (3,468,021)        (438,001)      (2,658,233)
                                      -------------   -------------    -------------    -------------
ASSETS
Total assets ......................   $ 186,579,341   $   2,922,421    $  31,070,141    $ 220,571,903
                                      =============   =============    =============    =============

---------

(a) The "other" segment is comprised of CGA Group, Ltd., the holding company, which does not meet any of the quantitative thresholds for determining a reportable segment.

                                 CGA GROUP, LTD.
              NOTES TO UNAUDITED FINANCIAL STATEMENTS--(CONTINUED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                           (EXPRESSED IN U.S. DOLLARS)


      As of and for the six months ended June 30, 1998:

                                          CGA             CGAIM            OTHER            TOTAL
                                      -------------   -------------    -------------    -------------
REVENUES
Net premiums earned ...............   $   2,720,476   $        --      $        --      $   2,720,476
Net investment income .............       4,134,921          14,429           63,545        4,212,895
Net realized gains ................         552,381            --               --            552,381
Management fees ...................            --           681,995             --            681,995
TOTAL REVENUES ....................       8,167,747
EXPENSE ITEMS
Operating expenses ................         627,472       5,838,139          971,927        7,437,538
Acquisition Costs .................         145,587            --               --            145,587
Commitment Fees ...................         297,534            --               --            297,534
Excess of loss facility ...........         100,000            --               --            100,000
Losses and loss adjustment expenses         600,000            --               --            600,000
TOTAL EXPENSES ....................       8,580,659
Net Income ........................       5,637,185      (5,165,637)        (884,460)        (412,912)
                                      -------------   -------------    -------------    -------------
ASSETS
Total Assets ......................   $ 137,813,058   $   2,278,891    $  10,777,343    $ 150,869,292
                                      =============   =============    =============    =============

      The following are reconciliations of reportable segment revenues, expenses and assets to CGA Group's consolidated totals in the financial statements. Depreciation expense is included in operating expenses.

                                                  SIX MONTHS       SIX MONTHS
                                                     ENDED            ENDED
                                                 JUNE 30, 1999    JUNE 30, 1998
                                                 -------------    -------------
REVENUES
Total revenues for reportable segments .......   $  12,559,346    $   8,167,747
Elimination of intersegment revenues .........        (237,145)            --
                                                 -------------    -------------
Total consolidated revenues ..................   $  12,322,201    $   8,167,747
                                                 =============    =============
EXPENSES
Total expenses for reportable segments .......   $  15,217,579    $   8,580,659
Elimination of intersegment operating expenses        (237,145)            --
                                                 -------------    -------------
Total consolidated expenses ..................   $  14,980,434    $   8,580,659
                                                 =============    =============
ASSETS
Total assets for reportable segments .........   $ 220,571,903    $ 150,869,292
Intercompany loans ...........................     (11,122,336)      (7,522,773)
Other intercompany balances ..................      (2,863,135)            --
                                                 -------------    -------------
Total consolidated assets ....................   $ 206,586,432    $ 143,346,519
                                                 =============    =============


13.  TAXATION

      CGA Group and Commercial Guaranty Assurance, which are domiciled in Bermuda, have received from the Minister of Finance of Bermuda an assurance under the Exempted Undertakings Tax Protection Act, 1966, as amended, of Bermuda, that generally protects them from incurring taxation by Bermuda tax authorities until March 28, 2016. Since CGA Group and Commercial Guaranty Assurance are not engaged in a trade or business in the U.S.

                                 CGA GROUP, LTD.
              NOTES TO UNAUDITED FINANCIAL STATEMENTS--(CONTINUED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                           (EXPRESSED IN U.S. DOLLARS)



there should be no U.S. income taxes due, however, Commercial Guaranty Assurance does file protective U.S. income tax returns. CGA Investment Management is subject to U.S. taxation at regular corporate tax rates, but has tax losses carried forward of approximately $7.65 million and $5.3 million as at December 31, 1998 and 1997 respectively, for which no benefit has been recorded in the financial statements. These tax loss carry-forwards expire in 2013 and 2012, respectively.

14.  STATUTORY FINANCIAL DATA

      Under The Insurance Act of 1978 (Bermuda), amendments thereto and related regulations, CGA Group is required to file an annual statutory financial return and statutory financial statements to maintain certain measures of solvency and liquidity during the period. The statutory capital and surplus at June 30, 1999 and December 31, 1998 were $143,746,566 and $114,681,031 respectively. Statutory net income for the six months ended June 30, 1999 was $519,769 and statutory net loss for the year ended December 31, 1998 was $11,264,214. The principal differences between capital and surplus and statutory net income and shareholders' equity and income as reported in conformity with GAAP relates to deferred acquisition costs and prepaid expenses of CGA Group. There were no statutory restrictions on payment of dividends from the retained earnings of CGA Group as the required level of solvency was met by the common stock in issue.

15.  COMPARATIVE FINANCIAL INFORMATION

      The comparative figures for the year ended December 31, 1998 are based on audited financial statements as of that date.

================================================================================

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CGA GROUP, LTD. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CGA GROUP, LTD. SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THIS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.



                                 562,618 SHARES



                                 CGA GROUP, LTD.



                                    SERIES A
                                 PREFERRED STOCK


                                  -------------
                                   PROSPECTUS
                                  -------------




                                 ______ __, 1999

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table lists the expenses incurred in connection with the distribution of the securities being registered hereby, all of which shall be borne by the Company:

         Commission Registration Fees ............................     $ 26,520
         Transfer Agent Fees .....................................          --
         Printing Costs ..........................................       50,000
         Legal Fees and Expenses .................................      150,000
         Accounting Fees and Expenses ............................       20,000
         Miscellaneous ...........................................       10,000
                                                                       --------
                 Total ...........................................     $256,520
                                                                       ========

      Other than the Commission registration fees, all of the foregoing are estimates and subject to future contingencies.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The bye-laws of CGA Group provide that directors, alternate directors and other officers for the time being acting in relation to any of the affairs of CGA Group, as well as their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of CGA Group from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of them duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any money or effects belonging to CGA Group shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to CGA Group shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that the indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

      During the past three years, the Registrant has issued the following equity securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

      On June 17, 1997, the Registrant redeemed its initial capitalization of 12,000 shares of common stock, par value of $1.00 per share, and effected the following transactions:

            (i) The Registrant issued to accredited investors 2.6 million shares of Series A preferred stock for aggregate cash consideration of $65,000,000. In addition, for no additional consideration, the Registrant issued to the Series A Preferred Stockholders warrants which represent the right to purchase a total of 270,000 shares of common stock, par value $.01 per share, of the Company. The principal underwriter for this offering of the Series A preferred stock was Donaldson, Lufkin & Jenrette Securities Corporation.

            (ii) The Registrant issued to accredited investors 1.6 million investment units for aggregate consideration of $140 million, consisting of $80 million in cash and $60 million in commitments. Each investment unit consists of one share of Series B preferred stock, 4.8925 shares of common stock and a commitment to purchase 1.5 additional shares of Series B preferred stock upon the occurrence of certain events. The principal underwriter for the offering of the investment units was Salomon Brothers Inc.

            (iii) The Registrant sold 1,272,043 shares of common stock to the sponsoring investors and certain members of management for an aggregate consideration of $6,360,215. The Registrant issued to such investors, for no additional consideration, 847,729 warrants, which each represent the right to purchase one share of Common Stock on or prior to June 16, 2007, at an exercise price of $5 per share.

            (iv) The Registrant issued an additional 1,494,771 warrants, for no consideration, to certain employees of the Company, which each represent the right to purchase one share of common stock at an exercise price of $5 per share. The employees' warrants will vest ratably over a four-year period and expire if not exercised within thirty days of the employee's termination of employment.

      On March 31, 1999, the Registrant sold to certain existing shareholders of the Registrant an aggregate of 43,997,863 shares of Series C preferred stock for net cash proceeds of $50,996,794.50. The sale was made pursuant to the terms of the Series C Convertible Cumulative Voting Preferred Stock Subscription Agreement which is filed as an Exhibit to this Registration Statement. Pursuant to the terms of the Series C Subscription Agreement, 31,997,863 shares of Series C preferred stock were sold at $1.50 per share pursuant to the basic subscription privilege (and overallotments with respect thereto) and 12,000,000 shares of Series C preferred stock were sold at $0.25 per share pursuant to the additional allotment privilege (and overallotments with respect thereto). Shares of Series C preferred stock may be converted into shares of common stock on a one-for-one basis at the holder's option at any time, and are mandatorily convertible into shares of common stock on a one-for-one basis upon the occurrence of certain events. The net proceeds from the transaction will be used for general corporate purposes and to make capital investments in Commercial Guaranty Assurance.

      In connection with the consummation of the transactions contemplated by the Series C preferred stock Subscription Agreement, on March 31, 1999 all issued and outstanding shares of Series B preferred stock were converted into shares of common stock, at a conversion ratio of 11.816 shares of Common Stock per share of Series B preferred stock. The conversion ratio was based on an assumed value of $3.00 per share of common stock. As a result of the conversion, 18,905,648 new shares of common stock were issued.

      On April 26, 1999, the Company sold 973,483 shares of Series C preferred stock to employees of the Registrant and its subsidiaries. The shares were sold for $1.20 each, for a total of approximately $1.2 million. The shares were 90% financed by the Registrant at 7% per annum with equal principal installments due annually over a three-year period.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      All financial statement schedules are omitted because they are either not applicable, not required, or because the information required therein is included in the financial statements or the notes thereto.

    EXHIBITS

          EXHIBIT
           NUMBER       DESCRIPTION
           ------       -----------

            3.1* Memorandum of Association and Certificate of Incorporation of CGA Group, Ltd.

            3.2* Amended and Restated Bye-laws of CGA Group, Ltd. dated as of March 31, 1999.

            3.3* Amended and Restated Appendices to the Amended and Restated Bye-laws of CGA Group, Ltd. dated as of March 31, 1999.

            4.1* CGA Group, Ltd. Shareholders Agreement dated as of June 12, 1997, as amended and restated as of March 31, 1999.

            5.1* Opinion of Dewey Ballantine LLP as to certain United States tax matters

            5.2* Opinion of Conyers Dill & Pearman as to the legality of the securities being registered and as to certain matters of law of Bermuda

            10.1* Series A Subscription Agreement dated as of June 9, 1997, by and among CGA Group, Ltd. and the holders of the Series A Preferred Stock

            10.2* Common Stock Warrant Acquisition Agreement, dated as of June 9, 1997 by and among CGA Group, Ltd. and the holders of the Series A Preferred Stock.

            10.3* Investment Units Subscription Agreement dated as of June 4, 1997, by and among CGA Group, Ltd. and the holders of the Investment Units

            10.4* Right of First Refusal Agreement dated as of June 17, 1997, by and between CGA Group, Ltd. and Capital Reinsurance Company

          EXHIBIT
           NUMBER       DESCRIPTION
           ------       -----------

            10.5* Discretionary Investment Advisory Agreement, dated as of December 18, 1996 between Alliance Capital Management L.P. and Commercial Guaranty Assurance, Ltd.

            10.6* Investment Management Agreement dated as of December 27, 1996, between J.P. Morgan Investment Management Inc. and Commercial Guaranty Assurance, Ltd.

            10.7* Letter Agreement, dated June 17, 1997 between CGA Group, Ltd. and DCR (and attachments)

            10.8*       Employee Warrant Agreement

            10.9*       CGA Group, Ltd. Employee Stock Warrant Plan

            10.10* CGA Group, Ltd. Sponsoring Investors and Founders Stock Warrant Plan

            10.11* Excess of Loss Agreement, dated as of June 12, 1997, by and between CGA Group, Ltd. and KRE Reinsurance Ltd.

            10.12* Employment Agreement, as of January 1, 1997, by and between CGA Group, Ltd. and Richard A. Price

            10.13* Employment Agreement, as of January 1, 1997, by and between CGAIM and Jean-Michel Wasterlain.

            10.14* Employment Agreement, as of June 30, 1997, by and between CGAIM and Michael M. Miran.

            10.15* Employment Agreement, as of January 1, 1997, by and between CGAIM and Kem H. Blacker.

            10.16* Employment Agreement, as of August 1, 1997, by and between CGAIM and Landon D. Parsons.

            10.17* CGA Group, Ltd. Founders' Common Stock Subscription Agreement, dated as of June 12, 1997, among CGA Group, Ltd., CGA Funding, L.P., and certain Founders of CGA Group, Ltd.

            10.18* Series C Convertible Cumulative Voting Preferred Stock Subscription Agreement, dated as of March 31, 1999.

            10.19* Agreement dated as of March 1, 1999 by and among CGA Group, Ltd. and the holders of the Series C Preferred Stock.

            10.20 Restricted Stock Purchase Agreement and Promissory Note, dated as of April 26, 1999, between CGA Group, Ltd. and the employees thereof listed in Exhibit B thereto.

            10.21 CGA Group, Ltd. Chief Financial Officer's Certificate as to Adjustment to Exercise Price of Warrants Issued Pursuant to the Sponsoring Investors and Founders Stock Warrant Plan, dated May 18, 1999.

            21.1        Subsidiaries of CGA Group, Ltd.

            23.1**      Consent of Dewey Ballantine LLP

            23.2**      Consent of Conyers Dill & Pearman

            23.3        Consent of PricewaterhouseCoopers

            24.1* Power of Attorney (included in signature page to Registration Statement)

---------

 *    Previously filed.

**    Included in the respective opinions.

ITEM 22.  UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            (2) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

            (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (4) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda, on October 19, 1999.

                                    CGA GROUP, LTD.

                                    By: /S/  RICHARD A. PRICE
                                        ------------------------------------
                                             RICHARD A. PRICE
                                       Chief Executive Officer and President

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on October 19, 1999 by the following persons in the capacities indicated. Each person whose signature appears below hereby appoints and constitutes Richard A. Price or James R. Reinhart, and each of them, as his attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to execute in the name and on behalf of such person any amendment to this Registration Statement (including any post-effective amendment) and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the person so acting deems appropriate, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute may do or cause to be done by virtue hereof.

             SIGNATURE                                 TITLE
             ---------                                 -----

        /s/  RICHARD PRICE                     Chief Executive Officer,
        --------------------------               President and Director
             RICHARD PRICE


        /s/  JAY SHIDLER*                      Chairman
        --------------------------
             JAY SHIDLER


        /s/  JAMES REINHART*                   Chief Financial Officer
        --------------------------
             JAMES REINHART


        /s/  ROBERT DENTON*                    Director
        --------------------------
             ROBERT DENTON


        /s/  DAVID BARSE*                      Director
        --------------------------
             DAVID BARSE


        /s/  RICHARD FRARY*                    Director
         --------------------------
            RICHARD FRARY


        /s/  ERIC GRITZMACHER*                 Director
        --------------------------
             ERIC GRITZMACHER


        /s/  DONALD KRAMER*                    Director
        --------------------------
             DONALD KRAMER

             SIGNATURE                                 TITLE
             ---------                                 -----


        /s/  JEFF KRASNOFF*                    Director
        --------------------------
             JEFF KRASNOFF


        /s/  MICHAEL MORRISSEY*                Director
        --------------------------
             MICHAEL MORRISSEY


        /s/  ALAN S. ROSEMAN*                  Director
        --------------------------
             ALAN S. ROSEMAN


        /s/  PAUL RUBIN*                       Director
        --------------------------
             PAUL RUBIN


        /s/  F. Fuller O'Connor, Jr.*          Director
        --------------------------
             F. FULLER O'CONNOR, JR.


        /s/  JAY SUGARMAN*                     Director
        --------------------------
             JAY SUGARMAN


*By:    /s/  RICHARD PRICE
        --------------------------
            (RICHARD PRICE, ATTORNEY-IN-FACT**)

** By authority of Power of Attorney filed with this Registration Statement on Form S-1.